UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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American International Group, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN INTERNATIONAL GROUP, INC.

180 Maiden Lane, New York, N.Y. 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2013

April 4, 2013

To the Shareholders of

AMERICAN INTERNATIONAL GROUP, INC.:

The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. (AIG) will be held at 180 Maiden Lane, New York, New York, on May 15, 2013, at 11:00 a.m., for the following purposes:

1.	To elect the thirteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To vote upon a proposal to approve the American International Group, Inc. 2013 Omnibus Incentive Plan;

3.	To vote, on a non-binding advisory basis, to approve executive compensation;

4.	To vote, on a non-binding advisory basis, on the frequency of future executive compensation votes;

5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2013;

6.	To act upon a shareholder proposal relating to restricting service on other boards by directors of AIG; and

7.	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 20, 2013 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 15, 2013. The Proxy Statement, Annual Report to Shareholders and other Soliciting Material are available in the Investor Information section of AIG’s corporate website at www.aig.com.

By Order of the Board of Directors

JEFFREY A. WELIKSON

Secretary

If you plan on attending the meeting, please remember to bring photo identification with you. In addition, if you hold shares in “street name” and would like to attend the meeting, you must bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 20, 2013. If you cannot be present at the meeting, please sign and date your proxy and return it at once or vote your shares by telephone or through the internet.

AMERICAN INTERNATIONAL GROUP, INC.

180 Maiden Lane, New York, N.Y. 10038

PROXY STATEMENT

April 4, 2013

TIME AND DATE	11:00 a.m. on Wednesday, May 15, 2013.

PLACE	180 Maiden Lane, New York, New York 10038.

MAILING DATE	This Proxy Statement, 2012 Annual Report and proxy card or voting instructions were either made available to you over the internet or mailed to you on or about April 4, 2013.

ITEMS OF BUSINESS	• To elect the thirteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

• To vote upon a proposal to approve the American International Group, Inc. 2013 Omnibus Incentive Plan;

• To vote, on a non-binding advisory basis, to approve executive compensation;

• To vote, on a non-binding advisory basis, on the frequency of future executive compensation votes;

• To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2013;

• To act upon a shareholder proposal relating to restricting service on other boards by directors of AIG; and

• To transact any other business that may properly come before the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on March 20, 2013.

INSPECTION OF LIST OF SHAREHOLDERS OF RECORD	A list of the shareholders of record as of March 20, 2013 will be available for inspection during ordinary business hours during the ten days prior to the meeting at AIG’s offices, 180 Maiden Lane, New York, New York 10038.

ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the meeting is included in this proxy statement.

PROXY VOTING	YOU CAN VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, YOU MAY ALSO VOTE BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. We hope this summary will be helpful to our shareholders in reviewing the proposals. This summary does not contain all of the information you should consider in making a voting decision, and you should read the entire Proxy Statement carefully before voting. These proxy materials are first being sent to shareholders of AIG commencing on or about April 4, 2013. For information on the details of the voting process and how to attend the Annual Meeting, please see “Voting Instructions and Information” on page 7.

Voting Matters and Vote Recommendation

Matter	Board Vote Recommendation	For More Information, see:

Management Proposals

Election of 13 Directors	FOR EACH DIRECTOR NOMINEE	Election of Directors, page 14

Approval of the American International Group, Inc. 2013 Omnibus Incentive Plan	FOR	Proposal 2-Approval of American International Group, Inc. 2013 Omnibus Incentive Plan, page 73

Advisory vote on executive compensation	FOR	Proposal 3-Non-Binding Vote to Approve Executive Compensation, page 83

Advisory vote on the frequency of future executive compensation votes	ANNUAL	Proposal 4-Non-Binding Vote on the Frequency of Future Executive Compensation Votes, page 84

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013	FOR	Proposal 5-Ratification of the Selection of PricewaterhouseCoopers LLP, page 87

Shareholder Proposal

Proposal to restrict service on other boards by AIG directors	AGAINST	Shareholder Proposal, page 90

2012 Performance Highlights

2012 was a pivotal year for AIG, building on the momentum we achieved in 2011 in our four main priority areas of protecting and enhancing the value of our key businesses, restoring AIG’s financial strength, repaying U.S. taxpayers and reducing risk. AIG has repaid government support in full and with a profit. Our performance highlights are set forth in the following table:

ELECTION OF 13 DIRECTORS

Nominees. The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast by the holders of AIG Common Stock, which votes are cast either “for” or “against” each director nominee.

						Current Committee Memberships
Name	Age	Director Since	Occupation/Background	Indepen- dent	Other Public Boards	AC	CMRC	FRMC	NCGC	RCPPC
Robert H. Benmosche	68	2009	President and CEO, AIG	No	• Credit Suisse Group AG
W. Don Cornwell	65	2011	Former Chairman and CEO of Granite Broadcasting Corporation	Yes	• Avon Products, Inc. • Pfizer Inc.		M		M
John H. Fitzpatrick	56	2011	Secretary General of The Geneva Association; Former Chief Financial Officer, Head of the Life and Health Business Group and Head of Financial Services of Swiss Re	Yes		M		M
William G. Jurgensen	61	N/A	Former CEO and Director of Nationwide Insurance	Yes	• ConAgra Foods, Inc. • The Scotts Miracle-Gro Company
Christopher S. Lynch	55	2009	Independent consultant and former National Partner in Charge of Financial Services of KPMG LLP	Yes	• Federal Home Loan Mortgage Corporation	C		M
Arthur C. Martinez	73	2009	Former Chairman, President and CEO of Sears, Roebuck and Co.	Yes	• HSN, Inc. • IAC/InterActive Corp • International Flavors & Fragrances Inc. • Fifth & Pacific Companies, Inc.		C		M
George L. Miles, Jr.	71	2005	Chairman Emeritus of Chester Engineers, Inc.; Former President and CEO of WQED Multimedia	Yes	• HFF, Inc. • Harley-Davidson, Inc. • WESCO International, Inc. • EQT Corporation	M			M
Henry S. Miller	67	2010	Chairman of Marblegate Asset Management, LLC; Former Chairman and Managing Director of Miller Buckfire & Co., LLC	Yes	• Ally Financial Inc.			M		M
Robert S. Miller	71	2009	Former CEO of Hawker Beechcraft, Inc.; Former Executive Chairman of Delphi Corporation	Yes	• Symantec Corporation	*	*	*	*	*
Suzanne Nora Johnson	55	2008	Former Vice Chairman of The Goldman Sachs Group, Inc.	Yes	• Intuit Inc. • Pfizer Inc. • Visa Inc.		M		C
Ronald A. Rittenmeyer	65	2010	Chairman, President and CEO of Expert Global Solutions, Inc.; Former Chairman, CEO and President of Electronic Data Systems Corporation	Yes	• Tenet Healthcare Corporation	M	M
Douglas M. Steenland	61	2009	Former President and CEO of Northwest Airlines Corporation	Yes	• Digital River, Inc. • Travelport Limited • Chrysler Group LLC • International Lease Finance Corporation (an AIG subsidiary)			M		C
Theresa M. Stone	68	N/A	Former Executive Vice President and Treasurer of the Massachusetts Institute of Technology; Former Executive Vice President and Chief Financial Officer of Jefferson-Pilot Corporation; Former President of Chubb Life Insurance Company	Yes

*	Mr. Robert Miller is an ex-officio, non-voting member.

AC	Audit Committee	RCPPC	Regulatory, Compliance and Public Policy Committee
CMRC	Compensation and Management Resources Committee	C M	Chair Member
FRMC	Finance and Risk Management Committee
NCGC	Nominating and Corporate Governance Committee

Board Structure and Operations Highlights:

• Separate Chairman and Chief Executive Officer positions	• Independent Director Nominees: 12 of 13

• Total Board meetings in 2012: 20	• Total committee meetings in 2012: 67

• Directors elected annually	• Majority voting in director elections with director resignation policy

• All Board committees constituted solely with independent directors

APPROVAL OF THE AMERICAN INTERNATIONAL GROUP, INC. 2013 OMNIBUS INCENTIVE PLAN

We are asking our shareholders to approve the American International Group, Inc. 2013 Omnibus Incentive Plan (the 2013 Plan). The 2013 Plan replaces the American International Group, Inc. 2010 Stock Incentive Plan which expires at the end of 2013. The 2013 Plan makes additional shares available for use in our compensation programs, which will allow us to align the interests of our executives with shareholders, to make awards designed to comply with Section 162(m) of the Internal Revenue Code and to make a limited amount of cash-based and stock-based awards to our non-employee directors. Your Board of Directors unanimously recommends approval of the 2013 Plan.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Since 2009, AIG has been subject to statutory restrictions on the structure and amounts of executive compensation. You are being asked to vote for approval of, on an advisory basis, our 2012 executive compensation that was subject to TARP restrictions and oversight by the Special Master for TARP Executive Compensation. The 2012 pay structures for our executive officers reflected our continuing commitment to making compensation decisions that are appropriate in light of AIG’s goals and accomplishments, to the extent permitted by law. Your Board of Directors unanimously recommends approval of the 2012 executive compensation.

Beginning in 2013, AIG’s executive compensation program is no longer prescribed by law, and AIG is establishing an executive compensation program consistent with its compensation philosophy.

2013 Program Highlights:

•	Balanced Structure: Market salary, 25% to 35% target short-term incentive opportunity and at least 40% target long-term incentive opportunity.

•	At least 70% Variable and Incentive-Based: At least 70% of each executive’s total target direct compensation opportunity is incentive-based.

•

Long-Term Incentives Directly Tied to Performance: Long-term incentives are 100% in the form of performance share units that, for 2013, will be earned based on total shareholder return and growth in tangible book value per share measured relative to AIG’s peers over a three-year period, with above-median performance required for target payout.

•	Comprehensive Clawback: All deferred and long-term awards are subject to rigorous clawback triggers, including failures of risk management and material reputational harm to AIG.

•

Share Ownership Requirements: Five times base salary guideline for Chief Executive Officer and three times base salary guideline for other executive officers; 50% retention of net shares until guideline achieved.

Best Practices. We continue to adhere to compensation best practices:

• No equity grants below 100% of fair market value	• No repricing of underwater stock options or stock appreciation rights

• No dividends or dividend equivalents paid on performance share units unless goals are satisfied	• No tax gross-ups on severance payments or perquisites

• No hedging transactions with respect to our stock	• No excessive pension payments or perquisites or benefits

• No single-trigger change-in-control or severance benefits

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Your Board of Directors unanimously recommends an annual advisory vote on executive compensation.

VOTING INSTRUCTIONS AND INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors (Board of Directors or Board) of American International Group, Inc., a Delaware corporation (AIG), for use at the AIG Annual Meeting of Shareholders to be held on May 15, 2013, or at any adjournment thereof (Annual Meeting or 2013 Annual Meeting of Shareholders).

When and where is our Annual Meeting?

We will hold our Annual Meeting on Wednesday, May 15, 2013 at 11:00 a.m., Eastern Daylight Saving Time, at our offices at 180 Maiden Lane, New York, New York 10038.

How are we distributing our proxy materials?

We are using the rule of the United States Securities and Exchange Commission (SEC) that allows companies to furnish proxy materials to their shareholders over the internet. In accordance with this rule, on or about April 4, 2013, we sent shareholders of record at the close of business on March 20, 2013, a Notice of Internet Availability of Proxy Materials (Notice) or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2012 (2012 Annual Report) via the internet and how to vote. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will receive either a paper or electronic copy of our Proxy Statement and 2012 Annual Report, which will be sent on or about April 4, 2013.

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of AIG’s common stock, par value $2.50 per share (AIG Common Stock), if you were a shareholder of record or if you held AIG Common Stock in “street name” at the close of business on March 20, 2013. On that date, 1,476,345,110 shares of AIG Common Stock (exclusive of shares held by AIG and certain subsidiaries) were outstanding, held by 37,438 shareholders of record. Each share of AIG Common Stock held by you on the record date is entitled to one vote.

Who is a shareholder of record?

During the ten days prior to the Annual Meeting, a list of the shareholders will be available for inspection at the offices of AIG at 180 Maiden Lane, New York, New York 10038.

•	If you hold AIG Common Stock that is registered in your name on the records of AIG maintained by AIG’s transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record.

•	If you hold AIG Common Stock indirectly through a broker, bank or similar institution, you are not a shareholder of record, but instead hold shares in “street name.”

What do I need to attend, and vote at, the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring photo identification with you, such as a driver’s license. In addition, if you hold shares in “street name” and would like to attend the Annual Meeting, you must bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 20, 2013, the record date for voting. In order to vote at the Annual Meeting if you hold shares in “street name,” you will also need a valid “legal proxy”, which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. See “How do I vote?” for four ways to cast your vote.

What proposals will be voted on at the Annual Meeting?

Five proposals from AIG will be considered and voted on at the Annual Meeting:

1.	To elect the thirteen nominees specified under “Election of Directors” as directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To vote upon a proposal to approve the American International Group, Inc. 2013 Omnibus Incentive Plan;

3.	To vote, on a non-binding advisory basis, to approve executive compensation;

4.	To vote, on a non-binding advisory basis, on the frequency of future executive compensation votes; and

5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2013.

In addition, one shareholder proposal will be considered and voted on at the Annual Meeting.

6.	To act upon a shareholder proposal relating to restricting service on other boards by directors of AIG.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

AIG’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the nominees specified under “Election of Directors” to the Board of Directors.

2.	“FOR” the American International Group, Inc. 2013 Omnibus Incentive Plan.

3.	“FOR” the proposal to approve, on a non-binding advisory basis, executive compensation.

4.	“FOR” an annual advisory vote on executive compensation.

5.	“FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2013.

6.	“AGAINST” the shareholder proposal relating to restricting service on other boards by directors of AIG.

How do I vote?

You may cast your vote in one of four ways:

•

By Submitting a Proxy by Internet. Go to the following website: www.proxyvote.com. You may submit a proxy by internet 24 hours a day. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern Daylight Saving Time, on May 14, 2013. Please have your Notice of Internet Availability of Proxy Materials or your proxy card in hand when you access the website and follow the instructions to create an electronic voting instruction form.

•

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-800-690-6903 any time on a touch-tone telephone. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern Daylight Saving Time, on May 14, 2013.

•

By Submitting a Proxy by Mail. Mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received by 9:00 a.m., Eastern Daylight Saving Time, on May 15, 2013.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting (see “What do I need to attend, and vote at, the Annual Meeting?”). If you are a shareholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of photo identification, such as a driver’s license. If you hold your shares in street name, you must obtain a legal proxy, as described above under “What do I need to attend, and vote at, the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

For a Proxy Submitted by Internet or Telephone

•	Subsequently submitting in a timely manner a new proxy through the internet or by telephone that is received by 11:59 p.m., Eastern Daylight Saving Time, on May 14, 2013; or

•	Executing and mailing a later-dated proxy card that is received prior to 9:00 a.m., Eastern Daylight Saving Time, on May 15, 2013; or

•	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail

•	Subsequently executing and mailing another proxy card bearing a later date that is received prior to 9:00 a.m., Eastern Daylight Saving Time, on May 15, 2013; or

•	Giving written notice of revocation to AIG’s Secretary at 180 Maiden Lane, New York, New York 10038 that is received by AIG prior to 9:00 a.m., Eastern Daylight Saving Time, on May 15, 2013; or

•	Voting in person at the Annual Meeting.

If I submit a proxy by internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of AIG’s director nominees specified under “Election of Directors”; FOR the approval of the AIG 2013 Omnibus Incentive Plan; FOR the non-binding shareholder resolution on executive compensation; FOR the annual advisory vote on executive compensation; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2013; AGAINST the shareholder proposal to restrict service on other boards by AIG’s directors; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of independent auditors because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of AIG, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to that proposal.

Under NYSE rules, each other proposal, including the election of directors, is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of AIG Common Stock do not have discretion to vote the shares of AIG Common Stock held by those beneficial owners on any of those proposals.

How are votes counted?

Proposal 1—Election of Directors. AIG’s By-laws provide that in uncontested elections, directors must receive a majority of the votes cast by the holders of AIG Common Stock. In other words, directors in an uncontested election must receive more votes “for” their election than “against” their election. Pursuant to AIG’s By-laws and Corporate Governance Guidelines, each nominee who is currently a director has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the Annual Meeting and (2) Board acceptance of such resignation. In the event that a nominee who is currently a director fails to receive the required vote at the Annual Meeting, AIG’s Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Committee recommends and the Board determines that the best interests of AIG and its shareholders would not be served by doing so.

Proposal 2—Approval of the American International Group, Inc. 2013 Omnibus Incentive Plan. Adoption of the resolution for approval of the American International Group, Inc. 2013 Omnibus Incentive Plan requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the resolution.

Proposal 3—Non-binding Advisory Vote to Approve Executive Compensation. Adoption of the resolution on the non-binding advisory vote to approve executive compensation requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the resolution.

Proposal 4—Non-binding Advisory Vote on the Frequency of Future Executive Compensation Votes. Adoption of the resolution on the non-binding advisory vote on the frequency of future executive compensation votes requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the resolution.

Proposal 5—Ratification of the Selection of PricewaterhouseCoopers LLP as AIG’s Independent Registered Public Accounting Firm. Ratification of the selection of accountants requires a “for” vote of a majority of the votes cast by the holders of AIG Common Stock, which votes cast are either “for” or “against” the ratification. Neither AIG’s Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Shareholder Proposal 6—Shareholder Proposal relating to service on other boards by AIG’s directors. Approval of the shareholder proposal requires a “for” vote of a majority of the outstanding shares of AIG Common Stock.

Broker Non-Votes and Abstentions. Because directors are elected by a majority of the votes cast, an abstention will have no effect on the election, although a director who receives more votes “against” than “for” his or her election will be required to resign, subject to the process described above under “Proposal 1—Election of Directors.” In the case of the approval of the American International Group, Inc. 2013 Omnibus Incentive Plan, the non-binding advisory vote to approve executive compensation, the non-binding advisory vote on the frequency of future executive compensation votes and the ratification of the appointment of PricewaterhouseCoopers LLP, only votes cast “for” or “against” the proposal will be considered; abstentions, broker non-votes and withheld votes will not be treated as a vote “for” or “against” these proposals and therefore will have no effect on the vote. The approval of the shareholder proposal on board service requires a “for” vote of a majority of the outstanding shares of AIG Common Stock; as a result, abstentions, broker non-votes or withheld votes will have the effect of a vote “against” the proposal.

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of AIG Common Stock entitled to vote will constitute a quorum.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting.

How do I obtain more information about AIG?

A copy of AIG’s 2012 Annual Report to Shareholders, which includes AIG’s Annual Report on Form 10-K for the year ended December 31, 2012 (AIG’s 2012 Annual Report on Form 10-K) filed with the SEC, has been delivered or made available to shareholders. You also may obtain, free of charge, a copy of the 2012 Annual Report to Shareholders and AIG’s 2012 Annual Report on Form 10-K by writing to American International Group, Inc., 180 Maiden Lane, New York, New York 10038, Attention: Investor Relations. These documents also are available in the Investors section of AIG’s corporate website at www.aig.com.

Who pays for the expenses of this proxy solicitation?

AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, email, personal interview, telephone and facsimile transmission by directors, their associates, and certain officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $19,500 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and other publicly available documents may include, and AIG’s officers and representatives may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things:

•

the monetization of AIG’s interests in International Lease Finance Corporation (ILFC), including whether AIG’s proposed sale of up to 90 percent of ILFC will be completed and if completed, the timing and final terms of such sale;

•	AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers and sovereign bond issuers;

•	AIG’s exposure to European governments and European financial institutions;
•	AIG’s strategy for risk management;

•	AIG’s generation of deployable capital;

•	AIG’s return on equity and earnings per share long-term aspirational goals;

•	AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses;

•	AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and

•	the revenues and combined ratios of AIG’s subsidiaries.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market conditions;

•	the occurrence of catastrophic events, both natural and man-made;

•	significant legal proceedings;

•

the timing and applicable requirements of any new regulatory framework to which AIG is subject as a savings and loan holding company, and if such a determination is made, as a systemically important financial institution;

•	concentrations in AIG’s investment portfolios;

•	actions by credit rating agencies;
•	judgments concerning casualty insurance underwriting and insurance liabilities;

•	judgments concerning the recognition of deferred tax assets;

•	judgments concerning deferred policy acquisition costs (DAC) recoverability; and

•	such other factors discussed in:

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s 2012 Annual Report on Form 10-K; and

•	Part I, Item 1A. Risk Factors in AIG’s 2012 Annual Report on Form 10-K.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

RELATIONSHIP DURING 2012 WITH THE UNITED STATES DEPARTMENT OF THE TREASURY

Recapitalization of AIG

On January 14, 2011, AIG completed the previously announced series of integrated transactions (the Recapitalization) to recapitalize AIG as contemplated by the Master Transaction Agreement, dated as of December 8, 2010 (the Master Transaction Agreement), among AIG, AM Holdings LLC (formerly known as ALICO Holdings LLC) (the ALICO SPV), AIA Aurora, LLC (the AIA SPV), the Federal Reserve Bank of New York (the FRBNY), the Department of the Treasury and the AIG Credit Facility Trust established for the sole benefit of the United States (the Trust).

As part of the Recapitalization, AIG entered into an agreement (the Registration Rights Agreement) in which it granted certain registration rights to the Department of the Treasury to facilitate dispositions of the shares of AIG Common Stock owned by the Department of the Treasury

2012 Common Stock Offerings by the Department of the Treasury and AIG Purchases of Shares

At the start of 2012, the Department of the Treasury held 77% of the outstanding AIG Common Stock. The Department of the Treasury sold all of its shares of AIG Common Stock in five registered public offerings during 2012. AIG did not receive any of the proceeds from these sales and AIG participated as a purchaser in the first four offerings. As required by the Registration Rights Agreement, AIG paid the underwriting discount as well as certain expenses with respect to the shares sold by the Department of the Treasury (no underwriting discount was paid on the shares purchased by AIG).

The following table presents certain information relating to these offerings (dollars in millions, except share-price data):

	Price per Share	U.S. Treasury		AIG
Date of Sale		Shares Sold	Total Proceeds	Shares Purchased	Total Purchase Price
March 13, 2012	$29.00	206,896,552	$6,000	103,448,276	$3,000
May 10, 2012	$30.50	188,524,589	$5,750	65,573,770	$2,000
August 8, 2012	$30.50	188,524,590	$5,750	98,360,656	$3,000
September 14, 2012	$32.50	636,923,075	$20,700	153,846,153	$5,000
December 14, 2012	$32.50	234,169,156	$7,610	—	—

		1,455,037,962	$45,810	421,228,855	$13,000

As a result of these 2012 offerings of AIG Common Stock, the Department of the Treasury no longer owns any shares of AIG Common Stock.

Repayments of the Liquidation Preference of the AIA SPV Preferred Interests; Redemption of Participating Return Rights; Amendment of Master Transaction Agreement and Related Agreements

On March 7, 2012, AIG sold 1.72 billion ordinary shares of AIA Group Limited (AIA) for gross proceeds of approximately $6 billion (the AIA Sale). AIG used approximately $5.6 billion of the proceeds of the AIA Sale to pay down a portion of the liquidation preference of the Department of the Treasury’s preferred interests in the AIA SPV (AIA SPV Preferred Interests). On March 3, 2012, AIG, the ALICO SPV, the AIA SPV and the Department of the Treasury entered into a letter agreement under which the Department of the Treasury consented to the AIA Sale.

On March 7, 2012, the Master Transaction Agreement was amended (the Amendment). The Amendment entitled the AIA SPV to retain and distribute to AIG the net proceeds in excess of approximately $5.6 billion received by the AIA SPV from the AIA Sale. In addition, the liens on (i) the equity interests in ILFC, (ii) the ordinary shares of AIA held by the AIA SPV subsequent to the closing of the AIA Sale, and (iii) the common equity interests in the AIA SPV were released and such interests and the AIA ordinary shares no longer constituted collateral securing the paydown of the liquidation preference of the Department of the Treasury’s AIA SPV Preferred Interests. The release of collateral and modification of agreements were subject to various conditions, including that the AIA SPV and the ALICO SPV would redeem the Department of the Treasury’s preferred participating return rights under the applicable SPV limited liability agreements for a total of approximately $127 million. All of the conditions to the release of collateral and modification of agreements were satisfied, and the release of collateral and modification of agreements occurred on March 16, 2012.

On March 21, 2012, AIG entered into an Agreement to Terminate Intercompany Loan (the Termination Agreement), among AIG, the AIA SPV, the ALICO SPV and the Department of the Treasury. The Termination Agreement provided that immediately after the receipt by the AIA SPV of a partial repayment of the intercompany loan extended by the AIA SPV to AIG, the loan would terminate and no longer be outstanding, and the AIA SPV would use the partial repayment of the loan and cash then held by the AIA SPV to pay down the remaining liquidation preference of the Department of the Treasury’s AIA SPV Preferred Interests. On March 22, 2012, the AIA SPV made the final paydown of the liquidation preference of approximately $1.5 billion of the Department of the Treasury’s AIA SPV Preferred Interests, the AIA SPV Preferred Interests were retired, and the remaining liens on AIG assets which had secured the paydown of the liquidation preference of the AIA SPV Preferred Interests were released.

ELECTION OF DIRECTORS

Thirteen directors are to be elected at the Annual Meeting to hold office until the next annual election and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. All of the nominees, except Mr. Jurgensen and Ms. Stone, are currently members of AIG’s Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any should become unavailable prior to the Annual Meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Directors will be elected by a majority of the votes cast by the shareholders of the AIG Common Stock, which votes are cast “for” or “against” election. Pursuant to AIG’s By-laws and Corporate Governance Guidelines, each nominee who is currently a director of AIG has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the shareholder meeting and (2) Board acceptance of such resignation. In the event that a nominee who is currently a director of AIG fails to receive the required vote, AIG’s Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Board determines (after consideration of the Nominating and Corporate Governance Committee’s recommendation) that the best interests of AIG and its shareholders would not be served by doing so.

In accordance with AIG’s Corporate Governance Guidelines, Mr. Offit will retire from the Board of Directors effective at the time that the directors are elected at the 2013 Annual Meeting. Mr. Offit previously served as a director from 2005 until his retirement from the Board of AIG at the 2012 Annual Meeting on May 16, 2012 in accordance with the retirement guideline for AIG directors. After the 2012 Annual Meeting and the resignations from the Board by Mr. Donald H. Layton due to his appointment as Chief Executive Officer of the Federal Home Loan Mortgage Corporation (Freddie Mac) and by Ms. Laurette T. Koellner in connection with her becoming Executive Chairman of International Lease Finance Corporation (an AIG subsidiary), the Board determined, as permitted by AIG’s retirement guideline for directors, that it was in the best interests of AIG and its shareholders to ask Mr. Offit to rejoin the Board to serve until the 2013 Annual Meeting of Shareholders. Mr. Offit rejoined the Board on July 11, 2012. The Board wishes to thank Mr. Offit for his significant contributions to AIG.

The principal occupation or affiliation of the nominees for director and any directorships held by such nominee during the past five years are set forth below.

ROBERT H. BENMOSCHE Director since 2009	President and Chief Executive Officer, AIG Age 68

Mr. Benmosche has been AIG’s President and Chief Executive Officer since August 2009. Previously, he served as Chairman and Chief Executive Officer of MetLife, Inc. from September 1998 to February 2006 (Chairman until April 2006). He served as President of MetLife, Inc. from September 1999 to June 2004, President and Chief Operating Officer from November 1997 to June 1998, and Executive Vice President from September 1995 to October 1997. He served as an Executive Vice President of PaineWebber Group Incorporated from 1989 to 1995. Mr. Benmosche is currently a director of Credit Suisse Group AG, where he is a member of the Compensation Committee. In light of Mr. Benmosche’s experience managing large, complex, international institutions and his professional experience across industries including insurance, financial services, and operations and technology, AIG’s Board has concluded that Mr. Benmosche should be re-elected to the Board.

W. DON CORNWELL Director since 2011	Former Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation Age 65

Mr. Cornwell is the former Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, serving from 1988 until his retirement in August 2009, and Vice Chairman until December 2009. Mr. Cornwell spent 17 years at Goldman, Sachs & Co. where he served as Chief Operating Officer of the Corporate Finance Department from 1980 to 1988 and Vice President of the Investment Banking Division from 1976 to 1988. Mr. Cornwell is currently a director of Avon Products, Inc., where he is Chairman of the Finance and Strategic Planning Committee and a member of the Audit Committee, and Pfizer Inc., where he is Chairman of the Audit Committee and a member of the Compensation, Regulatory and Compliance and Science and Technology Committees. Mr. Cornwell was Chairman of the Board and Chief Executive Officer of Granite Broadcasting when it filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2006 and emerged from its restructuring in June 2007. In light of Mr. Cornwell’s experience in finance and restructuring, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Cornwell should be re-elected to the Board.

JOHN H. FITZPATRICK Director since 2011	Secretary General of The Geneva Association; Former Chief Financial Officer, Head of the Life and Health Business Group and Head of Financial Services of Swiss Re Age 56

Mr. Fitzpatrick has been Secretary General of The Geneva Association since June 2012. Mr. Fitzpatrick is also Chairman of Oak Street Management Co., LLC, a commercial real estate investment firm, and Oak Family Advisors, LLC, a private wealth management firm since 2010. From 2006 to 2010, Mr. Fitzpatrick was a partner at Pension Corporation and a director of Pension Insurance Corporation Ltd. From 1998 to 2006, he was a member of Swiss Re’s Executive Board Committee and served at Swiss Re as Chief Financial Officer, Head of the Life and Health Business Group, and Head of Financial Services. From 1996 to 1998, Mr. Fitzpatrick was a partner in insurance private equity firms sponsored by Zurich Financial Services, Credit Suisse and Swiss Re. From 1990 to 1996, Mr. Fitzpatrick served as the Chief Financial Officer and a Director of Kemper Corporation, a NYSE-listed insurance and financial services organization where he started his career in corporate finance in 1978. From February 2010 until March 2011, Mr. Fitzpatrick was a director of Validus Holdings, Ltd., where he served on the Audit and Finance Committees. Mr. Fitzpatrick is a Certified Public Accountant and a Chartered Financial Analyst. In light of Mr. Fitzpatrick’s broad experience in the insurance and reinsurance industry, AIG’s Board has concluded that Mr. Fitzpatrick should be re-elected to the Board.

WILLIAM G. JURGENSEN	Former Chief Executive Officer and Director of Nationwide Insurance Age 61

Mr. Jurgensen is a former director and Chief Executive Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc., serving from May 2000 to February 2009. During this time, he also served as director and Chief Executive Officer of several other companies within the Nationwide enterprise. Prior to his time in the insurance industry, he spent 27 years in the commercial banking industry. Before joining Nationwide, Mr. Jurgensen was an Executive Vice President with BankOne Corporation (now a part of JPMorgan Chase & Co.) where he was responsible for corporate banking products, including capital markets, international banking and cash management. He managed the merger integration between First Chicago Corporation and NBD Bancorp, Inc. and later was Chief Executive Officer for First Card, First Chicago’s credit card subsidiary. At First Chicago, he was responsible for retail banking and began his career there as Chief Financial Officer in 1990. Mr. Jurgensen started his banking career at Norwest Corporation (now a part of Wells Fargo & Company) in 1973. The majority of Mr. Jurgensen’s career has involved capital markets, securities trading and investment activities, with the balance in corporate banking. Mr. Jurgensen has been a director of ConAgra Foods, Inc. since 2002, where he has served on the Audit Committee and currently serves on the Human Resources and the Nominating, Governance and Public Affairs Committees. He has also been a director of The Scotts Miracle-Gro Company since 2009, where he has served on the Governance and Nominating Committee and currently serves on the Audit and Finance Committees. In light of Mr. Jurgensen’s experience in insurance, financial services and risk management, AIG’s Board has concluded that Mr. Jurgensen should be elected to the Board.

CHRISTOPHER S. LYNCH Director since 2009	Former National Partner in Charge of Financial Services, KPMG LLP Age 55

Mr. Lynch has been an independent consultant since 2007, providing a variety of services to public and privately held financial intermediaries, including corporate restructuring, risk management, strategy, governance, financial accounting and regulatory reporting and troubled-asset management. Mr. Lynch is the former National Partner in Charge of KPMG LLP’s Financial Services Line of Business and Banking and Finance Practice. He held a variety of positions with KPMG from 1979 to 2007, including chairing KPMG’s Americas Financial Services Leadership team and being a member of the Global Financial Services Leadership and the U.S. Industries Leadership teams. Mr. Lynch has experience as an audit signing partner under Sarbanes Oxley for some of KPMG’s largest financial services clients. He also served as a Partner in KPMG’s National Department of Professional Practice and as a Practice Fellow at the Financial Accounting Standards Board. Mr. Lynch is a member of the National Audit Committee Chair Advisory Council of the National Association of Corporate Directors. Mr. Lynch is currently Non-Executive Chairman of the Federal Home Loan Mortgage Corporation, where he is also a member of the Audit and Compensation Committees. In light of Mr. Lynch’s experience in finance, accounting and risk management and restructuring, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Lynch should be re-elected to the Board.

ARTHUR C. MARTINEZ Director since 2009	Former Chairman of the Board, President and Chief Executive Officer, Sears, Roebuck and Co. Age 73

Mr. Martinez is the former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., serving from 1995 to 2000. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. He served as Chief Financial Officer of Saks Fifth Avenue from 1980 to 1984, as Executive Vice President from 1984 to 1987 and then as Vice Chairman from 1990 to 1992. Mr. Martinez also served as Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 to 2002. Mr. Martinez is currently a director of HSN, Inc., where he is Non-Executive Chairman, IAC/InterActive Corp, where he is Chairman of the Compensation and Human Resources Committee, International Flavors & Fragrances Inc., where he is the Lead Director and a member of the Audit and the Nominating and Governance Committees, and Fifth & Pacific Companies, Inc. (formerly Liz Claiborne, Inc.), where he is Chairman of the Compensation Committee and a member of the Audit Committee. In the past five years, Mr. Martinez has also served as a director of PepsiCo, Inc. from 1999 to 2012 and ABN AMRO Holding N.V. from 2002 to 2010 and was also Chairman from 2006 until 2010. In light of Mr. Martinez’s experience in finance and restructuring, AIG’s Board has concluded that Mr. Martinez should be re-elected to the Board.

GEORGE L. MILES, JR. Director since 2005	Chairman Emeritus, Chester Engineers, Inc.; Former President and Chief Executive Officer, WQED Multimedia Age 71

Mr. Miles has been Chairman Emeritus since April 2012 and is the former Executive Chairman of Chester Engineers, Inc. serving from October 2010 to April 2012 and the former President and Chief Executive Officer of WQED Multimedia, serving from 1994 to 2010. Mr. Miles served as an Executive Vice President and Chief Operating Officer of WNET/Thirteen from 1984 to 1994. Prior to WNET/Thirteen, he was Business Manager and Controller of KDKA-TV and KDKA Radio in Pittsburgh; Controller and Station Manager of WPCQ in Charlotte; Vice President and Controller of Westinghouse Broadcasting Television Group in New York; and Station Manager of WBZ-TV in Boston. Mr. Miles is currently a director of HFF, Inc., where he is Chairman of the Audit Committee and serves on the Compensation Committee, Harley-Davidson, Inc., where he serves on the Audit and Nominating and Corporate Governance Committees, WESCO International, Inc., where he serves on the Compensation Committee, and EQT Corporation, where he serves on the Executive Committee and as Chairman of the Corporate Governance Committee. Mr. Miles is a Certified Public Accountant. In light of Mr. Miles’ experience in accounting as well as his professional experience across the operations and technology industry, AIG’s Board has concluded that Mr. Miles should be re-elected to the Board.

HENRY S. MILLER Director since 2010	Chairman, Marblegate Asset Management, LLC; Former Chairman and Managing Director, Miller Buckfire & Co., LLC Age 67

Mr. Miller has been Chairman of Marblegate Asset Management, LLC since 2009. Mr. Miller was co-founder, Chairman and a Managing Director of Miller Buckfire & Co., LLC, an investment bank from 2002 to 2011 and Chief Executive Officer from 2002 to 2009. Prior to founding Miller Buckfire & Co., LLC, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor company Wasserstein Perella & Co., where he served as the global head of the firm’s financial restructuring group. Prior to that, Mr. Miller was a Managing Director and Head of both the Restructuring Group and Transportation Industry Group of Salomon Brothers Inc. From 1989 to 1992, Mr. Miller was a managing director and from 1990 to 1992, co-head of investment banking at Prudential Securities. Mr. Miller is currently a director of Ally Financial Inc., where he serves on the Risk and Compliance Committee. In light of Mr. Miller’s experience in restructuring as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Miller should be re-elected to the Board.

ROBERT S. MILLER Director since 2009	Former Chief Executive Officer, Hawker Beechcraft, Inc.; Former Executive Chairman, Delphi Corporation Age 71

Mr. Miller is the former Chief Executive Officer of Hawker Beechcraft, Inc., a manufacturer of aircraft, serving from February 2012 to February 2013. Mr. Miller has also been Chairman of MidOcean Partners, a leading middle market private equity firm, since December 2009. Mr. Miller also served as the Executive Chairman of the Delphi Corporation from 2007 to 2009. He was previously Chairman and Chief Executive Officer of Delphi Corporation from 2005 to 2007. Prior to joining Delphi Corporation, Mr. Miller served in a number of corporate restructuring situations, including as Chairman and Chief Executive Officer of Bethlehem Steel Corporation, Chairman and Chief Executive Officer of Federal Mogul Corporation, Chairman and Chief Executive Officer of Waste Management, Inc., and Executive Chairman of Morrison Knudsen Corporation. He has also served as Vice Chairman and Chief Financial Officer of Chrysler Corporation. Mr. Miller is a director of Symantec Corporation, where he is a member of the Audit and Nominating and Governance Committees. In the past five years, Mr. Miller has also served as a director of Delphi Corporation, Sbarro, Inc. and UAL Corporation (United Airlines). Mr. Miller was Chief Executive Officer of Hawker Beechcraft, Inc. and Chairman and Chief Executive Officer of Delphi Corporation when those companies filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 2005 and May 2012, respectively. In light of Mr. Miller’s experience in managing large, complex, international institutions, his experience in finance, accounting and risk management and restructuring, as well as his professional experience across the financial services industry, AIG’s Board has concluded that Mr. Miller should be re-elected to the Board.

SUZANNE NORA JOHNSON Director since 2008	Former Vice Chairman, The Goldman Sachs Group, Inc. Age 55

Ms. Nora Johnson is the former Vice Chairman of The Goldman Sachs Group, Inc., serving from 2004 to 2007. During her 21 years at Goldman Sachs, she also served as the Chairman of the Global Markets Institute, Head of the Global Investment Research Division and Head of the Global Investment Banking Healthcare Business. Ms. Nora Johnson is currently a director of Intuit Inc., where she is Chairman of the Acquisitions Committee and serves on the Audit and Risk Committee, Pfizer Inc., where she serves on the Audit, Compensation and Science and Technology Committees, and Visa Inc., where she serves on the Compensation Committee and is Chairman of the Nominating and Corporate Governance Committee. In light of Ms. Nora Johnson’s experience in managing large, complex, international institutions, her experience in finance as well as her professional experience across the financial services industry, AIG’s Board has concluded that Ms. Nora Johnson should be re-elected to the Board.

RONALD A. RITTENMEYER Director since 2010	Chairman, President and Chief Executive Officer, Expert Global Solutions, Inc.; Former Chairman, Chief Executive Officer and President, Electronic Data Systems Corporation Age 65

Mr. Rittenmeyer is Chairman, President and Chief Executive Officer of Expert Global Solutions, Inc. (formerly known as NCO Group, Inc.), a global provider of business process outsourcing services since 2011. Mr. Rittenmeyer is also the former Chairman, Chief Executive Officer and President of Electronic Data Systems Corporation, serving from 2005 to 2008. Prior to that, Mr. Rittenmeyer was a Managing Director of the Cypress Group, a private equity firm, serving from 2004 to 2005. Mr. Rittenmeyer also served as Chairman, Chief Executive Officer and President of Safety-Kleen Corp. from 2001 to 2004. Among his other leadership roles, Mr. Rittenmeyer served as President and Chief Executive Officer of AmeriServe Food Distribution Inc. from 2000 to 2001, Chairman, Chief Executive Officer and President of RailTex, Inc. from 1998 to 2000, President and Chief Operating Officer of Ryder TRS, Inc. from 1997 to 1998, President and Chief Operating Officer of Merisel, Inc. from 1995 to 1996 and Chief Operating Officer of Burlington Northern Railroad Co. from 1994 to 1995. Mr. Rittenmeyer is currently a director of Tenet Healthcare Corporation, where he serves on the Audit, Compensation and Executive Committees. In the past five years, Mr. Rittenmeyer served as a director of Electronic Data Systems Corporation. In light of Mr. Rittenmeyer’s experience in managing large, complex, international institutions, his experience in finance and restructuring as well as his professional experience across the financial services industry and railroad industry, AIG’s Board has concluded that Mr. Rittenmeyer should be re-elected to the Board.

DOUGLAS M. STEENLAND Director since 2009	Former President and Chief Executive Officer, Northwest Airlines Corporation Age 61

Mr. Steenland is the former Chief Executive Officer of Northwest Airlines Corporation, serving from 2004 to 2008, and President, serving from 2001 to 2004. Prior to that, he served in a number of Northwest Airlines executive positions after joining Northwest Airlines in 1991, including Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to joining Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of Digital River, Inc., where he is Chairman of the Compensation Committee and serves on the Nominating and Corporate Governance and Finance Committees, Travelport Limited, where he serves on the Compensation, Audit and Executive Committees, Chrysler Group LLC, where he serves as Chairman of the Audit Committee, and International Lease Finance Corporation, an AIG subsidiary, where he previously served as Non-Executive Chairman. In the past five years, Mr. Steenland has also served as a director of Delta Air Lines, Inc. and Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in 2005. In light of Mr. Steenland’s experience in managing large, complex, international institutions and his experience in restructuring as well as his professional experience in the airline industry, AIG’s Board has concluded that Mr. Steenland should be re-elected to the Board.

THERESA M. STONE

Former Executive Vice President and Treasurer of the Massachusetts Institute of Technology; Former Executive Vice President and Chief Financial Officer of Jefferson-Pilot Corporation; Former President of Chubb Life Insurance Company

Age 68

Ms. Stone is the former Executive Vice President and Treasurer of the Massachusetts Institute of Technology (MIT), serving from February 2007 until October 2011. In her role as Executive Vice President and Treasurer, Ms. Stone served as MIT’s Chief Financial Officer and was also responsible for MIT’s operations, including capital projects, campus planning, facilities operations, information technology, environmental health and safety, human resources, medical services and police. Ms. Stone also served as the Special Assistant to the President of MIT from October 2011 to January 2012. From November 2001 to March 2006, Ms. Stone served as Executive Vice President and Chief Financial Officer of Jefferson-Pilot Corporation (now Lincoln Financial Group). Ms. Stone also served as the President of Chubb Life Insurance Company from 1994 to 1997. Ms. Stone also served as a director of the Federal Reserve Bank of Richmond from 2003 to 2007 and as Deputy Chairman from 2005 to 2007. Ms. Stone began her career as an investment banker, advising clients primarily in the insurance and financial services industries on financial and strategic matters. Ms. Stone served as a director of Progress Energy, Inc. from 2005 to 2012, where she served as Chairman of the Audit and Corporate Performance Committee and a member of the Executive, Finance and Governance Committees. She also served as a director of Duke Energy Corporation during July 2012 following the company’s merger with Progress Energy Inc. In light of Ms. Stone’s broad experience in both business and academia and her expertise in insurance, finance and management, AIG’s Board has concluded that Ms. Stone should be elected to the Board.

All of these nominees have lengthy direct experience in the oversight of public companies as a result of their service on AIG’s Board and/or those of other public companies and their involvement in the other organizations described above. This diverse and complementary set of skills, experience and backgrounds creates a highly qualified and independent Board of Directors.

CORPORATE GOVERNANCE

GOVERNANCE

AIG’s Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, charters and practices from time to time. AIG’s current Corporate Governance Guidelines are included as Appendix A. AIG’s Corporate Governance Guidelines and the charters of the Audit Committee, the Compensation and Management Resources Committee, the Finance and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Regulatory, Compliance and Public Policy Committee are available in the Corporate Governance section of AIG’s corporate website at www.aig.com or in print by writing to American International Group, Inc., 180 Maiden Lane, New York, New York 10038, Attention: Investor Relations.

AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and a Code of Conduct for employees are available, without charge, in the Corporate Governance section of AIG’s corporate website at www.aig.com or in print by writing to American International Group, Inc., 180 Maiden Lane, New York, New York 10038, Attention: Investor Relations. Any amendment to AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and any waiver applicable to AIG’s directors, executive officers or senior financial officers will be posted on AIG’s website within the time period required by the SEC and the NYSE.

Using the AIG Director Independence Standards, the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined that Mss. Nora Johnson and Stone and Messrs. Cornwell, Fitzpatrick, Jurgensen, Lynch, Martinez, Miles, Henry Miller, Robert Miller, Offit, Rittenmeyer and Steenland are independent under NYSE listing standards and the AIG Director Independence Standards.

In making the independence determinations, the Nominating and Corporate Governance Committee and the Board of Directors considered relationships arising from: (1) contributions by AIG to charitable organizations with which Mss. Nora Johnson and Stone and Mr. Offit or members of their immediate families are affiliated; and (2) in the case of certain directors, investments and insurance products provided to them by AIG in the ordinary course of business and on the same terms made available to third parties. None of these relationships exceeded the thresholds set forth in the AIG Director Independence Standards. In addition, Ms. Koellner, who resigned from the Board in 2012 in connection with becoming Executive Chairman of ILFC, and Mr. Layton, who resigned from the Board in 2012 due to his appointment as Chief Executive Officer of Freddie Mac, were each independent under NYSE listing standards and the AIG Director Independence Standards prior to their respective resignations.

The Nominating and Corporate Governance Committee and the Board of Directors also considered the relationships between AIG and MidOcean, a private equity firm. Mr. Robert Miller is the Chairman of the investment advisor of MidOcean and several AIG affiliates are committed to invest an aggregate of $110,000,000 in two funds advised by the investment advisor of MidOcean and made capital contributions to these funds of $9,093,338 and $400,913 in 2012 and 2013, respectively, pursuant to these commitments. AIG’s commitments to invest predate Mr. Miller becoming a director of AIG and his involvement with MidOcean. Mr. Miller has relinquished any profit interest in these funds to the extent arising from any funds contributed by AIG or affiliates of AIG.

AIG’s current policy, as reflected in its By-laws, is that the role of the Chairman should be separate from that of the Chief Executive Officer and that the Chairman should be an independent director. AIG believes that this structure is optimal in AIG’s current situation because it permits the Chairman to deal with AIG’s various stakeholders while permitting the Chief Executive Officer to focus more on AIG’s business.

The Board oversees the management of risk through the complementary functioning of the Finance and Risk Management Committee and the Audit Committee and interaction with other committees of the Board. The Finance and Risk Management Committee oversees AIG’s enterprise risk management as one of its core responsibilities while the Audit Committee reviews the guidelines and policies governing the process by which AIG assesses and manages risk and considers AIG’s major risk exposures and how they are monitored and controlled. The Chairmen of the two committees then coordinate with each other and the Chairmen of the other committees of the Board to help ensure that each committee has received the information that it needs to carry out its responsibilities with respect to risk management. Both the Finance and Risk Management Committee and the Audit Committee report to the Board with respect to any notable risk management issues. The Compensation and Management Resources Committee, in conjunction with AIG’s Chief Risk Officer, is responsible for evaluating any risks posed to AIG by its compensation programs.

There were twenty meetings of the Board during 2012. The non-management directors meet in executive session, without any management directors present, in conjunction with each regularly scheduled Board meeting. Mr. Robert Miller, as Non-Executive Chairman of the Board, presided at the executive sessions. For 2011 and 2012, all of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served. Under AIG’s Corporate Governance Guidelines, any director who, for two consecutive calendar years, attends fewer than 75 percent of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Board and the Nominating and Corporate Governance Committee in making its recommendations to the Board.

Directors are expected to attend the annual meeting of shareholders. All directors serving at the time of the 2012 Annual Meeting of Shareholders attended that meeting.

AIG has adopted policies on reporting of concerns regarding accounting and other matters and on communicating with non-management directors. These policies are available in the Corporate Governance section of AIG’s corporate website at www.aig.com. Interested parties may make their concerns known to the non-management members of AIG’s Board of Directors as a group or the other members of the Board of Directors by writing in care of Vice President—Corporate Governance, American International Group, Inc., 180 Maiden Lane, New York, New York 10038 or by email to: boardofdirectors@aig.com.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Overview

The role of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members and recommend these individuals to the Board for nomination, election or appointment as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees.

Committee Organization

Committee Charter. The Nominating and Corporate Governance Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

Independence. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as required by NYSE listing standards.

Conduct of meetings and governance process. During 2012, the Nominating and Corporate Governance Committee held sixteen meetings. In discussing governance initiatives and in preparation for meetings, the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and the Vice President—Corporate Governance met and consulted frequently with the other Committee and Board members.

Board Membership and Composition

Nomination and Election of Directors. The Nominating and Corporate Governance Committee evaluated and recommended to the Board of Directors the thirteen nominees discussed under “Election of Directors” that are standing for election at the 2013 Annual Meeting of Shareholders, based on the criteria set forth in AIG’s Corporate Governance Guidelines. A description of the nominees recommended by the Nominating and Corporate Governance Committee is set forth under “Election of Directors.” The process for identification of director nominees when standing for election for the first time is provided below in “Committees—Nominating and Corporate Governance Committee.”

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, determined that each of AIG’s eleven current non-management directors and two new director nominees is independent within the meaning of the NYSE listing standards. Mr. Benmosche is the only director or director nominee who holds an AIG management position and, therefore, is not an independent director.

Nomination of Mr. Jurgensen and Ms. Stone. The Nominating and Corporate Governance Committee evaluated and recommended to the Board that Mr. Jurgensen and Ms. Stone be nominated for election to the Board. These nominees were brought to the Committee’s attention by an executive search firm the Committee engaged to assist in identifying potential director nominees. The Committee believes that Mr. Jurgensen brings his experience in insurance, financial services and risk management to the Board, while Ms. Stone offers her expertise in insurance, finance and management to the Board. The Board determined, on the recommendation of the Nominating and Corporate Governance Committee, to nominate Mr. Jurgensen and Ms. Stone for election to the Board at the 2013 Annual Meeting of Shareholders. For more information on the experiences and backgrounds of Mr. Jurgensen and Ms. Stone, see “Election of Directors.”

Diversity Consideration. The Nominating and Corporate Governance Committee does not have a specific diversity policy. Rather, the Nominating and Corporate Governance Committee considers diversity in terms of minority status and gender as factors in evaluating director candidates and also considers diversity in the broader sense of how a candidate’s experience and skills could assist the Board in light of the Board’s then composition.

Conclusion

During 2012, the Nominating and Corporate Governance Committee performed its duties and responsibilities under the Nominating and Corporate Governance Committee charter.

Nominating and Corporate Governance Committee

American International Group, Inc.

Suzanne Nora Johnson, Chairman

W. Don Cornwell

Arthur C. Martinez

George L. Miles, Jr.

COMMITTEES

The following table sets forth the current membership on each standing committee of the Board and the number of committee meetings held in 2012. Mr. Benmosche does not serve on any committees of the Board. Mr. Robert Miller serves as an ex-officio member of each Committee.

Director	Audit Committee	Compensation and Management Resources Committee	Finance and Risk Management Committee	Nominating and Corporate Governance Committee	Regulatory, Compliance and Public Policy Committee
W. Don Cornwell		✓		✓
John H. Fitzpatrick	✓		✓
Christopher S. Lynch	✓(C)		✓
Arthur C. Martinez		✓(C)		✓
George L. Miles, Jr.	✓			✓
Henry S. Miller			✓		✓
Robert S. Miller	*	*	*	*	*
Suzanne Nora Johnson		✓		✓(C)
Morris W. Offit			✓(C)		✓
Ronald A. Rittenmeyer	✓	✓
Douglas M. Steenland			✓		✓(C)
Number of meetings in 2012	12	11	18	16	7

✓ = Member

C = Chairman

*	Mr. Robert Miller is an ex-officio, non-voting member.

Audit Committee

The Audit Committee, which held twelve meetings during 2012, assists the Board in its oversight of AIG’s financial statements and compliance with legal and regulatory requirements, the qualifications and performance of AIG’s independent registered public accounting firm and the performance of AIG’s internal audit function. As part of these oversight responsibilities, the Audit Committee discusses with senior management the guidelines and policies by which AIG assesses and manages risk. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of AIG’s independent registered public accounting firm. In its oversight of AIG’s internal audit function, the Audit Committee also is involved in performance reviews and determining compensation of AIG’s chief internal auditor. The Audit Committee’s assistance in the Board of Directors’ oversight of AIG’s compliance with legal and regulatory requirements primarily focuses on the effect of such matters on AIG’s financial statements, financial reporting and internal control over financial reporting. In considering AIG’s compliance with legal and regulatory requirements, the Audit Committee also takes into account the oversight of legal and regulatory matters by the Regulatory, Compliance and Public Policy Committee.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent under both NYSE listing standards and SEC rules. The Board has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards, and are audit committee financial experts, as defined under SEC rules. Although designated as audit committee financial experts, no member of the Committee is an accountant for AIG or, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act of 1933, as amended (the Securities Act), or for any other purpose.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held sixteen meetings in 2012. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are

independent under NYSE listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee are to identify individuals qualified to become Board members and recommend these individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees. The Nominating and Corporate Governance Committee also periodically reviews and makes recommendations to the Board regarding the form and amount of director compensation.

The AIG Corporate Governance Guidelines include characteristics that the Nominating and Corporate Governance Committee considers important for nominees for director and information for shareholders with respect to director nominations. AIG’s Corporate Governance Guidelines are included as Appendix A. The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2014 Annual Meeting of Shareholders may do so by submitting in writing such nominees’ names, in compliance with the procedures described in “Other Matters—Shareholder Proposals for 2014 Annual Meeting” in this Proxy Statement.

Compensation and Management Resources Committee

The Compensation and Management Resources Committee, which held eleven meetings during 2012, is responsible for determining and approving the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board), approving the compensation awarded to the other senior executives under its purview and reviewing and approving the performance measures and goals relevant to such compensation. The Compensation and Management Resources Committee is also responsible for making recommendations to the Board with respect to AIG’s compensation programs for senior executives and other employees, for evaluating, in conjunction with AIG’s Chief Risk Officer, any risks posed to AIG by its compensation programs, and for oversight of AIG’s management development and succession planning programs. These responsibilities, which may not be delegated to persons who are not members of the Compensation and Management Resources Committee, are set forth in the Committee’s charter, which is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

Forty-one key employees are currently under the purview of the Compensation and Management Resources Committee, including all of the current executive officers named in the 2012 Summary Compensation Table. Nonetheless, in determining 2012 compensation the Committee also reviewed certain actions for two other groups of employees: Senior Partners and the Top 100 employees (as defined below) who, during most of 2012, fell within the purview of the Special Master for TARP Executive Compensation (the Special Master). This Top 100 group comprises our senior executive officers and the 20 other most highly paid employees, based on 2011 compensation (the Top 25 group), and the remainder of AIG’s 100 most highly compensated employees and executive officers based on 2011 compensation (the Top 26-100 group). As a result of the Treasury Department’s disposition of all of its remaining shares of AIG Common Stock in December 2012, AIG’s compensation programs ceased to be subject to the oversight of the Special Master. Mr. Benmosche participates in meetings of the Compensation and Management Resources Committee and makes recommendations with respect to the annual compensation of employees under the Committee’s purview other than himself. Pursuant to AIG’s By-laws, the Board ratifies or approves the determination of the Compensation and Management Resources Committee as to the compensation paid or to be paid to AIG’s Chief Executive Officer.

The Compensation and Management Resources Committee does not determine the compensation of the Board of Directors. The compensation of directors is recommended by the Nominating and Corporate Governance Committee and is approved by the Board.

To provide independent advice, the Compensation and Management Resources Committee engaged Frederic W. Cook & Co. (the Cook firm) as a consultant and has used the services of the Cook firm since 2005. The Compensation and Management Resources Committee directly engaged the Cook firm to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including comparisons to industry peers and comparisons to “best practices” in general. A senior consultant of the Cook firm regularly attends Committee meetings and provides information on compensation trends along with specific views on AIG’s compensation programs. For services related to board and executive officer compensation, the Cook firm was paid $121,220.25 in 2012.

The Cook firm has provided advice to the Nominating and Corporate Governance Committee on AIG director compensation and market practices with respect to director compensation. The Cook firm reports directly to the Chairman of the Compensation and Management Resources Committee. Other than services provided to the Compensation and Management Resources Committee and the Nominating and Corporate Governance Committee, neither the Cook firm nor any of its affiliates provided any other services to AIG.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Compensation and Management Resources Committee are independent under NYSE listing standards and SEC rules.

Other Committees

The Finance and Risk Management Committee held eighteen meetings in 2012. The Finance and Risk Management Committee assists the Board in its oversight responsibilities by reviewing and making recommendations to the Board with respect to AIG’s financial and investment policies, provides strategic guidance to management as to AIG’s capital structure, the allocation of capital to its businesses, methods of financing its businesses and other related strategic initiatives. The Finance and Risk Management Committee also reports to and assists the Board in overseeing and reviewing information regarding AIG’s enterprise risk management, including the significant policies, procedures, and practices employed to manage liquidity risk, credit risk, market risk, operational risk and insurance risk. The Finance and Risk Management Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Regulatory, Compliance and Public Policy Committee held seven meetings in 2012. The Regulatory, Compliance and Public Policy Committee assists the Board in its oversight of AIG’s handling of legal, regulatory and compliance matters and reviews AIG’s position and policies that relate to current and emerging corporate social responsibility and political and public policy issues. The Regulatory, Compliance and Public Policy Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Special Technology Committee held three meetings in 2012. The Special Technology Committee was established to provide oversight with respect to information technology projects and initiatives. The Special Technology Committee comprises Mr. Rittenmeyer, as Chairman, and Messrs. Martinez and Miles.

COMPENSATION OF DIRECTORS

In 2012, the annual retainer for each non-management director was $150,000 and an annual award of Deferred Stock Units (DSUs) in an amount of $50,000. Mr. Robert Miller, as Chairman and an ex-officio member of all standing committees of the Board, received an additional annual retainer of $500,000, which decreased to $250,000 effective October 1, 2012. In 2012, the chairman of each committee received an annual committee retainer of $15,000, except the chairman of the Audit Committee, who received $25,000. For each other member of each committee, the annual committee retainer was $5,000. Commencing in October 2012, non-management directors were given the ability to elect to receive annual retainer amounts and committee retainer amounts in the form of DSUs. See “Committees” for information on current committee memberships and committee memberships during 2012.

Each DSU provides that one share of AIG Common Stock will be delivered when a director ceases to be a member of the Board and includes dividend equivalent rights that entitle the director to a quarterly payment, in the form of DSUs, equal to the amount of any regular quarterly dividend that would have been paid by AIG if the shares of AIG Common Stock underlying the DSUs had been outstanding. DSUs were granted under the 2010 Stock Incentive Plan (2010 Stock Incentive Plan).

In March 2013, the Nominating and Corporate Governance Committee completed a review of AIG non-management director compensation. Based on this review, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the following changes to components of AIG’s non-management director compensation to be effective as of the date of the Annual Meeting:

•	An increase in the annual grant of DSUs from $50,000 to $90,000;

•	An increase in the retainer for the Chairman of the Compensation and Management Resources Committee from $15,000 to $20,000; and

•	The extension of the AIG Matching Gifts Program to the non-management directors on the same terms and conditions that apply to AIG employees.

Under director stock ownership guidelines, non-management directors should own a number of shares of AIG Common Stock (including deferred stock and DSUs) with a value at least equal to five times the annual retainer for non-management directors.

Mr. Benmosche did not receive any compensation for his service as a director.

The Cook firm provided advice to the Nominating and Corporate Governance Committee with respect to AIG director compensation and related market practices.

The following table contains information with respect to the compensation of the individuals who served as non-management directors of AIG for all or part of 2012.

2012 Non-Management Director Compensation

Non-Management Members of the Board in 2012	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
W. Don Cornwell	$160,000	$49,999	$209,999
John H. Fitzpatrick	$160,000	$49,999	$209,999
Laurette T. Koellner	$586,738	$49,999	$636,737
Donald H. Layton	$80,000	$0	$80,000
Christopher S. Lynch	$180,000	$49,999	$229,999
Arthur C. Martinez	$175,000	$49,999	$224,999
George L. Miles, Jr.	$168,846	$49,999	$218,845
Henry S. Miller	$160,000	$49,999	$209,999
Robert S. Miller	$587,500	$49,999	$637,499
Suzanne Nora Johnson	$166,153	$49,999	$216,152
Morris W. Offit	$163,461	$42,299	$205,760
Ronald A. Rittenmeyer	$175,000	$49,999	$224,999
Douglas M. Steenland	$317,782	$49,999	$367,781

(1)	This column represents annual retainer fees and committee and committee chairman retainer fees. For Ms. Koellner, the amount includes $501,738 for her service as Executive Chairman of ILFC for part of the year but does not include (i) $143,763.20, which represents the value of shares of AIG Common Stock delivered when she ceased to be a member of the Board in accordance with the terms of DSUs previously granted and reported and (ii) $6,612.12, which represents a cash payment with respect to warrant equivalents granted to Ms. Koellner related to DSUs issued prior to the dividend of warrants by AIG to its shareholders on January 13, 2011. For Mr. Layton, the amount does not include (i) $82,812.84 which, represents the value of shares of AIG Common Stock delivered when he ceased to be a member of the Board in accordance with the terms of DSUs previously granted and reported and (ii) $6,612.12, which represents a cash payment with respect to warrant equivalents granted to directors related to DSUs granted prior to the warrant distribution. For Ms. Nora Johnson, the amount includes a prorated annual committee chairman retainer for service as Chairman of the Nominating and Corporate Governance Committee for part of the year. For Mr. Offit, the amount does not include (i) $90,341.28, which represents the value of shares of AIG Common Stock delivered when he ceased to be a member of the Board on May 16, 2012 in accordance with the terms of DSUs previously granted and reported, (ii) $8,575.17, which represents a cash payment with respect to warrant equivalents granted to him related to DSUs granted prior to the warrant distribution and (iii) $2,740.50, which represents the delivery of previously granted and reported deferred AIG Common Stock, the deferral of which ended when he ceased to be a member of the Board. For Mr. Steenland, the amount includes (i) $153,167, which represents the annual retainer fees for his service as Non-Executive Chairman for part of the year and a director of ILFC and (ii) a prorated annual committee chairman retainer fee for his service as Chairman of the Regulatory, Compliance and Public Policy Committee. In January 2013, Mr. Miles received a net payment for his retainer fees to adjust for the fact that he had been Chairman of the Nominating and Corporate Governance Committee for only part of 2012.

(2)	This column represents the grant date fair value of DSUs granted in 2012 to directors, based on the closing sale price of AIG Common Stock on the date of grant. For Mr. Offit, the amount represents a prorated amount of the annual grant of $50,000 made to non-management directors on the date that he rejoined the Board.

The following table sets forth information with respect to the option and stock awards outstanding at December 31, 2012 for the non-management directors of AIG.

Stock and Option Awards Outstanding at December 31, 2012

Non-Management Members of the Board in 2012	Option Awards(1)	Deferred Stock(2)	Deferred Stock Units(3)
W. Don Cornwell	0	0	3,273
John H. Fitzpatrick	0	0	3,273
Laurette T. Koellner	0	0	0
Donald H. Layton	0	0	0
Christopher S. Lynch	0	0	4,480
Arthur C. Martinez	0	0	4,480
George L. Miles, Jr.	250	90	4,738
Henry S. Miller	0	0	4,480
Robert S. Miller	0	0	4,480
Suzanne Nora Johnson	0	0	7,569
Morris W. Offit	250	0	1,372
Ronald A. Rittenmeyer	0	0	4,480
Douglas M. Steenland	0	0	4,480

(1)	Represents outstanding option awards made by AIG in 2005 and 2006. All options are exercisable, but have exercise prices far in excess of the value of AIG Common Stock at year-end 2012 ($35.30). The exercise price of the options ranges from $1,250.00 to $1,253.39.

(2)	No deferred stock was awarded in 2012. Deferred stock shown was awarded in 2007 and prior years. Receipt of deferred stock is deferred until the director ceases to be a member of the Board.

(3)	DSUs shown include DSUs awarded in 2012 and prior years, director’s fees deferred into DSUs and DSUs awarded as dividend equivalents. Receipt of shares of AIG Common Stock underlying DSUs is deferred until the director ceases to be a member of the Board. DSUs granted prior to April 2010 were granted under the Amended and Restated 2007 Stock Incentive Plan (2007 Stock Incentive Plan) and DSUs granted after April 2010 were granted under the 2010 Stock Incentive Plan.

COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During his or her service on the Compensation and Management Resources Committee, no member served as an officer or employee of AIG at any time or had any relationship with AIG requiring disclosure as a related-party transaction under SEC rules. During 2012, none of AIG’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Management Resources Committee; and none of AIG’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of the Board of Directors of AIG.

OWNERSHIP OF CERTAIN SECURITIES

AIG Common Stock

The following table contains information regarding the only persons who, to the knowledge of AIG, beneficially own more than five percent of AIG Common Stock at January 31, 2013.

	Shares of Common Stock Beneficially Owned
Name and Address	Number		Percent
Fairholme Capital Management, L.L.C. (FCM); Fairholme Funds, Inc. (FFI);
Bruce R. Berkowitz
4400 Biscayne Blvd., 9th Floor
Miami, FL 33137	110,209,093	(1)	7.3%

(1)	Based on a Schedule 13G filed on February 14, 2013 by each entity or individual listed. Item 4 to this Schedule 13G provides details as to the voting and investment power of each person or entity as well as the right of each to acquire AIG Common Stock within 60 days. Each of FFI, FCM and Mr. Berkowitz disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest. All information provided in “Ownership of Certain Securities” with respect to the group is provided based solely on the information set forth in the Schedule 13G. In each case, this information may not be accurate or complete and AIG takes no responsibility therefore and makes no representation as to its accuracy or completeness as of the date hereof or any subsequent date. Includes 24,346,799 shares issuable upon the exercise of warrants to purchase AIG Common Stock at an exercise price of $45 per share.

The following table summarizes the ownership of AIG Common Stock by the current and nominee directors, by the executive officers named in the 2012 Summary Compensation Table in “Executive Compensation—2012 Compensation” and by the directors and current executive officers as a group. None of the shares of AIG Common Stock listed in the following table have been pledged as security.

	AIG Common Stock Owned Beneficially as of January 31, 2013
	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Robert H. Benmosche	186,886	.01
W. Don Cornwell	5,773	(3)
William N. Dooley	51,644	(3)
John H. Fitzpatrick	3,273	(3)
Peter D. Hancock	38,421	(3)
David L. Herzog	7,870	(3)
William G. Jurgensen	0	0
Christopher S. Lynch	7,650	(3)
Arthur C. Martinez	4,480	(3)
George L. Miles, Jr.	5,078	(3)
Henry S. Miller	4,480	(3)
Robert S. Miller	4,480	(3)
Suzanne Nora Johnson	7,569	(3)
Morris W. Offit	43,259	(3)
Ronald A. Rittenmeyer	4,480	(3)
Douglas M. Steenland	4,480	(3)
Theresa M. Stone	0	0
Jay S. Wintrob	158,817	.01
All Directors and Executive Officers of AIG as a group (24 individuals)	745,144	.05

(1)

Amount of equity securities shown includes (i) shares of AIG Common Stock subject to options which may be exercised within 60 days as follows: Herzog—6,795 shares, Dooley—11,745 shares, Miles—250 shares, Offit—250 shares, Wintrob—17,995 shares and all directors and current executive officers of AIG as a group—44,916 shares; (ii) shares receivable upon the exercise of warrants which may be exercised within

60 days as follows: Benmosche—400 warrants, Herzog—293 warrants, Dooley—13,797 warrants, Hancock—5,804 warrants, Offit—1,200 warrants, Wintrob—49,231 warrants and all directors and current executive officers of AIG as a group—83,890 warrants; (iii) DSUs granted to each non-employee director with delivery of the underlying AIG Common Stock deferred until such director ceases to be a member of the Board as follows: Cornwell—3,273 shares, Fitzpatrick—3,273 shares, Lynch—4,480 shares, Martinez—4,480 shares, Miles—4,738 shares, Henry Miller—4,480 shares, Robert Miller—4,480 shares, Nora Johnson—7,569 shares, Offit—1,372 shares, Rittenmeyer—4,480 shares and Steenland—4,480 shares; and (iv) 90 shares granted to Miles as a non-employee director with delivery deferred until he ceases to be a member of the Board. Excludes TARP RSUs that were settled in cash. For details on TARP RSUs, see “Compensation Discussion and Analysis—2012 Compensation Structure—Direct Compensation Components—2012 Incentive Compensation—TARP RSUs.”

(2)	Amount of equity securities shown excludes the following securities owned by or held in trust for members of the named individual’s immediate family as to which securities such individual has disclaimed beneficial ownership: Dooley—762 shares, Hancock—32 shares, Wintrob—200 shares and all directors and current executive officers of AIG as a group—994 shares.

(3)	Less than .01 percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, certain officers, and greater than ten percent holders of AIG Common Stock to file reports with respect to their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, officers, and greater than ten percent holders during 2012 were one late filing by each of Messrs. Michael R. Cowan, William N. Dooley, Peter D. Hancock, David L. Herzog, Jeffrey J. Hurd, Thomas A. Russo, Sid Sankaran, Brian T. Schreiber, Charles S. Shamieh and Jay S. Wintrob, in each case for a single Stock Salary payment; and two late filings by each of Mr. Joseph Cook and Mr. Shamieh, in each case, for an award of SARs under the 2009 LTIP Plan and the 2010 LTIP Plan, respectively.

RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions in 2012 with the Department of the Treasury

For a discussion of the transactions between AIG and the Department of the Treasury in 2012, see “Relationship During 2012 with the United States Department of the Treasury.”

Co-Investments with AIG

AIG previously established employee investment funds to permit selected employees to participate alongside AIG’s merchant banking, venture capital and similar funds. Such employee investment funds have a fee structure that is generally more favorable than that offered by AIG to non-employees. AIG employees who have invested in these funds include two employees who were executive officers during 2012. These investment funds are managed by PineBridge Investments LLC, which was a wholly owned subsidiary of AIG until it was sold on March 26, 2010. In 2012, each of these funds issued capital calls and distributions. A named executive invested in a similar fund, the SunAmerica Venture Fund 2000, L.P., and received tax distributions related to such fund in 2012. See the 2012 Summary Compensation Table, note 4 in “2012 Compensation.”

Employment Agreement

On June 21, 2012, AIG named former AIG director Ms. Koellner to the role of Executive Chairman of ILFC, an AIG subsidiary, and Ms. Koellner resigned from the Board of Directors of AIG. In connection with Ms. Koellner’s commencement of employment with ILFC, AIG and Ms. Koellner entered into an employment agreement that sets forth certain terms of her employment with ILFC. The employment agreement provides that while serving as ILFC’s Executive Chairman, Ms. Koellner is entitled to receive a base cash salary of $950,000 per year and an annual short-term incentive opportunity with a target value of $400,000 (with the target value pro-rated for 2012 to an amount no less than $200,000). In addition, Ms. Koellner is entitled to receive a long-term incentive opportunity for 2012 with a target value of $550,000. Ms. Koellner is entitled to benefits from ILFC consistent with her position and to reimbursement of reasonable business expenses.

Related-Party Transactions Approval Policy

The Board of AIG has adopted a related-party transaction approval policy. Under this written policy, any transaction that involves more than $120,000 and would be required to be disclosed in AIG’s Proxy Statement, between AIG or any of its subsidiaries and any director or executive officer, or their related persons, must be approved by the Nominating and Corporate Governance Committee. In determining to approve a related-party transaction, the Nominating and Corporate Governance Committee considers:

•

Whether the terms of the transaction are fair to AIG and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or employee of AIG;

•	Whether there are demonstrable business reasons for AIG to enter into the transaction;

•	Whether the transaction would impair the independence of a director; and

•

Whether the transaction would present an improper conflict of interest for any director, executive officer or employee of AIG, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship and any other factors the Nominating and Corporate Governance Committee or its chairman deems relevant.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE

Overview

The Compensation and Management Resources Committee determines and approves the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board) and approves the compensation awarded to the other key employees under its purview, oversees AIG’s compensation and benefits programs for key and other employees and makes recommendations to the Board where appropriate, oversees AIG’s management development and succession planning programs and produces this Report on annual compensation. In carrying out these responsibilities, our objective is to maintain responsible compensation practices that attract, develop and retain high-performing senior executives and other key employees.

Risk and Compensation Plans

AIG is committed to continually evaluating and enhancing its risk management control environment, risk management processes and enterprise risk management functions, including through enhancements to its risk governance framework. AIG’s compensation practices are essential parts of AIG’s approach to risk management, and the Committee regularly monitors AIG’s compensation programs to ensure they align with sound risk management principles. Since 2009, the Committee’s charter has expressly included the Committee’s duty to meet periodically to discuss and review, in consultation with the Chief Risk Officer, the relationship between AIG’s risk management policies and practices and the incentive compensation arrangements applicable to senior executives.

Risk Assessment

Because AIG was a TARP recipient during 2012, AIG was required to comply with the executive compensation requirements set forth in the TARP Standards for Compensation and Corporate Governance (the TARP Standards) and the interpretations of those standards by the Special Master for TARP Executive Compensation (the Special Master), who is appointed by the Secretary of the Treasury. AIG repaid all of its TARP obligations as of December 14, 2012, and the TARP Standards ceased to apply after that date. We refer to the period beginning January 1, 2012 and ending December 14, 2012 as the “2012 TARP Period.”

To comply with the TARP Standards with respect to the 2012 TARP Period, the Committee is required to provide a narrative description of how the senior executive officer (SEO) compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of AIG (including how the SEO plans do not encourage behavior focused on short-term results rather than long-term value creation), the risks posed by the employee compensation plans and how these risks were limited (including how the employee compensation plans do not encourage behavior focused on short-term results rather than long-term value creation) and how AIG has ensured that the employee compensation plans do not encourage the manipulation of AIG’s reported earnings to enhance the compensation of any employee. Going forward, the Committee and AIG’s Chief Risk Officer will continue to discuss, evaluate and review AIG’s compensation plans applicable to the SEOs for consistency with AIG’s risk management policies and practices.

In accordance with the TARP Standards, the Committee instructed AIG’s Chief Risk Officer to conduct an assessment of AIG’s compensation plans. The Committee then met with AIG’s Chief Risk Officer on multiple occasions to discuss the assessment and to further discuss, evaluate and review the compensation plans. The Committee also discussed the process with its independent consultant, the Cook firm, who participated in the Committee meetings in which the assessments were discussed and who had previously advised that the process was thorough and well designed.

Senior Executive Officer Compensation Plans

The Committee reviewed, with AIG’s Chief Risk Officer, the SEO compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of AIG. During the review, the Committee and the Chief Risk Officer focused on any features that could encourage behavior focused on short-term results rather than long-term value creation.

Our SEOs participated in 2012 compensation structures approved and determined by the Special Master, which generally consisted of cash salary, equity-based awards (including “Stock Salary,” described under “Compensation Discussion and Analysis—2012 Compensation Structure—Direct Compensation Components—Stock Salary,” and performance-based incentive compensation) as well as benefits categorized as “perquisites” or “other” compensation under the SEC rules that could not exceed specified limits set by the Special Master. AIG provides the SEOs with retirement benefits under various defined benefit and defined contribution plans, including the AIG tax-qualified 401(k) plan, AIG Retirement Plan (the Qualified Retirement Plan), AIG Non-Qualified Retirement Income Plan (the Non-Qualified Retirement Plan) and Supplemental Executive Retirement Plan (the SERP). Certain of the SEOs also have balances under legacy non-qualified defined contribution plans. Pursuant to the Special Master’s determinations, the accrual of benefits under these retirement plans, other than the tax-qualified plans, were frozen for the SEOs during the 2012 TARP Period, although they continued to receive age and service credit for the purpose of vesting in previously accrued benefits. During the 2012 TARP Period, the TARP Standards also prohibited the SEOs from receiving any severance or other benefits as a result of a termination of employment or a change in control. Because the TARP Standards ceased to apply as of December 14, 2012, our SEOs would have received the severance and other benefits described under “Potential Payments on Termination” had they experienced a termination of employment (including following a change of control) on December 31, 2012.

As described in the Compensation Discussion and Analysis that follows, the Special Master approved the 2012 compensation structures for AIG’s SEOs and amounts payable or potentially payable to them. The approved structures contained numerous features that emphasize long-term value creation and help prevent unnecessary or excessive risk-taking. The majority of compensation is performance-based and paid in equity. Such equity-based compensation is subject to transfer restrictions and, in certain cases, was tied to repayment of AIG’s TARP financial assistance.

The approved structures for three of our SEOs included variable incentive awards granted based on performance, including the achievement of objective performance criteria tailored to each individual. For these SEOs (who do not include our Chief Executive Officer), therefore, we focused on developing and reviewing performance metrics in consultation with the Office of the Special Master that encourage appropriate levels of risk-taking and emphasize behavior focused on long-term value creation. With a view towards proactive risk management, AIG established a working group (the Working Group) in 2010 to develop and review the SEOs’ annual performance metrics. The Working Group includes, among others, AIG’s Chief Risk Officer, Chief Financial Officer, director of Human Resources and director of the Internal Audit Division. For 2012, the performance metrics of our Chief Financial Officer emphasized repaying AIG’s TARP obligations, implementing finance-related technology initiatives, and preparing for additional regulatory supervision, including through the establishment of a capital plan and a risk appetite statement. The Working Group was also thoroughly engaged in the development of performance metrics for our other SEOs. These metrics included the achievement of risk management goals, as recommended by AIG’s Chief Risk Officer, such as supporting a robust compliance framework; leading organizational transformations to increase risk diversification; and collaborating with AIG’s enterprise risk management function to effectively address risk tolerances and understand risks associated with our products.

The Committee retained discretion to reduce the amount of any incentive compensation on the basis of individual or company-wide performance, and all incentive compensation that we paid to our SEOs for 2012 is subject to clawback if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or if the individual is terminated due to misconduct that occurred during the period in which the payment was earned.

Employee Compensation Plans

The Committee reviewed, with AIG’s Chief Risk Officer, the employee compensation plans to eliminate any features that would encourage the manipulation of AIG’s reported earnings to enhance the compensation of any employee and made all reasonable efforts to limit any unnecessary risks these plans pose to AIG. As recommended by AIG’s Chief Risk Officer, the Committee focused its review of employee compensation plans on incentive-based compensation plans and their administration. The Committee previously directed AIG human resources to work to streamline and reduce the total number of incentive-based compensation plans across the company to facilitate better governance and monitoring. In line with this directive, the number of plans was reduced to 113 in January 2013, representing a decrease of about 40% compared to January 2012. This reduction was accomplished through termination and consolidation of existing plans and targeted implementation of new plans. Information for these 113 plans, which covered approximately 63,000 employees, was collected, with programs applicable to the same business unit and containing similar design features sometimes combined to facilitate review. The Committee’s review was guided by the work of AIG human resources professionals, who identified the incentive plans and received training from AIG risk officers to develop a profile for each plan based on evaluation of features such as number of participants, mix of incentive pay compared to salary, performance and vesting periods and performance goals. AIG risk officers worked with human resources and assigned a risk rating of low, intermediate or high to each plan. After taking into account the analysis carried out by AIG human resources, risk officers reviewed all new plans as well as any plans classified as high risk or intermediate risk, as well as a sampling of low-risk plans. They produced a final classification of the plans as follows:

Business Unit	Low Risk	Intermediate Risk	High Risk	Total
AIG (Corporate Managed)	16	0	0	16
AIG Property Casualty	43	2	0	45
AIG Life and Retirement	37	0	0	37
UGC	2	0	0	2
ILFC	3		0	3
Functional Groups	9	1	0	10

Total	110	3	0	113

All plans established during 2012, as well as almost all of the other plans, were categorized as low risk. While these plans vary in structure and payout, the incentive pay is generally discretionary or based on strict performance parameters. Other features incorporated into these plans that mitigate risk include capped payouts, consideration of qualitative aspects of performance, multi-year vesting periods and use of equity and deferrals.

As of January 2013, no plans were categorized as high risk and three plans were categorized as intermediate risk.

One of the intermediate risk plans is closed to new participants and is in the process of vesting and paying out previously awarded incentive compensation opportunities. This plan was within tolerable risk limits because it contains design features that mitigate risk, including oversight from a steering committee and a requirement that all payments under the plan be approved by AIG’s Chief Risk Officer and Chief Financial Officer. The other two plans classified as intermediate risk are both sales compensation plans in AIG Property Casualty that have a potential for high ratios of maximum payouts relative to base salary. Risk controls for these plans are being implemented and include close monitoring of any 2013 payments and regular management review of targets to mitigate the risk of inappropriately high incentive payouts.

In addition, the Committee, together with the Chief Risk Officer and the Working Group, developed and reviewed separately the performance metrics used in granting incentive awards to the Top 25 (other than the SEOs, whose performance metrics are discussed above) and the Top 26-100 under the compensation structures approved by the Special Master. We determined that these metrics do not pose unnecessary risks to AIG or encourage the manipulation of AIG’s reported earnings to enhance the compensation of any of these employees. We further concluded that AIG has continued to make strides over the past year in the oversight of its compensation plans and should continue to focus on reducing the number of incentive-based compensation plans and improve the documentation of all active plans to ensure that these plans do not expose AIG to unnecessary and excessive risks that threaten the value of AIG.

Certifications

The Compensation Discussion and Analysis that follows discusses the principles the Committee has been using to guide its compensation decisions for senior executives. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Cook firm has also reviewed and discussed the Compensation Discussion and Analysis on behalf of the Committee with management and outside counsel. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in AIG’s 2012 Annual Report on Form 10-K.

The Committee certifies that all incentive compensation granted in respect of the 2012 TARP Period to the SEOs and Top 100 was awarded based on the achievement of objective performance criteria developed and reviewed by the Committee in consultation with the Office of the Special Master, and that such grants were appropriate in light of AIG’s overall circumstances at the time.

In addition, the Committee certifies the following, in each case with respect to the 2012 TARP Period:

1.	It has reviewed with the Chief Risk Officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of AIG;

2.	It has reviewed with the Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to AIG; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of AIG to enhance the compensation of any employee.

Compensation and Management Resources Committee
American International Group, Inc.

Arthur C. Martinez, Chairman
W. Don Cornwell
Suzanne Nora Johnson
Ronald A. Rittenmeyer

COMPENSATION DISCUSSION AND ANALYSIS

Overview

2012 represented a pivotal year in AIG history. Our employees facilitated the profitable sale of the Department of the Treasury’s investment in AIG and achieved full-year profits for the third straight year despite Storm Sandy, the second largest single catastrophe event for AIG in the United States. Their work during the year in divesting non-core assets, strengthening our core businesses and improving our investment portfolio performance and liquidity has AIG positioned for a strong future, and 2012 compensation decisions recognized these results where possible within the legally prescribed structure. The 2012 accomplishments include:

Exited from Government Ownership

•   Department of the Treasury ownership of AIG Common Stock reduced to zero with its final sale of shares in December 2012

•   Returned more than $205 billion in government financial support by December 2012, compared to $182.3 billion in financial support extended

Strengthened Core Businesses

•   Improved insurance operating income by more than $500 million over prior year

•   AIG Property Casualty improved 2012 current accident year loss ratio, excluding catastrophe losses and prior year development

•   Made strategic investment in People’s Insurance Company (Group) of China Limited (PICC) and acquired Woodbury Financial Services, Inc. and Service Net

Executed Strategic Divestitures

•   Remaining interests in Maiden Lane II LLC and Maiden Lane III LLC monetized and sold remaining interest in AIA Group Limited

•   Entered into agreement to sell 80.1% of ILFC for $4.2 billion, with an option for the purchaser to acquire an additional 9.9% stake

Improved Liquidity and Capital	• Collected approximately $5.2 billion in cash distributions from subsidiaries • Amended, restated and increased syndicated, revolving four-year credit facility in October 2012

Accessed Capital Markets & Repurchased Common Stock

•   Issued $2 billion in unsecured notes in the first quarter of 2012

•   Purchased approximately 421 million shares of AIG Common Stock for approximately $13 billion in four public offerings by the Department of the Treasury

Since 2009, AIG has been subject to the restrictive limits on the structure and amounts of compensation established by statute pursuant to TARP. Accordingly, the 2012 pay structures and amounts for AIG’s Top 25 employees were prescribed by law, as interpreted by the Special Master.

2013 Compensation Program

In December 2012, the Department of the Treasury completed its final sale of AIG Common Stock, reducing its ownership of AIG Common Stock to zero. Accordingly, the TARP-related restrictions on executive compensation no longer apply, and AIG is permitted to establish a 2013 executive compensation program consistent with its compensation philosophy.

Our 2013 executive compensation program is based on a structure of a market-competitive base salary, 25% to 35% target short-term incentive opportunity and at least 40% target long-term incentive opportunity. An executive’s total direct compensation target is determined based on the individual’s position, skills and experience, demonstrated performance and market practice and is then allocated in accordance with the compensation structure. We believe this structure provides an appropriate balance of fixed and variable pay, drives achievement of AIG’s short- and long-term business strategies and aligns the economic interests of our executives with the long-term interests of AIG and our shareholders.

•

Base Salary: Annual base salary is paid in cash and represents the sole fixed component of an executive’s total direct compensation. An executive’s base salary is established based on his or her experience, performance and salaries for comparable positions at competitors, but will not exceed 30% of the executive’s total direct compensation opportunity. This allocation is intended to fairly compensate the executive for the responsibilities of his or her position, achieve an appropriate balance of fixed and variable pay and provide the executive with sufficient liquidity to discourage excessive risk-taking.

2013 Executive Compensation Structure

at Target

•

Short-Term Incentive: Approximately 30% of an executive’s compensation opportunity consists of a target annual cash award opportunity tied to enterprise, business unit/function and individual performance. Earned awards range from 0 to 187.5% of target based on performance against pre-established metrics and AIG’s company-wide relative performance rating process. 50% of any amounts earned by an executive are paid at the end of the annual performance period, with the remaining 50% deferred for one year consistent with evolving best practices in the financial services industry.

•

Long-Term Incentive: Long-term incentives comprise at least 40% of an executive’s compensation opportunity. Our 2013 long-term incentive program consists of awards of performance share units that are earned based on AIG performance over a three-year period. Earned performance share units range from 0 to 150% of the target grant based on achieving total shareholder return and growth in tangible book value per share measured relative to AIG’s peers, with above median performance required, in each case, for payout at target. Once earned, performance share units vest ratably over three years and are settled in AIG Common Stock (or, at the election of AIG, cash). This structure aligns the long-term economic interests of our executives with those of our shareholders by providing a meaningful portion of compensation in AIG Common Stock and appropriately accounting for the time horizon of risks.

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Comprehensive Clawback: All deferred and long-term incentive awards are subject to rigorous clawback provisions covering financial restatements, materially inaccurate performance metrics, failures of risk management and material reputational harm to AIG.

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Share Ownership Requirements: Under the 2013 structure, executive officers must retain 50% of the after-tax shares they receive as compensation until they achieve a specified ownership level of AIG Common Stock, further fostering an ownership culture focused on long-term performance. These levels are set at five times the new base salary level for our Chief Executive Officer and three times the new base salary level for other executive officers. Executive officers are required to comply with the share ownership requirements until six months after they cease to be executive officers, even if they are no longer employed by AIG.

Resulting Features. Our 2013 compensation structure results in the following features:

•

At least 70% of total compensation is variable and incentive-based. Short-term and long-term incentives represent at least 70% of each executive’s total target direct compensation opportunity, and the full amount of such incentive compensation is “at risk” based on performance and the value delivered to AIG’s stockholders.

•

At least 75% of target incentives and 55% of target total compensation is deferred and subject to clawback. 50% of any earned short-term incentive award is deferred for one year following the end of the annual performance period, and 100% of any long-term incentive award is deferred over five years.

•	The majority of incentive pay is long-term. More than half of each executive’s incentive compensation opportunity is based on performance over a three-year period and paid over a five-year period.

•

Long-term incentives are directly linked to company performance. Long-term incentives are 100% in the form of performance share units that, for 2013, will be earned based on achieving total shareholder return and growth in tangible book value per share measured relative to AIG’s peers, with above-median performance required, in each case, for payout at target.

Continuation of Best Practices. We continue to adhere to compensation best practices:

•No equity grants below 100% of fair market value	•No repricing of underwater stock options or stock appreciation rights
•No dividends or dividend equivalents paid on performance share units unless goals are satisfied	•No tax gross-ups on severance payments or perquisites
•No hedging transactions with respect to our stock	•No excessive pension payments or perquisites or benefits
•No single-trigger change-in-control or severance benefits

2012 Compensation Overview

The 2012 compensation structure and amounts for AIG’s Top 25 group were publicly announced by the Special Master on April 6, 2012. The Committee’s decisions for the Top 25 were effectively confined to proposing total compensation amounts to the Special Master (within a structure permitted by TARP and the related regulations) and to approving year-end incentive awards up to the amounts allowed by the Special Master. The following table shows the approved 2012 annualized compensation rates and target incentive amounts for Messrs. Benmosche, Herzog, Dooley, Hancock and Wintrob as determined by the Special Master and the actual incentive awards for 2012 as determined by the Committee. We refer to the executives listed on this table as AIG’s “named executives.”

	Structure and Maximum Amounts Approved by Special Master(1)
	Robert H. Benmosche	David L. Herzog	William N. Dooley	Peter Hancock	Jay Wintrob
2012 Special Master
Approved Structure
Cash Salary(2)	$3,000,000	$495,000	$450,000	$1,800,000	$495,000
Stock Salary(2)	$7,500,000	$4,734,000	$5,550,000	$5,200,000	$5,315,000
Target Incentive(3)	$0	$1,071,000	$0	$1,000,000	$1,190,000

Total	$10,500,000	$6,300,000	$6,000,000	$8,000,000	$7,000,000
2012 Committee
Awarded Incentive
% of Target	n/a	100%	n/a	100%	100%
Amount(3)	$0	$1,071,000	$0	$1,000,000	$1,190,000

(1)	The 2012 Summary Compensation Table contains important information. The manner in which the Special Master and the Committee administered 2012 compensation for the named executives is different from the manner in which SEC rules require the compensation to be presented in the 2012 Summary Compensation Table. For further discussion, see “2012 Compensation—2012 Summary Compensation Table.”

(2)	2012 pay structures for our named executives were prescribed by law and do not reflect a compensation framework chosen by AIG. AIG did not determine the appropriate compensation elements and allocation for our named executives. Instead, the 2012 pay structures were dictated by federal law, as interpreted by the Special Master. Under the TARP Standards, incentives could comprise only a limited portion of a named executive’s compensation, and all incentive pay had to be in the form of unvested “TARP RSUs” (described under “2012 Compensation Structure—Direct Compensation Components—2012 Incentive Compensation”). As a result, most of our named executives’ compensation for 2012 consisted of cash salary and Stock Salary in amounts determined by the Special Master. The approved cash salary rate for Mr. Benmosche was effective as of his date of hire, August 10, 2009. His approved Stock Salary rate, along with the approved cash salary and Stock Salary rates for Messrs. Herzog, Dooley, Hancock and Wintrob became effective January 1, 2012, the effective date required by the Special Master’s determination. As further described under “2012 Compensation Structure—Direct Compensation Components—Stock Salary,” there is no guarantee that the named executives will realize the approved amounts of this pay element. The ultimate value of Stock Salary is determined by the value of AIG Common Stock over a period of years and cannot be immediately monetized (until August 2014, for Mr. Benmosche).

(3)	Federal law effectively prohibited any named executive who retires before the end of 2014 from receiving any incentive compensation for 2012. Federal law required mandatory two years’ future service for any 2012 incentives paid to our named executives, which cannot be waived in the event of voluntary or involuntary retirement. As a result, there was no legally permissible incentive compensation that we could deliver to a named executive who retires before the end of 2014. Because Messrs. Benmosche and Dooley may retire before the end of the required minimum two-year vesting period, the Special Master approved, as in 2011, a compensation structure for each that substituted Stock Salary for the prior TARP RSU target incentive while keeping their total annual direct compensation opportunity constant.

Compensation Philosophy and Design of Compensation Framework

In 2010, the Committee approved a comprehensive compensation philosophy that centers around the following:

•	Attracting and retaining the strongest employees for AIG’s various business needs by providing competitive and consistent compensation opportunities.

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Creating a culture of performance management and pay-for-performance by providing total direct compensation opportunities that reward the performance of AIG, AIG’s business units and individual employees.

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Managing total direct compensation to provide a market-competitive, performance driven structure through a four-part program that takes into account base salary, annual incentives, long-term incentives and benefits and perquisites.

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Motivating all AIG employees to achieve sustainable increases in AIG’s “intrinsic value,” which represents a balance of profitability, growth and risk, to drive long-term value creation for shareholders.

•	Aligning the long-term economic interests of key employees with those of shareholders by ensuring that a meaningful component of each key employee’s compensation is represented by AIG securities.

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Avoiding incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG by appropriately balancing risk and reward as well as rewarding both annual and long-term performance.

•	Maintaining strong corporate governance practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation.

These objectives apply enterprise-wide, but we were required to implement them differently for our named executives while subject to the statutory compensation restrictions. In particular, the Special Master was required to determine the 2012 compensation structure and amounts payable or potentially payable for each of the named executives and to conclude that the compensation structures will not result in payments that are inconsistent with the purposes of Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA) or TARP, and will not otherwise be contrary to the public interest. In doing so, the Special Master was required to consider the following six principles:

•	Risk. Compensation should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG.

•	Taxpayer Return. Compensation should reflect the need for AIG to remain a competitive enterprise and to retain and recruit talented employees so that AIG could ultimately repay its TARP obligations.

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Appropriate Allocation. Compensation should be appropriately allocated to different components, such as salary and short- and long-term incentives, and forms, such as cash and equity, based on the role of each employee and other relevant circumstances.

•	Performance-based Compensation. An appropriate portion of compensation should be performance-based, and the performance metrics should be measurable, enforceable, and actually enforced if not met.

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Comparable Structures and Payments. Compensation should be consistent with compensation for executives in similar positions at entities that are similarly situated, including at financially distressed institutions.

•	Employee Contributions to AIG’s Value. Compensation should reflect current and prospective contributions of the employee to AIG’s value.

Because 2012 compensation for AIG employees was subject to the determinations of the Special Master, during that time, the Committee’s approach for those employees also focused on these principles.

The Special Master had discretion to determine the appropriate weight or relevance of each principle, depending on her views of the facts and circumstances surrounding the compensation structure or payment for a particular employee. To the extent that two or more principles were inconsistent in a particular situation, the Special Master exercised discretion to determine the relative weight to be accorded to each principle.

In the course of applying these principles, the Special Master was permitted to take into account other compensation structures and other compensation earned, accrued, or paid, including compensation and compensation structures that are not subject to the restrictions of EESA. For example, the Special Master was permitted to consider payments by AIG under valid contracts entered into before the enactment of EESA.

As required by EESA, AIG held a non-binding shareholder advisory vote at its 2012 Annual Meeting of Shareholders to approve the compensation of AIG’s named executives. This shareholder resolution was approved by over 99 percent of the votes cast. Although the Committee reviewed the outcome of the vote, the result did not impact compensation decisions in light of the authority of the Special Master to determine the specific 2012 compensation structures and amounts payable or potentially payable for AIG’s named executives.

2012 Compensation Structure—Direct Compensation Components

Cash Salary. Beginning in 2009, the Special Master determined that compensation for Top 25 employees and the remainder of AIG’s 100 most highly compensated employees and executive officers (the Top 26-100) should be primarily performance-based and therefore required that cash salaries be generally limited to $500,000, except in certain exceptional cases. AIG’s historical practice had been to pay a limited portion of overall compensation in the form of base salary. However, under the prescribed structure for the Top 25, cash salary was the only source of liquid compensation AIG could provide to the Top 25 that was not dependent on the future performance of AIG Common Stock. As a result, the limitation on cash salary resulted in cash compensation opportunities for members of the Top 25 in the past three years that were lower than ever before, as a percentage of total compensation, and that were significantly lower than AIG’s competitors. AIG anticipates that cash salaries for its executives will increase in 2013, as AIG returns to market-competitive salaries.

Stock Salary. As a result of the Special Master’s determinations, in 2009, AIG implemented a program of regular grants of vested stock or units that has become generally referred to as “Stock Salary.” The ultimate value of Stock Salary is determined by the value of AIG Common Stock over a period of years, and the Special Master has therefore determined that this compensation is both performance-based and consistent with the long-term interest of shareholders. In large part, Stock Salary took the place of what would otherwise have been annual and long-term cash, stock and performance-based incentive programs.

Stock Salary took the form of regular bi-weekly or semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date was based on the dollar value of the Stock Salary earned over the period since the preceding grant date. Furthermore, each grant of Stock Salary remains subject to transfer or payment restrictions over a multi-year period. The periods of restriction for Stock Salary paid to AIG’s named executives in 2012 are as follows:

•	For Mr. Benmosche, transfer restrictions will lapse in August 2014, on the fifth anniversary of the date of hire.

•	For Messrs. Herzog, Dooley, Hancock and Wintrob, payment restrictions will lapse on one third of the Stock Salary each year, starting on the first anniversary of grant.

Consistent with 2011, the 2012 determination for Messrs. Herzog, Dooley, Hancock and Wintrob provided that Stock Salary would take the form of either AIG Common Stock or units based on the value of AIG Common Stock. The 2012 determination for Mr. Benmosche required that grants of Stock Salary continue to be made on the terms specified in his August 16, 2009 letter agreement with AIG, except that additional Stock Salary was substituted for a TARP RSUs opportunity. Under the letter agreement, on each grant date, Mr. Benmosche was awarded shares of restricted AIG Common Stock in an amount determined by dividing the dollar value of the Stock Salary earned since the preceding grant date by the market price of AIG Common Stock on the date of grant.

AIG does not intend to grant Stock Salary in 2013 or future years, because we are no longer subject to the TARP restrictions. We believe that providing a larger portion of total compensation in incentives structured to reward both annual and long-term enterprise, business unit/function and individual performance will better align our executives with shareholder interests and appropriately balance risk and reward.

2012 Incentive Compensation. As prescribed by law, under their 2012 approved compensation structures, named executives eligible for incentives could receive such pay only in the form of TARP RSUs.

TARP RSUs. TARP RSUs are a form of incentive compensation defined by applicable regulation under the name “long-term restricted stock.” In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG’s repayment of its TARP obligations. For TARP RSUs awarded to members of the Top 25 for 2012 performance, the Special Master extended the vesting period to three years, with pro rata vesting permitted after two years. The Committee, accordingly, determined that 2012 TARP RSU awards would vest 50 percent after two years and 50 percent after three years. Because AIG has fully repaid its TARP obligations as of December 14, 2012, on the vesting dates for such awards, 100 percent of the TARP RSUs then vesting will be payable.

AIG does not intend to award TARP RSUs in the future, and our 2013 incentive program includes a heightened emphasis on long-term performance. We believe that providing a significant portion of executives’ compensation based on performance metrics over a three-year period and subject to an additional vesting period will drive long-term value creation for our shareholders and better align with risk mitigation principles.

Performance Determination. AIG utilizes a company-wide relative performance rating (RPR) process, whereby individual performance is compared against a defined peer performance group generally comprised of at least 50 individuals with similar job roles and levels of responsibility. During roundtable discussions, managers compare individual performance to that of others in the defined peer performance group and assign employees an RPR between “1” (top performance) and “5” (unsatisfactory performance) using a guideline distribution. Ten percent of employees in a peer performance group receive a “1” ranking, 20 percent a “2”, 50 percent a “3” and 20 percent a “4” or “5”.

For the named executives, the applicable peer performance group consists of eight direct reports to the Chief Executive Officer. Because this peer performance group is too small to meet the guideline distribution, assignment of an RPR by the Chief Executive Officer does not strictly follow guideline distribution. The RPR results in a range of potential incentive payout; an RPR of “1” results in guideline payout of 130 to 150 percent of target subject to adjustment for pool funding for the year based on annual company or business unit performance, a “2” 120 to 140 percent, a “3” 80 to 120 percent, a “4” 20 to 80 percent and a “5” no payout. Because of the guideline distribution underlying the RPR process, it is possible that achievement of all goals does not result in a maximum or even target payout.

In addition, members of the Top 25 and Top 26-100 were subject to a cross check such that a minimum achievement of 50 percent was required to be eligible for any incentive payout and a minimum achievement of 75 percent was required to be eligible for payout at or above target. The named executives, however, could not have received more than their target amounts, even if their RPR and achievement against goals qualified them for a higher award. TARP RSUs were awarded through the RPR process, which, for members of the Top 25, included achievement against individual performance criteria reviewed and approved by the Committee in consultation with the Special Master. However, notwithstanding the full or partial satisfaction of the performance criteria, the Committee retained the discretion to reduce any employee’s incentive award on the basis of its overall evaluation of the employee’s or AIG’s performance. The RPR process and performance criteria used for each named executive eligible to receive TARP RSUs are summarized under “Committee Compensation Decisions for 2012—Incentive Awards.”

Clawback. TARP RSUs awarded for 2012 performance and amounts paid thereunder are subject to “clawback” if later determined to have been based on materially inaccurate financial statements or any other materially inaccurate performance metrics, or if the named executive is terminated due to misconduct that occurred during 2012.

Timing. Consistent with past practice under the TARP Standards, AIG granted TARP RSUs awards to Messrs. Herzog, Hancock and Wintrob on December 17, 2012 on the basis of preliminary individual scorecards assessing achievement against performance criteria. Individual performance scorecards were finalized during the first quarter of 2013, and on March 12, 2013, the Committee confirmed the TARP RSU awards.

Historic Compensation Components

In January 2012, Messrs. Herzog, Dooley, and Wintrob received $206,563, $1,239,375 and $1,239,375, respectively, upon the vesting of awards previously earned for the 2004-2006 performance period under AIG’s Senior Partners Plan. As of year-end 2012, Messrs. Herzog, Dooley and Wintrob each had additional outstanding awards under the Senior Partners Plan that had been earned in prior performance periods but were not yet vested; these awards vested and were paid in January 2013. No awards remain outstanding under the Senior Partners Plan. These awards are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.”

Messrs. Herzog, Dooley and Wintrob also received the final installments of previously earned awards under AIG’s Partners Plan and the AIG Deferred Compensation Profit Participation Plan in January 2012. AIG’s Partners Plan operated for successive overlapping two-year performance periods. Participants received Performance RSUs that entitled them to earn shares of AIG Common Stock based on the average of the percentage increase of AIG’s diluted adjusted earnings per share for the first year of the performance period over the prior year and the percentage increase of AIG’s diluted adjusted earnings per share for the second year of the performance period over the first year. Outstanding Performance RSUs for the 2006-2007 performance period were earned and one half vested after the fourth anniversary of the first day of the performance period and were paid out promptly thereafter, in January 2010. The other half vested on the sixth anniversary and were paid out promptly thereafter in January 2012. Messrs. Herzog, Dooley and Wintrob received 123 shares, 230 shares and 432 shares, respectively, upon the vesting of such awards, as well as $386.16, $722.09 and $1,356.27, respectively, representing the value of warrant equivalents, before withholdings, delivered pursuant to the anti-dilution adjustment previously made to such awards to reflect the issuance of a warrant dividend paid by AIG to shareholders in January 2011. No awards remain outstanding under AIG’s Partners Plan.

The Deferred Compensation Profit Participation Plan was the predecessor to the Partners Plan. In 2007 participants were awarded time-vested RSUs based upon the number of plan units they had been granted. Fifty percent of these time-vested RSUs vested in May 2009 and the remainder vested in May 2010. An incremental allocation of RSUs equal to 20 percent or 35 percent of the RSUs initially allocated was made in 2009, and these incremental RSUs vested and were paid out promptly thereafter in January 2012. Messrs. Herzog, Dooley and Wintrob received 189 shares, 256 shares and 480 shares, respectively, upon the vesting of such awards, as well as $593.37, $803.71 and $1,506.97, respectively, representing the value of warrant equivalents, before withholdings, delivered pursuant to the warrant anti-dilution adjustment described above. No awards remain outstanding under the DCPPP.

Compensation Structure—Indirect Compensation Components

Welfare and Other Indirect Benefits. AIG’s senior executives generally participate in the same broad-based health, life and disability benefit programs as AIG’s other employees.

Retirement Benefits. AIG provides a number of retirement benefits to eligible employees, including both defined contribution plans (such as 401(k) plans) and traditional pension plans (called defined benefit plans). These plans can be either tax-qualified or non-qualified. For the 2012 TARP Period, the Special Master required there be no further accruals under any non-qualified plan for employees in the Top 25 and Top 26-100 (but permitted continued age and service credit for the purpose of vesting in previously accrued benefits).

AIG’s only active defined contribution plan for the named executives is a 401(k) plan, which is tax-qualified. The plan was amended effective January 1, 2012 to provide all participants a match of 100% of the first 6% of their eligible compensation contributed up to the Internal Revenue Service compensation limit ($250,000 for 2012). Accordingly, for the named executives in 2012, AIG matched a percentage of their contributions to the 401(k) plan up to $15,000. In addition, some named executives have balances under legacy nonqualified defined contribution plans. These plans are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.”

AIG’s defined benefit plans include the Qualified Retirement Plan, the Non-Qualified Retirement Plan and the SERP. Each of these plans provides for a yearly benefit based on years of service and average final salary and, for the Qualified Retirement Plan and the Non-Qualified Retirement Plan, also based on pay credits and interest credits. As described above, the named executives could not accrue benefits under the non-qualified plans until the end of the 2012 TARP Period, and AIG is not permitted to restore the service accrual for the period during which the named executives were subject to the prohibition. These plans and their benefits are described in greater detail in “Post-Employment Compensation—Pension Benefits.”

Perquisites and Other Compensation. To facilitate the performance of their management responsibilities, AIG provides some employees, including the named executives, with automobile allowances, parking, annual health exams, legal services, financial and tax planning and other benefits categorized as “perquisites” or “other” compensation under the SEC rules.

The Special Master generally limited the amount of perquisites and “other” compensation for employees in the Top 100 to $25,000 per year while AIG remained subject to the TARP restrictions. In addition, all payments of tax “gross-ups” to these employees were prohibited, except in connection with expatriate arrangements.

Termination Benefits and Policies. Mr. Benmosche does not participate in AIG’s severance programs. AIG provides severance benefits to other executives in order to offer competitive total compensation packages, ensure executives’ ongoing retention when considering potential transactions that may create uncertainty as to their future employment with AIG and enable AIG to obtain a release of employment-related claims. However, during the 2012 TARP Period, pursuant to the Special Master’s determination, none of the named executives could have received any severance or other benefits as a result of termination or a change in control.

Before the end of the 2012 TARP Period, the Committee established the 2012 Executive Severance Plan (the 2012 ESP), which replaced AIG’s prior Executive Severance Plan established in March 2008. The 2012 ESP extends to AIG executives in grade level 27 or above and other executives who participated in the prior plan. Each of Messrs. Herzog, Hancock, Dooley and Wintrob is eligible based on both his grade level and prior eligibility under the prior plan, but none was eligible to receive benefits under the 2012 ESP until the expiration of the 2012 TARP Period. Under the terms of his employment agreement, Mr. Benmosche is not permitted to participate in the 2012 ESP.

The 2012 ESP provides for severance payments and benefits if terminated by AIG without “Cause” or if a qualifying executive terminates for “Good Reason,” including, for qualifying executives, after a “Change in Control.” In the event of a qualifying termination, a participant is generally eligible to receive severance in an amount equal to the product of a multiplier times the sum of salary and three-year-average annual incentives. The multiplier is either 1 or 1.5 depending on the executive’s grade level and increases to 1.5 or 2 for qualifying terminations within two years following a Change in Control. However, in any event, executives in grade level 27 or above who participated in the prior plan, which includes Messrs. Herzog, Hancock, Dooley and Wintrob, may not receive less than the severance they would have received under the prior plan. In April 2013, the 2012 ESP was amended for better consistency across participants in calculating the three-year-average annual incentives portion of the severance formula. For any year in which a participant was in the Top 25, this calculation will use the participant’s annual short-term incentive target for the year of termination (rather than the participant’s TARP RSUs award) as described in more detail under “2012 Compensation—Potential Payments on Termination.”

Committee Compensation Decisions for 2012

Total Direct Compensation Opportunity. AIG based its 2012 compensation proposals largely on the 2011 structures determined by the Special Master for Top 25 employees. For Mr. Benmosche, AIG proposed the same total opportunity of $10.5 million as set forth in his August 16, 2009 letter agreement with AIG and approved by the Special Master in 2009. AIG believed that this level was appropriate and significantly less than actual historic compensation of Chief Executive Officers at AIG and at other large insurance companies and Mr. Benmosche’s total compensation at his prior employer. Because Mr. Benmosche stated he may retire before the end of the minimum two-year vesting period required by regulation for any TARP RSUs he would have earned, the Special Master continued Mr. Benmosche’s 2011 compensation structure, which did not include a TARP RSU component. A similar request was made for Mr. Dooley. The Special Master approved these amounts payable as proposed by AIG. For 2013, both Messrs. Benmosche and Dooley will participate in our current executive compensation structures, with at least 70% of target total direct compensation being incentive-based.

AIG had several discussions with the Special Master regarding the appropriate total opportunity for each Top 25 employee. These discussions focused on three major factors: the amount of total direct compensation, the appropriate allocation between cash and non-cash compensation components and the form and transferability of the non-cash components. The Special Master determined total compensation opportunities of $6,300,000, $6,000,000, $8,000,000 and $7,000,000 for Messrs. Herzog, Dooley, Hancock and Wintrob, respectively. These compensation levels were in line with AIG’s proposals, although in certain cases, the Special Master determined that a portion of the compensation should be reallocated from the proposed Stock Salary level to TARP RSUs.

Cash Salary. For 2012, the Special Master maintained the salaries for Messrs. Herzog, Dooley and Wintrob at their 2011 levels of $495,000, $450,000 and $495,000, respectively. These cash salaries were in line with AIG’s proposal, although they remained substantially lower than the salary levels for these individuals in effect prior to the involvement of the Special Master in AIG’s compensation process. For each of Messrs. Benmosche and Hancock, the amount of his cash salary was established under the terms of his respective letter agreement.

Stock Salary. For Mr. Benmosche, the Special Master approved a Stock Salary level of $7,500,000. This level was proposed by AIG in light of Mr. Benmosche’s potential retirement prior to the minimum two-year vesting period required by regulation for any TARP RSUs.

For Messrs. Herzog, Dooley, Hancock and Wintrob, the Special Master determined the amount of their total opportunity that was to be in the form of Stock Salary and also established the related transfer restrictions.

Incentive Awards. For Messrs. Herzog, Hancock and Wintrob, the Special Master required that incentive awards take the form of TARP RSUs granted based on achievement of objective performance metrics. The performance metrics, and associated weights, for these named executives were established in April 2012 and reviewed favorably by the Office of the Special Master. Although Mr. Benmosche was not eligible to receive any incentive awards, the Committee also established performance metrics for Mr. Benmosche in April 2012. The metrics were established across four categories—financial, strategic, operational and organizational—and were selected to reflect objectives key to the creation of shareholder value to facilitate the profitable sale of the Department of the Treasury’s investment in AIG, growth in the core insurance businesses and preparation for additional regulatory supervision.

For Mr. Benmosche, President and Chief Executive Officer, performance criteria were based on AIG-wide company performance. These metrics included:

Metric	Significant Achievements

Financial

Achieve growth in tangible book value per share (excluding accumulated other comprehensive income (AOCI)) in line with pre-established peer group	Exceeded goal based on growth in tangible book value per share (excluding AOCI) above the 75th percentile of peer group through the first nine months of 2012. Full year data is not yet available for certain non-U.S. based peer companies.

Achieve total shareholder return (TSR) in line with pre-established peer group	Exceeded goal by achieving TSR above the 75th percentile of peer group.

Achieve AIG-wide adjusted pre-tax operating income (PTOI): $9.4 billion	19% below target.

Maintain or improve financial strength ratings by the four major ratings agencies	Achieved. Maintained all four financial strength ratings.

Strategic

Successfully emerge from government ownership and enable the Department of Treasury to sell its shares of AIG Common Stock at a profit	Exceeded goal. Department of Treasury ownership of AIG Common Stock reduced to zero with its final sale of shares in December 2012. Returned more than $205 billion in government financial support by December 2012, compared to $182.3 billion in financial support extended.

Facilitate repayment of the Department of Treasury’s preferred interests in the American International Assurance special purpose vehicle	Exceeded goal. Fully repaid ahead of schedule.

Position International Lease Finance Corporation (ILFC) for sale	Achieved by improving ILFC’s balance sheet through deleveraging and demonstrating access to diverse sources of liquidity. In December 2012, AIG entered into an agreement to sell 80.1% of ILFC for $4.2 billion, with an option for the purchaser to acquire an additional 9.9% stake.

Operational

Execute successful reorganization of AIG Life and Retirement	Achieved. Announced a new organizational structure in April 2012 with distinct product divisions, centralized product development resources, shared annuity and life operations platforms and a unified distribution organization with access to all AIG Life and Retirement products. Appointed executives to lead distribution organization, to begin building operations centers of excellence for life insurance, annuity and securities processing, to drive innovative product development and to lead the newly formed Institutional Markets division.

Prepare for supervision by the Federal Reserve by ensuring that AIG has the resources to execute on readiness initiatives	Achieved. Established a Federal Reserve liaison group, a Federal Reserve Supervision Program Management Office, an executive steering group and program heads in AIG functions and businesses to oversee readiness initiatives and completed resource assessment and hired experienced personnel where necessary.

Achieve substantially all key finance transformation milestones within acceptable timeframe and budget	Achieved finance transformation milestones in a timely manner and on budget by achieving above-target savings; deploying tax workflow tool; advancing the AIG Property Casualty finance transformation program; and initiating implementation of an AIG treasury target operating model and management system.

Develop and implement AIG Property and Casualty claims strategy and implement structural drivers project and enhanced reserving process

Achieved. Created a global claims, operations and systems leadership team, aligned functional strategy with AIG Property and Casualty business goals and transformed AIG’s global fraud program.

Implemented structural drivers project and enhanced reserving process by establishing subject matter experts responsible for analyzing and driving change around the key drivers of losses, revising the 2012 calendar to perform more efficient, bottom-up analysis of structural drivers for reserving each year.

Organizational

Complete succession planning for AIG leadership team, including the executive group, business unit leadership and functional leadership	Achieved goal by developing principles for identifying critical positions for review by the executive group and the Compensation and Management Resources Committee and driving ongoing reviews for AIG executives in grade level 25 and above.

Significantly increase diversity for AIG executives in grade level 26 and above	Achieved goal by increasing the overall representation of women in grade level 26 and above and developing the talent pipeline at AIG by among other things, piloting a program to identify, track, advance and promote underrepresented groups.

For Mr. Herzog, Chief Financial Officer of AIG, performance criteria were based on AIG-wide financial and fiscal management measures. These metrics included:

Metric	Significant Achievements

Financial (30%)

Oversee sale of $17.1 billion of the Department of Treasury’s stake in AIG, maintain satisfactory stress test results and achieve subsidiary distribution target of $4.7 billion while maintaining sufficient liquidity at AIG parent	Exceeded target achievement by overseeing sale of $54 billion of the Department of Treasury’s stake, achieving satisfactory stress test results, and achieving subsidiary dividends 13% above target.

Achieve the following business goals:

AIG-wide adjusted PTOI: $9.4 billion	19% below target.

Expense reduction for finance function: $64 million	4% above target.

Implement a plan for real estate cost reductions in the New York metro area	Implemented a plan that will reduce real estate expense in New York metro area by 2014.

Strategic (25%)

Achieve key Enterprise Finance Transformation milestones: deploy tax workflow tool; advance the AIG Property Casualty finance transformation program; and initiate implementation of an AIG treasury target operating model and management system	Completed key milestones in a timely manner and on budget.

Operational (35%)

Establish AIG capital plans and policies and statement of risk tolerance, meet readiness requirement for consolidated Federal Reserve Board reporting, and perform scheduled stress testing within shorter timeframes	Established AIG’s annual capital plan, fully met reporting requirements, and successfully prepared to perform stress testing within shorter timeframes. Committee noted that shorter timeframes for stress testing was delayed for reasons unrelated to executive’s performance.

Organizational (10%)

Implement diversity strategy for Global Finance, including filling key leadership roles, implementing women’s initiatives and demonstrating progress on diversity in senior leadership	Focused on historically underrepresented candidates for high-level positions, held forums and workshops to advance women in the financial community, and appointed several women to key leadership roles.

For Mr. Hancock, Chief Executive Officer of AIG Property Casualty, performance metrics related to the performance of AIG Property Casualty. These metrics included:

Metric	Significant Achievements

Financial (30%)

Improve risk-adjusted profitability to breakeven level	Not fully achieved, but there was a significant improvement in risk-adjusted profitability over 2011. The shortfall was due to prior year development, which was not included in the goal, legacy items impacting current year results, and higher attritional losses and expenses. The Committee noted off-setting financial achievements, including payment of the largest dividends to AIG since 2006, maintenance of strong financial strength ratings by the major rating agencies and substantial improvements in current accident year underwriting performance.

Contribute to successful sale of AIG equity and continue to communicate AIG’s strategic direction to investors and equity analysts	Exceeded goal by participating in investor calls during U.S. Treasury equity sales during 2012, and communicating AIG Property Casualty’s strategic vision to investors and equity analysts.

Comply with AIG policies regarding Sections 302 and 404 of Sarbanes Oxley, through timely and accurate completion of all related certifications; communication of material information to management; oversight of internal control over financial reporting; and timely documentation and effective evaluation of internal and disclosure controls	Achieved goal. Timely complied and reported, with no material weaknesses or significant deficiencies.

Strategic (20%)

Grow Direct Marketing Value of New Business (VoNB) in direct marketing on a fully allocated basis by $310 million, and develop a new training program to support long-term profitability (10%)	Partially achieved the VoNB goal on a fully allocated basis ($156 million) and on a marginally allocated basis ($261 million), with the shortfall primarily due to reduced spending on marketing. The Committee noted that VoNB on a marginally allocated basis was a more appropriate measure of economic value creation from incremental marketing investment beyond fixed costs.

Successfully implemented VoNB as an accepted intrinsic value metric with regular reporting and implemented a training program to support direct marketing under the AIG brand.

Build roadmap for business expansion in China, Brazil and India, in order to position AIG Property Casualty for meaningful growth in developing economies over the next five years (10%)	Achieved. Realigned AIG Property Casualty’s geographic organization, which enabled greater emphasis on developing economies. Built roadmaps for AIG Property Casualty’s expanded presence in China, Brazil and India.

Operational (25%)

Improve efficiency of claims organization by adhering to best practices and reducing lost economic opportunities in the claims process

Exceeded goal. Unified the claims and operations and systems functions under a single management team to improve customer service, capitalize on shared strategic initiatives and drive improvement in loss ratios.

Developed programs to reduce claims spend by standardizing best practices and minimizing proven cost drivers.

Initiated the design of a claims operating model for the business and continued building and deploying one global claims platform.

Moved the management of certain environmental liability businesses written prior to 2004 from Commercial Insurance to a separate claims organization.

Adopt a global underwriting framework designed to deliver risk insight, to utilize predictive modeling and technical pricing tools and to achieve the highest quality of underwriting governance

Achieved. Established a global underwriting framework to build a robust underwriting foundation and hired a Chief Underwriting Officer to lead a committee to drive consistent and transparent underwriting.

Implemented consistent underwriting guidelines, launched technical pricing tools in multiple business lines within the Commercial Insurance business, and established a global underwriting quality function to deploy a consistent, risk-based approach to underwriting reviews across all regions and products.

Execute on findings from project undertaken in 2011 to enhance AIG Property Casualty’s understanding of key structural drivers of insurance losses, and promote ownership of the project at the business unit level

Exceeded goal. Executed by implementing results of a study to mitigate medical costs and by building a workers’ compensation model to test drivers.

Established key structural driver subject-matter experts responsible for analyzing and driving change around the key drivers of loss.

Continued to enhance data quality and data mining tools to support the success of the structural drivers approach.

Completed initiative to place actuaries into two functions: the Portfolio Analytics and Pricing Actuarial function and the Finance Actuarial function to strengthen the role of actuaries and bring them to the front line of the product development and underwriting processes.

Implemented an enhanced reserving review process that includes an annual analysis of structural drivers across business units.

Support and promote a robust compliance framework and program to ensure readiness for Federal Reserve regulation that complements and supports the overall AIG compliance framework

Exceeded goal. Reorganized compliance function into a single cohesive unit, appointed new leadership, simplified and standardized compliance oversight processes, and led monthly meetings to ensure that AIG Property Casualty’s activities remain within AIG’s overall risk tolerance.

Created workstreams to collaborate with AIG’s overall Federal Reserve regulatory compliance framework and appointed a Federal Reserve supervision head in AIG Property Casualty.

Organizational (25%)

Expand diversity and inclusion throughout AIG Property Casualty

Exceeded goal by implementing diverse slating guidelines to expand the talent pool for senior positions as well as a program to focus on the development of strong diverse leaders in AIG Property Casualty.

Promoted diverse and inclusive teams among industry partners and clients through event sponsorship and speaking engagements focused on increasing diversity.

Promote newly created Science Office to blend science driven innovation with decision making	Exceeded goal by filling approximately 90 positions in the Science Office with diverse skill sets and industry experiences.

Support the successful transition of new United Guaranty Corporation (UGC) CEO and COO	Exceeded goal by helping UGC’s new leadership team to exceed planned VoNB, increase rates, and efficiently and effectively manage claims.

For Mr. Wintrob, President and Chief Executive Officer of AIG Life and Retirement, performance metrics related to the performance of AIG Life and Retirement. These metrics included:

Metric	Significant Achievements

Financial (25%)

Achieve the following business goals:

Premiums, deposits and other considerations: $24.970 billion	16% below target.

VoNB: $68 million	$80 million below target.

Adjusted PTOI: $3.741 billion	5% above target.

Maintain financial strength ratings by the four major ratings agencies	Achieved. Maintained all four financial strength ratings.

Distributions to AIG: $2.374 billion	20% above target.

Comply with AIG policies regarding Sections 302 and 404 of Sarbanes Oxley, through timely and accurate completion of all related certifications; communication of material information to management; oversight of internal control over financial reporting; and timely documentation and effective evaluation of internal and disclosure controls	Achieved goal. Timely complied and reported, with no material weaknesses or significant deficiencies.

Strategic (17.5%)

Lead AIG Life and Retirement transformation and development of annuity, life insurance and securities processing platform. Achieve measurable progress in combining American General Life Insurance Company (American General) and American General Life and Accident Insurance Company (AGLA) life administration and product development platforms and utilizing lower cost locations (10%)

Exceeded goal. Filled key positions for AIG Life and Retirement’s transformation, including for the newly created Chief Operations Officer position.

Led creation of life insurance, annuity and securities processing centers of excellence.

Led in-depth assessment of American General and AGLA’s businesses, developed an integration plan (including steps to consolidate operations and IT systems, streamlining processes; consolidating operations personnel) and united the businesses under common leadership.

Led migration of annuity operation positions to lower cost location.

Effectively continue process of addressing the short and long-term impact of low interest rates on new and existing business and products (7.5%)	Achieved goal. Action was taken across AIG Life and Retirement’s business and product lines to address the low interest rate environment by, among other things, converting flexible premium contracts to single premium contracts, lowering guaranteed minimum interest rates, increasing interest spread on new and existing universal life products and reducing commissions and other actions to reduce or eliminate deposits into contracts with higher guaranteed minimum interest rates.

Operational (32.5%)

Lead and promote the merger of seven life insurance legal entities into one company prior to July 1, 2013 to achieve capital efficiencies, increase risk diversification, achieve cost savings and simplify the legal structure (12.5%)	Exceeded goal. Merger of six life insurance legal entities into American General Life Insurance Company was completed on December 31, 2012.

Work with AIG’s enterprise risk management and finance functions to ensure: a common understanding of the variable annuity/guaranteed income solution products and associated risks; that hedging and overall risk management programs are understood and effectively address agreed-upon risk tolerances; and that financial reporting is understood (10%)

Achieved goal. Maintained ongoing dialogue between AIG Life and Retirement and the enterprise risk management and finance functions through regular meetings, and worked with the functions to create a new head of variable annuity risk management within the enterprise risk management function.

Reduced effective statutory capital requirements through the consolidation of the seven life insurance legal entities into one entity, creating a buffer against volatility in risk-based capital ratio.

Actively participate in considering and developing the resources, processes, systems and reports necessary to be ready for Federal Reserve regulation (10%)

Achieved goal. Established a Federal Reserve Executive Steering Committee, composed of AIG Life and Retirement senior leaders and representatives of the AIG “Fed-ready” leadership team, and Federal Reserve Liaison Group that meets biweekly.

Conducted mock Federal Reserve examinations in the variable and fixed annuity businesses with participation from key business and functional leaders.

Dedicated staff to work on workstreams and augmented internal resources with external resources where necessary to prepare for Federal Reserve regulation.

Organizational (25%)

Lead, promote and execute a series of steps that constitute the core framework of AIG Life and Retirement’s transformation, including clarifying its mission, goals, strategies and organizational structure and appointing key leadership to drive innovation in product development (15%)	Exceeded goal. Implemented new organization structure that included a new management structure, distinct product divisions, centralized product development resources, shared annuity and life operations platforms, a unified all-channel distribution organization with access to all AIG Life and Retirement products, and integration of the recently acquired Woodbury Financial Services.

Work with AIG Benefit Solutions and AIG Property Casualty Consumer divisions to fully realize potential synergies from combining the benefits businesses, including designing and initiating the necessary administration and systems platforms (10%)

Achieved goal. Carved out AIG Benefit Solutions as separate business unit with direct reporting to the Chief Executive Officer of AIG Life and Retirement as well as matrix reporting to AIG Property Casualty Consumer.

Led the development of a detailed plan for the benefits businesses, and designed and began to implement a new administrative system that will lower costs, reduce complexity, consolidate data, and allow products to be introduced to the market faster and improve efficiency and service levels.

AIG does not have a formulaic level of performance necessary for an employee to earn a minimum or maximum payout under the incentive component. As described under “2012 Compensation Structure—Direct Compensation Components—2012 Incentive Compensation,” TARP RSUs were awarded to the named executives through the RPR process and achievement against goals was part of that process.

Consistent with past practice under the TARP Standards, the Committee made compensation determinations in December 2012 on the basis of preliminary individual scorecards and RPRs for Messrs. Herzog, Hancock and Wintrob. Final scorecards and RPRs were prepared during the first quarter of 2013, and the Committee reviewed any changes and confirmed the TARP RSU grants. Based on 2012 performance, Messrs. Herzog, Hancock and Wintrob each met the 75 percent minimum achievement threshold to be eligible for incentive payout at or above target and each earned an RPR of “3” or higher, qualifying each for payout at target. The Committee therefore determined to award incentive compensation at the target amounts to Messrs. Herzog, Hancock and Wintrob (whose awards could not exceed the target amounts authorized by the Special Master).

Non-GAAP Financial Measures

Certain of the operating performance measurements used by AIG management are “non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” AIG uses the following operating performance measures because it believes they enhance understanding of the underlying profitability and trends of AIG and its business segments. AIG also believes such measures allow for more meaningful comparison with its insurance competitors. The non-GAAP financial measures presented may not be comparable to similarly-named measures reported by other companies.

AIG. Adjusted pre-tax operating income (loss) (PTOI) is calculated by excluding the following items from pre-tax operating income (loss): income (loss) from discontinued operations, net loss (gain) on sale of divested businesses, income from divested businesses, legacy FIN 48 and other tax adjustments, legal reserves (settlements) related to “legacy crisis matters,” deferred income tax valuation allowance (releases) charges, amortization of the Federal Reserve Bank of New York prepaid commitment fee asset, changes in fair value of AIG Life and Retirement fixed income securities designated to hedge living benefit liabilities, change in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital (gains) losses, (gain) loss on extinguishment of debt, net realized capital (gains) losses, non-qualifying derivative hedging activities, excluding net realized capital (gains) losses, and bargain purchase gain. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from our September 2008 liquidity crisis. It also includes legal fees incurred by AIG as the plaintiff in connection with such legal matters.

AIG Property Casualty. Risk-adjusted profitability is underwriting profit or loss plus net investment income in excess of the cost of capital. Underwriting profit or loss is on a GAAP basis and is normalized for natural catastrophe losses by using modeled average annual losses. Cost of capital is the product of the capital deployed and the capital rate. The capital deployed is derived by reducing AIG Property Casualty shareholders’ equity by Accumulated other comprehensive income (loss). Value of new business (VoNB) is the present value of projected future after-tax profits where profits are calculated as net income minus change in required capital and capital is based on the company’s modeling of capital needed to support the specific business. VoNB for United Guaranty Corporation is calculated differently on a before-tax basis and is the present value of projected premiums minus the present value of projected future losses and a percentage expense component.

AIG Life and Retirement. Premiums, deposits and other considerations (PDOC) is a non-GAAP financial measure which includes life insurance premiums and deposits on annuity contracts and mutual funds. VoNB is the present value, measured at point of sale, of projected after-tax statutory profits emerging in the future from new business sold in the period, less the cost of holding required capital in excess of regulatory reserves to support this business. Adjusted pre-tax operating income (loss) (PTOI) is calculated by excluding the following items from pre-tax operating income (loss): legal settlements related to legacy crisis matters described above, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities, net realized capital (gains) losses, and changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital (gains) losses. PTOI is further adjusted for changes in fair value of AIG Life and Retirement’s interest in Maiden Lane II LLC, alternative investment income above or below budget, reduced net investment income from asset sales in conjunction with programs to utilize capital loss tax carryforwards, net investment income related to certain legacy investments and restructuring charges.

Committee Compensation Decisions for 2013

As described under “Compensation Discussion and Analysis—Overview—2013 Compensation Program,” AIG’s 2013 executive compensation program consists of three primary components: annual base salary, a short-term incentive opportunity and a long-term incentive opportunity. Each executive’s annual base salary is paid in cash and is established based on his or her experience, performance and salaries for comparable positions at competitors. Annual base salary is the only fixed component, and does not exceed 30 percent of total direct compensation. Approximately 30 percent of an executive’s total direct compensation consists of a target short-term incentive opportunity tied to enterprise, business unit/function and individual performance. The earned annual cash award will range from 0 to 187.5 percent of target based on actual performance and AIG’s RPR process, and 50 percent of the earned award will be deferred for one year. At least 40 percent of an executive’s total direct compensation consists of a target long-term incentive opportunity in the form of performance share units that, for 2013, will be earned based on total shareholder return and growth in tangible book value per share, measured relative to AIG’s peers over a three-year performance period. Once earned, the performance share units vest ratably over three years and are settled in AIG Common Stock (or, at the election of AIG, cash). All deferred and long-term incentive awards are subject to clawback provisions covering financial restatements, materially inaccurate performance metrics, failures of risk management (including in a supervisory role) and material reputational harm to AIG.

In April 2013, the Committee determined 2013 annual base salaries, short-term incentive opportunities and long-term incentive opportunities, including authorizing the grant of performance share units under the 2010 Stock Incentive Plan, for each of the named executives as follows:

	Robert H. Benmosche	David L. Herzog	William N. Dooley	Peter Hancock	Jay Wintrob
Annual Base Salary	$2,000,000	$1,000,000	$1,000,000	$1,350,000	$1,200,000
Target Short-Term Incentive	$4,000,000	$2,000,000	$2,000,000	$2,700,000	$2,400,000
Target Long-Term Incentive	$7,000,000	$4,000,000	$4,000,000	$4,950,000	$4,400,000

Total	$13,000,000	$7,000,000	$7,000,000	$9,000,000	$8,000,000

The 2013 base salaries are effective on April 1, 2013 for Messrs. Benmosche and Hancock and January 1, 2013 for the other named executives.

Process for Compensation Decisions

Role of the Committee. The Committee determines and approves the compensation of AIG’s Chief Executive Officer, and the Board approves or ratifies the amounts to be awarded to him. After considering the recommendation of AIG’s Chief Executive Officer, the Committee also approves the compensation of other key employees under its purview, which includes all of the other named executives. Currently, there are 41 employees under the Committee’s purview. For 2012, the Committee also reviewed and approved the compensation of all employees in the Top 25 and Top 26-100; as described above, decisions regarding the structure (and, for the Top 25, amount) of compensation for these employees was required to be approved by the Special Master.

The Committee also makes recommendations to the Board with respect to AIG’s compensation programs for other key employees and oversees AIG’s management development and succession planning programs.

Attendance at Committee meetings generally includes internal legal and human resources executives and their staff members (depending upon agenda items), outside counsel and the Committee’s independent consultant; beginning in October 2009 and ending upon the Department of the Treasury’s final sale of AIG Common Stock in December 2012, attendance also regularly included representatives of the Department of the Treasury.

Consultants. To provide independent advice, the Committee has used the services of the Cook firm since 2005. A senior consultant of the Cook firm regularly attends the Committee’s meetings and is instructed to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including views of how the program and proposals compare to market practices in financial services and general industry and to “best practices.” The Cook firm responds on a regular basis to questions from the Committee and the Committee’s other advisors, providing its opinions with respect to the design and implementation of current or proposed compensation programs, including the 2013 executive compensation structure. The Cook firm also participated in the Committee meetings in which the compensation risk assessments were conducted and previously advised that the process was thorough and well designed. In light of new SEC and NYSE rules, in March 2013, the Committee reviewed various items related to the Cook firm’s relationship to AIG, the members of the Committee and AIG’s executive officers. The Committee confirmed that neither the Cook firm nor any of its affiliates provides any other services to AIG or its management except with respect to director compensation, and that the Cook firm had no business or personal relationship with any member of the Committee or executive officer that raised a conflict of interest with respect to the Cook firm’s work for the AIG Board. The Committee also received information on the fees paid to the Cook firm by AIG as a percentage of the Cook firm’s total revenue and the Cook firm’s ownership of any AIG Common Stock. Considering this information, the Committee determined that the Cook firm is independent and that its work has not raised any conflict of interest.

In 2012, the Committee also considered materials prepared by Johnson Associates related to market compensation levels and various aspects of AIG’s efforts to comply with the TARP Standards and the requirements of the Special Master. Johnson Associates was engaged by AIG to assist with this work. In particular, Johnson Associates prepared reports presenting market comparisons of total compensation levels for employees in the Top 25 and select positions within the Top 26-100. These reports were provided to the Special Master and considered by the Committee in its compensation decisions. The Committee performed a review of Johnson Associates’ services similar to the review of the Cook firm described above. The Committee noted that the Cook firm reviewed the reports prepared by Johnson Associates prior to consideration by the Committee and determined that this appropriately addressed any conflict of interest raised by Johnson Associates’ work or business relationship with AIG.

Consideration of Competitive Compensation Levels. Since 2009, based on the direction of the staff of the Office of the Special Master, the Committee has considered information based on a wider range of peer companies than the Committee had used in prior years. In 2012, the Committee considered information from data disclosed in surveys, proxy statements and employment contracts from a number of peer companies (Broad Data), as well as proprietary Johnson Associates’ data.

The companies used in the Broad Data set were: Aetna, Inc., AFLAC, The Allstate Corporation, American Express Company, Ameriprise Financial, Inc., Bank of America Corporation, Bank of New York Mellon, BlackRock, Inc., Capital One Financial Corp., CIGNA Corporation, Citigroup Inc., Chubb Group, Hartford Financial Services, Invesco Ltd., JP Morgan Chase & Co., Lincoln National Corporation, Marsh & McLennan Companies, Inc., MetLife Inc., Principal Financial Group, Inc., Prudential Financial Inc., T. Rowe Price Group, Inc., The Travelers Companies Inc., U.S. Bancorp and Wells Fargo & Company.

Consultations with Stakeholders. AIG’s compensation decisions in 2012 were guided by discussions with a number of outside stakeholders. AIG spoke frequently with the Special Master both while formulating its proposals and while implementing the Special Master’s decisions.

Consideration of Prior Years’ Compensation. When deciding on appropriate amounts and/or structures of compensation to approve, the Special Master is permitted to take into account prior years’ compensation, including legally binding rights under valid employment contracts that are not themselves subject to review by the Special Master. The Special Master was provided with information on prior years’ compensation, and indicated that the information was considered when making decisions.

Consideration of Risk Management. As required by statute, the Committee reviewed the compensation arrangements of AIG’s employees, including the named executives, with AIG’s senior risk officer at least every six months during the 2012 TARP Period. For further discussion of the risk review process, see the Report of the Compensation and Management Resources Committee.

Other Considerations

Other Treasury Limits. AIG’s Master Transaction Agreement with the Department of the Treasury, dated December 8, 2010, placed additional compensation limits on the 2012 compensation of certain AIG employees, including Messrs. Herzog, Dooley, Hancock and Wintrob. These limits included limiting the annual bonuses and cash performance awards vested or paid to executive officers and Senior Partners during the 2012 TARP Period to the aggregate adjusted net income for 2012 of AIG’s insurance company subsidiaries included in AIG’s 2012 consolidated financial statements (excluding certain amounts distributed to AIG in the form of dividends and other distributions). Each of Messrs. Herzog, Dooley and Wintrob is a Senior Partner. The compensation for AIG’s named executives was designed to comply with these limits.

Deductibility of Executive Compensation. As a participant in TARP in 2012, AIG was subject to Section 162(m)(5) of the Internal Revenue Code of 1986, as amended, which limited AIG’s ability to take a federal income tax deduction for compensation paid to the named executives. Section 162(m)(5) generally lowers the cap on the deductibility of compensation paid to these individuals from $1,000,000 to $500,000 per year and removes the exemption for compensation determined to be “performance-based” under applicable tax regulations. As a result of these limitations, deductibility was not taken into account in making 2012 compensation decisions.

Share Ownership Guidelines and No-Hedging Policy. AIG’s share ownership guidelines establish levels of ownership of AIG Common Stock at five times salary for the Chief Executive Officer and three times salary for other executive officers, which includes the remaining named executives. Until the guidelines are met, such employees are required to retain 50 percent of the shares of AIG Common Stock received upon the exercise, vesting or payment of certain equity-based awards granted by AIG. Shares held for purposes of the guidelines may include stock owned outright by the officer or his or her spouse and earned but unvested share-based awards. The guidelines apply to all of AIG’s executive officers. Executive officers are required to comply with the guidelines until six months after they cease to be executive officers. While AIG was subject to the TARP Standards, share ownership guidelines applied to AIG’s 100 most highly compensated employees.

AIG’s Code of Conduct and Insider Trading Policy prohibit employees from engaging in any hedging transactions with respect to any of AIG’s securities, including by trading in any derivative security relating to AIG’s securities.

Adjustment and Recovery of Awards. Both the Partners Plan and the Senior Partners Plan provide that the Committee can adjust outstanding awards for any restatement of financial results and specifically note that adjustments may take into account the fact that prior vested awards may have been overpaid. No misconduct on the part of a participant is required for the Committee to exercise this authority.

Additionally, as noted above, the incentive compensation paid to each of the named executives for 2012 will be subject to clawback by AIG if it is based on materially inaccurate financial statements or any other materially inaccurate performance metrics or if the named executive is terminated for misconduct that occurred during the period in which the incentive compensation was earned. Our 2013 incentive awards include clawback features covering financial restatements, materially inaccurate performance metrics, failures of risk management and material reputational harm to AIG.

Conclusion

2012 marks three years that we have adhered – to the extent legally permitted – to comprehensive pay-for-performance standards throughout AIG. Our 2013 compensation program will build on our commitment and experience, ensuring that our people are properly motivated and appropriately rewarded for their efforts to balance profit, growth, and risk.

2012 COMPENSATION

Summary Compensation Table

The following tables contain information with respect to AIG’s named executives. As required by SEC rules, AIG’s named executives include the Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers.

The presentation below differs from the manner in which AIG and, until the Department of the Treasury disposed of the last of its shares of AIG Common Stock in December 2012, the Special Master administered the compensation of AIG’s named executives. In particular, for Mr. Benmosche, amounts for 2011 include a $3,499,985 equity incentive award for 2010 performance. Mr. Benmosche was not eligible to earn any incentive awards, including equity incentive awards, for 2011 and 2012 performance.

Please see “Compensation Discussion and Analysis” for details regarding the manner in which the compensation of the named executives was administered.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)		Change in Pension Value(3)	All Other Compensation(4)	Total
Robert H. Benmosche	2012	$3,000,000	$0	$7,500,000		$0	$33,412	$40,498	$10,573,910
Chief Executive Officer	2011	$3,000,000	$0	$10,932,677		$0	$28,576	$22,928	$13,984,181
	2010	$3,000,000	$0	$5,380,802		$0	$18,467	$25,000	$8,424,269
David L. Herzog	2012	$495,000	$0	$5,804,973	$		$191,345	$27,109	$6,518,427
Executive Vice President and Chief Financial Officer	2011	$495,000	$0	$5,804,999		$0	$174,075	$21,775	$6,495,849
	2010	$492,769	$1,000,000	$5,656,588		$0	$112,279	$10,408	$7,272,044
William N. Dooley	2012	$450,000	$0	$5,550,000	$		$595,778	$31,723	$6,627,501
Executive Vice President—Investments	2011	$450,000	$0	$5,550,000		$0	$602,981	$39,642	$6,642,623
Peter D. Hancock	2012	$1,800,000	$0	$6,199,995		$0	$25,364	$21,583	$8,046,942
Executive Vice President—	2011	$1,794,231	$0	$5,199,990		$0	$28,475	$11,942	$7,034,638
Property and Casualty Insurance	2010	$1,326,923	$0	$5,464,938		$1,080,000	$0	$212,256	$8,084,117
Jay S. Wintrob	2012	$495,000	$0	$6,504,972		$0	$306,082	$81,257	$7,387,311
Executive Vice President— Life and Retirement	2011	$495,000	$0	$6,504,993		$0	$276,420	$60,466	$7,336,879
	2010	$493,154	$1,200,000	$6,479,016		$0	$165,580	$41,683	$8,379,433

Footnotes to 2012 Summary Compensation Table

(1)	2012 Amounts. For Mr. Benmosche, the amount represents the grant date fair value of Stock Salary paid during 2012 in AIG Common Stock, which is restricted from transfer until August 10, 2014, and includes $393 in cash paid in lieu of fractional shares. For Messrs. Herzog, Dooley, Hancock and Wintrob, the amounts represent the grant date fair value of Stock Salary paid during 2012 in RSUs and, except for Mr. Dooley, TARP RSUs awarded in December 2012 for 2012 performance.

2011 Amounts. For Mr. Benmosche, the amount includes TARP RSUs awarded in March 2011 for 2010 performance.

Calculation. The amount shown for the awards granted by AIG was calculated using the assumptions described in Note 21 to the Consolidated Financial Statements included in AIG’s 2012 Annual Report on Form 10-K (for awards granted in 2012), Note 19 to the Consolidated Financial Statements included in AIG’s 2011 Annual Report on Form 10-K (for awards granted in 2011) and Note 19 to the Consolidated Financial Statements included in AIG’s 2010 Annual Report on Form 10-K (for awards granted in 2010).

(2)

None of the named executives received any cash incentive pay in 2012. The amount shown for Mr. Hancock in 2010 represents 2010 year-end variable cash incentive pay. As a member of the Top 26-100 for 2010, Mr. Hancock received a 2010 Variable Cash Incentive award of $2,160,000 based on his performance against objective metrics reviewed favorably by the Office of the Special Master. In light of the restrictions applicable to Mr. Hancock because he was expected to enter the Top 25 for 2011, half of the Variable Cash Incentive ($1,080,000) was paid in cash in December 2010, whereas the remaining half was paid in the form of immediately vested restricted stock not transferable until the first quarter of 2012 and is included in the Stock Awards column for 2010.

(3)	The amounts in this column do not represent amounts that were paid to the named executives. Rather, the amounts represent the total change of the actuarial present value of the accumulated benefit under AIG’s defined benefit (pension) plans, including the Qualified Retirement Plan, the Non-Qualified Retirement Plan and the SERP and/or the American General Corporation Supplemental Executive Retirement Plan, as applicable. These plans are described in “Post-Employment Compensation—Pension Benefits.” (For Mr. Herzog, the amounts previously reported in AIG’s 2010 Proxy Statement were overstated by small amounts as the three-year average earnings used for that proxy calculation included three years of base salary paid through October 31, 2009. The calculation should have been based upon three years of base salary paid through October 22, 2009 to reflect the date his nonqualified pension benefits were frozen.)

Pursuant to the Determination Memoranda issued by the Office of the Special Master on October 22, 2009, December 11, 2009, March 23, 2010, April 16, 2010, April 1, 2011, April 8, 2011, April 6, 2012 and May 9, 2012 (the Memoranda), there was a freeze on future benefit accruals with regard to the benefits provided under the Non-Qualified Retirement Plan and the SERP. The Memoranda required AIG to cease any future benefit accruals for executives while they were Top 100 employees. Pursuant to the Memoranda, benefit accruals in these plans ceased on October 22, 2009 for Messrs. Benmosche, Herzog and Wintrob and on December 11, 2009 for Mr. Dooley. Mr. Hancock commenced employment after the freeze date and therefore did not accrue any benefits in the Non-Qualified Retirement Plan prior to the end of the 2012 TARP Period. Because the TARP Standards ceased to apply to AIG as of December 14, 2012, the freeze on benefits accrual in the Non-Qualified Retirement Plan and SERP ended, and Top 100 employees, including the named executives, became eligible to accrue benefits under these plans after this date. We are not permitted to restore the service accrual for the length of time during which these executives were subject to the freeze.

(4)	Perquisites. This column includes the incremental costs of perquisites and benefits. The following table details the incremental cost to AIG of perquisites received by each named executive.

Perquisites and Benefits

Name	Personal Use of Car Service/Car Allowance/Parking(a)	Financial, Tax and Legal Planning(b)	Other(c)	Total
Robert H. Benmosche	$25,186	$0	$0	$25,186
David L. Herzog	$6,529	$0	$5,100	$11,629
William N. Dooley	$0	$16,243	$0	$16,243
Peter D. Hancock	$6,103	$0	$0	$6,103
Jay S. Wintrob	$13,308	$10,000	$0	$23,308

(a)	For Mr. Benmosche, who was provided with a dedicated car and driver, car use reflects the incremental cost of driver overtime compensation, fuel and maintenance attributable to personal use. Although this benefit was provided to enhance the security and efficient travel of Mr. Benmosche, SEC rules require that costs of commuting and other uses not directly and integrally related to business be disclosed as compensation to the executive. For the other named executives, the incremental cost for car-related perquisites represents AIG’s direct expenditures.

(b)	Incremental costs related to financial, tax and legal planning represent AIG’s direct expenditures.

(c)	All of the named executives are eligible to have an annual medical examination paid for by the company. Mr. Herzog elected to participate in the program and the amount shown represents the cost of the examination.

Other Benefits. This column also includes life insurance premiums paid for the benefit of the named executives. All named executives are covered under the AIG Basic Group Life Insurance Plan. For group life insurance, the 2012 company-paid costs were: Benmosche—$312; Herzog—$480; Dooley—$480; Hancock—$480; and Wintrob—$480.

This column also includes matching contributions by AIG under its 401(k) plan. These matching contributions include the following amounts in 2012: Benmosche—$15,000; Herzog—$15,000; Dooley—$15,000; Hancock—$15,000; and Wintrob—$14,715. See “Post-Employment Compensation—Nonqualified Deferred Compensation” for additional details.

For Mr. Wintrob, this column includes special tax distributions of $42,754 in 2012 related to his investment in an employee co-investment fund, SunAmerica Venture Fund 2000, L.P.

AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers and its subsidiaries and their directors and officers. The premium for this policy for the year ended September 22, 2012 was approximately $34 million, and for the year ending September 22, 2013 was approximately $30 million. In addition, AIG purchased coverage in 2008 that will be in effect until 2014 and will allow AIG and its subsidiaries to report claims that relate to director and officer conduct during the period from May 24, 2005 to September 22, 2008, at a total cost of approximately $75 million.

2012 Grants of Plan-Based Awards

Total 2012 Grants. The following table details all equity and non-equity plan-based awards granted to each of the named executives in 2012.

2012 Grants of Plan-Based Awards

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Non-equity Incentive Plan Awards	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (# of AIG Shares)	All Other Option Awards	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(2)
				Threshold	Target	Maximum
Robert H. Benmosche Stock Salary paid in restricted stock(3)	01/06/12	04/12/11	—	—	—	—	12,254	—	—	$288,459
	01/20/12	04/12/11	—	—	—	—	11,246	—	—	$288,460
	02/03/12	04/12/11	—	—	—	—	10,616	—	—	$288,437
	02/17/12	04/12/11	—	—	—	—	10,593	—	—	$288,447
	03/02/12	04/12/11	—	—	—	—	9,679	—	—	$288,434
	03/16/12	04/12/11	—	—	—	—	10,291	—	—	$288,457
	03/30/12	04/12/11	—	—	—	—	9,356	—	—	$288,445
	04/13/12	04/10/12	—	—	—	—	8,881	—	—	$288,455
	04/27/12	04/10/12	—	—	—	—	8,370	—	—	$288,430
	05/11/12	04/10/12	—	—	—	—	9,085	—	—	$288,449
	05/25/12	04/10/12	—	—	—	—	9,950	—	—	$288,451
	06/08/12	04/10/12	—	—	—	—	9,463	—	—	$288,432
	06/22/12	04/10/12	—	—	—	—	9,174	—	—	$288,431
	07/06/12	04/10/12	—	—	—	—	9,137	—	—	$288,455
	07/20/12	04/10/12	—	—	—	—	9,296	—	—	$288,455
	08/03/12	04/10/12	—	—	—	—	9,204	—	—	$288,453
	08/17/12	04/10/12	—	—	—	—	8,289	—	—	$288,457
	08/31/12	04/10/12	—	—	—	—	8,402	—	—	$288,441
	09/14/12	04/10/12	—	—	—	—	8,237	—	—	$288,460
	09/28/12	04/10/12	—	—	—	—	8,797	—	—	$288,454
	10/12/12	04/10/12	—	—	—	—	8,134	—	—	$288,432
	10/26/12	04/10/12	—	—	—	—	8,308	—	—	$288,454
	11/09/12	04/10/12	—	—	—	—	8,966	—	—	$288,436
	11/23/12	04/10/12	—	—	—	—	8,786	—	—	$288,444
	12/07/12	04/10/12	—	—	—	—	8,451	—	—	$288,433
	12/21/12	04/10/12	—	—	—	—	8,303	—	—	$288,446

Total							241,268			$7,499,607
David L. Herzog Stock Salary paid in RSUs	04/13/12	04/10/12	—	—	—	—	42,511	—	—	$1,380,750
	04/30/12	04/10/12	—	—	—	—	5,796	—	—	$197,250
	05/15/12	04/10/12	—	—	—	—	6,371	—	—	$197,250
	05/30/12	04/10/12	—	—	—	—	6,828	—	—	$197,250
	06/15/12	04/10/12	—	—	—	—	6,266	—	—	$197,250
	06/29/12	04/10/12	—	—	—	—	6,147	—	—	$197,250
	07/13/12	04/10/12	—	—	—	—	6,274	—	—	$197,250
	07/30/12	04/10/12	—	—	—	—	6,218	—	—	$197,250
	08/15/12	04/10/12	—	—	—	—	5,796	—	—	$197,250
	08/30/12	04/10/12	—	—	—	—	5,838	—	—	$197,250
	09/14/12	04/10/12	—	—	—	—	5,632	—	—	$197,250
	09/28/12	04/10/12	—	—	—	—	6,016	—	—	$197,250
	10/15/12	04/10/12	—	—	—	—	5,435	—	—	$197,250
	10/30/12	04/10/12	—	—	—	—	5,647	—	—	$197,250
	11/15/12	04/10/12	—	—	—	—	6,314	—	—	$197,250
	11/30/12	04/10/12	—	—	—	—	5,954	—	—	$197,250
	12/14/12	04/10/12	—	—	—	—	5,812	—	—	$197,250
	12/28/12	04/10/12	—	—	—	—	5,704	—	—	$197,250
TARP RSUs	12/17/12	12/17/12	—	—	—	—	30,643	—	—	$1,070,973

Total							175,202			$5,804,973

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Non-equity Incentive Plan Awards	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (# of AIG Shares)	All Other Option Awards	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(2)
				Threshold	Target	Maximum
William N. Dooley Stock Salary paid in RSUs	04/13/12	04/10/12	—	—	—	—	49,838	—	—	$1,618,750
	04/30/12	04/10/12	—	—	—	—	6,795	—	—	$231,250
	05/15/12	04/10/12	—	—	—	—	7,469	—	—	$231,250
	05/30/12	04/10/12	—	—	—	—	8,004	—	—	$231,250
	06/15/12	04/10/12	—	—	—	—	7,346	—	—	$231,250
	06/29/12	04/10/12	—	—	—	—	7,206	—	—	$231,250
	07/13/12	04/10/12	—	—	—	—	7,355	—	—	$231,250
	07/30/12	04/10/12	—	—	—	—	7,290	—	—	$231,250
	08/15/12	04/10/12	—	—	—	—	6,795	—	—	$231,250
	08/30/12	04/10/12	—	—	—	—	6,844	—	—	$231,250
	09/14/12	04/10/12	—	—	—	—	6,603	—	—	$231,250
	09/28/12	04/10/12	—	—	—	—	7,052	—	—	$231,250
	10/15/12	04/10/12	—	—	—	—	6,372	—	—	$231,250
	10/30/12	04/10/12	—	—	—	—	6,620	—	—	$231,250
	11/15/12	04/10/12	—	—	—	—	7,402	—	—	$231,250
	11/30/12	04/10/12	—	—	—	—	6,980	—	—	$231,250
	12/14/12	04/10/12	—	—	—	—	6,813	—	—	$231,250
	12/28/12	04/10/12	—	—	—	—	6,687	—	—	$231,250

Total							169,471			$5,550,000
Peter D. Hancock Stock Salary paid in RSUs	04/13/12	04/10/12	—	—	—	—	46,695	—	—	$1,516,667
	04/30/12	04/10/12	—	—	—	—	6,367	—	—	$216,667
	05/15/12	04/10/12	—	—	—	—	6,998	—	—	$216,667
	05/30/12	04/10/12	—	—	—	—	7,500	—	—	$216,667
	06/15/12	04/10/12	—	—	—	—	6,883	—	—	$216,667
	06/29/12	04/10/12	—	—	—	—	6,752	—	—	$216,667
	07/13/12	04/10/12	—	—	—	—	6,891	—	—	$216,667
	07/30/12	04/10/12	—	—	—	—	6,831	—	—	$216,667
	08/15/12	04/10/12	—	—	—	—	6,367	—	—	$216,667
	08/30/12	04/10/12	—	—	—	—	6,412	—	—	$216,667
	09/14/12	04/10/12	—	—	—	—	6,187	—	—	$216,667
	09/28/12	04/10/12	—	—	—	—	6,608	—	—	$216,667
	10/15/12	04/10/12	—	—	—	—	5,970	—	—	$216,667
	10/30/12	04/10/12	—	—	—	—	6,203	—	—	$216,667
	11/15/12	04/10/12	—	—	—	—	6,936	—	—	$216,667
	11/30/12	04/10/12	—	—	—	—	6,540	—	—	$216,667
	12/14/12	04/10/12	—	—	—	—	6,384	—	—	$216,667
	12/28/12	04/10/12	—	—	—	—	6,266	—	—	$216,667
TARP RSUs	12/17/12	12/17/12	—	—	—	—	28,612	—	—	$999,989

Total							187,402			$6,199,995
Jay S. Wintrob Stock Salary paid in RSUs	04/13/12	04/10/12	—	—	—	—	47,728	—	—	$1,550,208
	04/30/12	04/10/12	—	—	—	—	6,508	—	—	$221,458
	05/15/12	04/10/12	—	—	—	—	7,153	—	—	$221,458
	05/30/12	04/10/12	—	—	—	—	7,666	—	—	$221,458
	06/15/12	04/10/12	—	—	—	—	7,035	—	—	$221,458
	06/29/12	04/10/12	—	—	—	—	6,901	—	—	$221,458
	07/13/12	04/10/12	—	—	—	—	7,044	—	—	$221,458
	07/30/12	04/10/12	—	—	—	—	6,982	—	—	$221,458
	08/15/12	04/10/12	—	—	—	—	6,508	—	—	$221,458
	08/30/12	04/10/12	—	—	—	—	6,554	—	—	$221,458
	09/14/12	04/10/12	—	—	—	—	6,324	—	—	$221,458
	09/28/12	04/10/12	—	—	—	—	6,754	—	—	$221,458
	10/15/12	04/10/12	—	—	—	—	6,102	—	—	$221,458
	10/30/12	04/10/12	—	—	—	—	6,340	—	—	$221,458
	11/15/12	04/10/12	—	—	—	—	7,089	—	—	$221,458
	11/30/12	04/10/12	—	—	—	—	6,685	—	—	$221,458
	12/14/12	04/10/12	—	—	—	—	6,525	—	—	$221,458
	12/28/12	04/10/12	—	—	—	—	6,404	—	—	$221,458
TARP RSUs	12/17/12	12/17/12	—	—	—	—	34,048	—	—	$1,189,978

Total							196,350			$6,504,972

(1)	Date on which grants were approved by the Compensation and Management Resources Committee.

(2)	Calculated based on the following closing prices of AIG Common Stock at the grant date:

Grant Date	Closing Price	Grant Date	Closing Price	Grant date	Closing Price
01/06/12	$23.54	06/08/12	$30.48	09/28/12	$32.79
01/20/12	$25.65	06/15/12	$31.48	10/12/12	$35.46
02/03/12	$27.17	06/22/12	$31.44	10/15/12	$36.29
02/17/12	$27.23	06/29/12	$32.09	10/26/12	$34.72
03/02/12	$29.80	07/06/12	$31.57	10/31/12	$34.93
03/16/12	$28.03	07/13/12	$31.44	11/09/12	$32.17
03/30/12	$30.83	07/20/12	$31.03	11/15/12	$31.24
04/13/12	$32.48	07/30/12	$31.72	11/23/12	$32.83
04/27/12	$34.46	08/03/12	$31.34	11/30/12	$33.13
04/30/12	$34.03	08/15/12	$34.03	12/07/12	$34.13
05/11/12	$31.75	08/17/12	$34.80	12/14/12	$33.94
05/15/12	$30.96	08/30/12	$33.79	12/17/12	$34.95
05/25/12	$28.99	08/31/12	$34.33	12/21/12	$34.74
05/30/12	$28.89	09/14/12	$35.02	12/28/12	$34.58

(3)	Amounts do not include cash paid in lieu of fractional shares.

HOLDINGS OF AND VESTING OF PREVIOUSLY AWARDED EQUITY

Outstanding Equity Awards at December 31, 2012

Equity-based awards held at the end of 2012 by each named executive were issued under the incentive plans and arrangements described below. Shares of AIG Common Stock deliverable under AIG’s time-vested equity and option awards will be delivered under the 2010 Stock Incentive Plan, 2007 Stock Incentive Plan, AIG’s Amended and Restated 2002 Stock Incentive Plan or AIG’s Amended and Restated 1999 Stock Option Plan, as applicable. Also included in outstanding equity-based awards are grants historically made by Starr International Company, Inc. (SICO) under a series of two-year Deferred Compensation Profit Participation Plans.

The following table sets forth outstanding equity-based awards held by each named executive as of December 31, 2012.

Outstanding Equity Awards at December 31, 2012

						Stock Awards
	Option Awards(1)					Unvested (No Longer Subject to Performance Conditions)
Name	Year Granted(1)	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date	Plan(2)(3)	Number	Market Value(4)
Robert H. Benmosche	—	—	—	—	—	TARP RSUs	95,160	$3,359,148
David L. Herzog	2007	1,749	—	$1,140.99	12/13/2017	TARP RSUs	97,634	$3,446,480
	2006	1,499	—	$1,420.00	12/11/2016	SICO	774	$27,322

	2005	1,249	—	$1,319.79	12/14/2015	Total	98,408	$3,473,802
	2005	750	—	$1,187.00	09/01/2015
	2004	749	—	$1,289.39	12/16/2014
	2003	399	—	$1,279.00	12/17/2013
	2003	400	—	$940.00	02/10/2013
William N. Dooley	2007	2,499	—	$1,140.99	12/13/2017	TARP RSUs	28,079	$991,189
	2006	2,499	—	$1,420.00	12/11/2016	SICO	6,957	$245,582

	2005	1,999	—	$1,319.79	12/14/2015	Total	35,036	$1,236,771
	2005	1,500	—	$1,187.00	09/01/2015
	2004	1,499	—	$1,289.39	12/16/2014
	2003	1,000	—	$1,279.00	12/17/2013
	2003	749	—	$940.00	02/10/2013
Peter D. Hancock	—	—	—	—	—	TARP RSUs	64,390	$2,272,967
Jay S. Wintrob	2007	2,999	—	$1,140.99	12/13/2017	TARP RSUs	108,907	$3,844,417
	2006	2,999	—	$1,420.00	12/11/2016	SICO	5,760	$203,328

	2005	2,999	—	$1,319.79	12/14/2015	Total	114,667	$4,047,745
	2005	2,500	—	$1,187.00	09/01/2015
	2004	2,499	—	$1,289.39	12/16/2014
	2003	2,000	—	$1,279.00	12/17/2013
	2003	1,999	—	$940.00	02/10/2013

(1)	None of the named executives has received options since 2008. All previously granted options had four-year pro rata vesting schedules, and all options have an exercise price equal to the closing sale price of AIG Common Stock on the NYSE on the date of grant.

(2)	All TARP RSUs are expected to be paid in cash (based on the value of AIG Common Stock on the payout date).

(3)	Prior to 2005, key employees participated in a series of two-year Deferred Compensation Profit Participation Plans that historically were provided by SICO. The original SICO plan came into being in 1975. Participation in the SICO plans by any person, and the extent of such participation, has been at the sole discretion of SICO’s Board of Directors. SICO is responsible for issuing cash or AIG Common Stock under the SICO plans when required; AIG has made no payments under these plans, although AIG records the expense attributable to these plans in its financial statements. In 2005, AIG took steps to protect the interests of AIG’s current employees with respect to these benefits. AIG agreed, subject to certain conditions, to make any payment or delivery of AIG Common Stock that is not promptly made with respect to the benefits accrued by current employees of AIG and its subsidiaries under the SICO plans.

Shares that have been contingently allocated to named executives under the SICO plans will not be paid until age 65 and generally are subject to forfeiture on earlier termination of employment. SICO’s Board of Directors has the authority to reinstate a payout right and may permit early payout of shares. Before earning the right to payout, a participant is not entitled to any equity interest with respect to the contingently allocated shares.

Under certain of the SICO plans, if a participating named executive continues to be employed by AIG at the end of the eighth year after units were granted and has not yet reached age 65, he will be contingently allocated additional shares equal to 20 percent of the shares initially allocated. The contingent allocations are included in this table.

(4)	Based on AIG’s closing sale price on the NYSE on December 31, 2012 of $35.30 per share.

Vesting of Stock-Based Awards During 2012

The following table sets forth the amounts notionally realized in accordance with SEC rules by each named executive as a result of the vesting of stock-based awards in 2012. The vast majority of the shares and units in the table were not permitted to be monetized in 2012, and therefore continue to tie the interests of the named executives to those of AIG shareholders. There were no options exercised in 2012 by any of the named executives.

2012 Vesting of Stock-Based Awards

	Stock-Based Awards Vested in 2012
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert H. Benmosche(1)	281,501	$8,629,349
David L. Herzog(2)	171,326	$5,656,324
William N. Dooley(3)	169,963	$5,561,698
Peter D. Hancock(4)	158,789	$5,200,000
Jay S. Wintrob(5)	218,767	$7,258,044

(1)	Represents (i) 241,268 shares of AIG Common Stock granted as 2012 Stock Salary, which are restricted from transfer until August 10, 2014, and (ii) 40,233 shares underlying vested TARP RSUs granted on March 15, 2010 that were settled in cash (based on the value of the underlying shares of AIG Common Stock).

(2)	Represents (i) fully vested RSUs granted as 2012 Stock Salary, one third payable in cash based on the value of the shares on each of the first, second and third anniversaries of the applicable grant date; (ii) 26,455 shares underlying vested TARP RSUs granted on December 28, 2009 that were settled in cash (based on the value of the underlying shares of AIG Common Stock); (iii) 123 shares delivered under the Partners Plan; and (iv) 189 shares delivered under the DCPPP.

(3)	Represents (i) fully vested RSUs granted as 2012 Stock Salary, one third payable in cash based on the value of the shares on each of the first, second and third anniversaries of the applicable grant date; (ii) 230 shares delivered under the Partners Plan; and (iii) 256 shares delivered under the DCPPP.

(4)	Represents fully vested RSUs granted as 2012 Stock Salary, one third payable in cash based on the value of the shares on each of the first, second and third anniversaries of the applicable grant date.

(5)	Represents (i) fully vested RSUs granted as 2012 Stock Salary, one third payable in cash based on the value of the shares on each of the first, second and third anniversaries of the applicable grant date; (ii) 55,555 shares underlying vested TARP RSUs granted on December 28, 2009 that were settled in cash (based on the value of the underlying shares of AIG Common Stock); (iii) 432 shares delivered under the Partners Plan; and (iv) 480 shares delivered under the DCPPP.

POST-EMPLOYMENT COMPENSATION

Pension Benefits

AIG maintains tax-qualified and nonqualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. Employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States are covered under the Qualified Retirement Plan. Participants whose formula benefit is restricted from being fully paid from the Qualified Retirement Plan due to Internal Revenue Service (IRS) limits on compensation and benefits, including the named executives, are eligible to participate in the Non-Qualified Retirement Plan. Of the named executives, only Messrs. Dooley and Wintrob also participate in the SERP. In addition, Mr. Herzog has a benefit under the American General Corporation Supplemental Executive Retirement Plan for service accrued to December 31, 2002. This benefit vested and was frozen following the acquisition of the American General Corporation on August 29, 2001.

Pursuant to the Memoranda, there was a freeze on future benefit accruals with regard to the benefits provided under the Non-Qualified Retirement Plan and the SERP. The Memoranda required AIG to cease any benefit accruals for executives while they were Top 100 employees. Pursuant to the Memoranda, benefit accruals in the Non-Qualified Retirement Plan ceased on October 22, 2009 for Messrs. Benmosche, Herzog and Wintrob and on December 11, 2009 for Mr. Dooley. Benefit accruals in the SERP ceased on October 22, 2009 for Mr. Wintrob and on December 11, 2009 for Mr. Dooley. Messrs. Benmosche, Herzog and Hancock do not participate in the SERP. Mr. Hancock, who commenced employment after the freeze date, did not accrue any benefits under the Non-Qualified Retirement Plan prior to the end of the 2012 TARP Period. Because the TARP Standards ceased to apply as of December 14, 2012, the freeze on benefits accrual in the Non-Qualified Retirement Plan and SERP ended. We are not permitted to restore the service accrual for the length of time during which these executives were subject to the freeze.

Effective April 1, 2012, the benefit formula under the Qualified Retirement Plan and the Non-Qualified Retirement Plan was converted from a final average pay formula to a cash balance formula comprised of pay credits, calculated based on 6 percent of a plan participant’s annual compensation (subject to IRS limitations on qualified plans, $250,000 in 2012 and annual interest credits (3.13% in 2012)).

The definition of pensionable earnings under the cash balance formula is different from the definition used in the final average pay formula. Effective April 1, 2012, pensionable earnings under the cash balance formula includes base salary, commissions, overtime and annual short-term incentive awards. The Qualified Retirement Plan continues to be subject to IRS compensation limits and the Non-Qualified Retirement Plan was subject to an annual compensation limit of $1 million in 2012.

The current final average pay formula and definition of pensionable earnings did not change under the Qualified Retirement Plan or the Non-Qualified Retirement Plan for employees whose age and credited service as of March 31, 2012 equaled 65 or greater and who had at least five years of credited service in the Qualified Retirement Plan as of that date. Messrs. Dooley and Wintrob meet these requirements. For purposes of all of the domestic pension plans, the final average pay formula is based on the average pensionable salary of a participant during those three consecutive years in the last 10 years of credited service that affords the highest such average, not including amounts attributable to overtime pay, quarterly bonuses, annual cash bonuses or long-term incentive awards. These participants will receive a benefit under the Qualified Retirement Plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit. The Non-Qualified Retirement Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the Qualified Retirement Plan due to IRS limits on compensation and benefits. The Qualified Retirement Plan and Non-Qualified Retirement Plan final average pay formula ranges from 0.925 percent to 1.425 percent times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years and 1.25 percent to 1.75 percent times average final salary for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

Effective April 1, 2012, participants in the Qualified Retirement Plan will be vested after three years of service (rather than five years) and participants in the Non-Qualified Retirement Plan will be vested once they attain age 60 with five or more years of service or age 55 with 10 or more years of service (rather than credited service).

Effective April 1, 2012, a lump sum distribution option was added to the Qualified Retirement Plan and participants can now elect to receive their benefit in the form of an annuity or as a lump sum distribution. For Non-Qualified Retirement Plan participants, the benefit they accrued through March 31, 2012 can be paid only in the form of an annuity and the benefit accrued on and after April 1, 2012 can be paid only in a lump sum.

The SERP continues to provide participants annuity options under the final average pay formula. The SERP provides a benefit equal to 2.4 percent times average final salary for each year of credited service up to 25 years, reduced by the monthly benefits payable from the Non-Qualified Retirement Plan, the Qualified Retirement Plan, Social Security and any predecessor plan or foreign deferred compensation plan sponsored by AIG.

Early retirement benefits. Each of the domestic pension plans provides for reduced early retirement benefits. These benefits are available to participants in the Qualified Retirement Plan once they attain three years of vesting service. The Non-Qualified Retirement Plan provides reduced early retirement benefits to participants who have reached age 55 with 10 or more years of service or to participants who have reached age 60 with five or more years of service. The early retirement reduction factors in the Non-Qualified Retirement Plan are based upon age as of the retirement date and years of service excluding the freeze period. The SERP provides reduced early retirement benefits beginning at age 60 with 5 or more years of service, or to participants who have reached age 55 with 10 or more years of credited service, except that the Committee must approve payment for eligible participants retiring before age 60.

In the case of early retirement, participants in the SERP will receive the SERP formula benefit reduced by 3, 4 or 5 percent (depending on age and years of service at retirement excluding the freeze period) for each year that retirement precedes age 65. Participants in the Qualified Retirement Plan and the Non-Qualified Retirement Plan under the final average pay formula will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by a further amount in the same manner described with respect to the SERP. Participants in the Qualified Retirement Plan with at least 3 years of service to AIG have a vested reduced retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 65, such participants may elect to receive a reduced early retirement benefit commencing at any date between their date of termination and age 65. Participants in the Qualified Retirement Plan may choose to receive a lump sum payment or an annuity option upon normal or early retirement. Participants in the Non-Qualified Plan must receive the benefit accrued through March 31, 2012 in the form of an annuity and the benefit accrued on and after April 1, 2012 in a lump sum. The SERP participants can elect an annuity option only and may not choose to receive the benefit in a lump sum.

Death and disability benefits. Each of the domestic pension plans also provides for death and disability benefits. In the case of death, the SERP provides a participant who has at least five years of credited service to AIG with a survivor annuity equal to 40 percent of the participant’s accumulated benefit, which may be reduced based on the age of the surviving spouse. Effective April 1, 2012, the death benefit payable to a participant’s designated beneficiary under the Qualified Retirement Plan and the Non-Qualified Retirement Plan will generally equal the participant’s lump sum benefit or cash balance account. The death benefit under the Qualified Retirement Plan and the Non-Qualified Retirement Plan prior to April 1, 2012 was generally no more than half of the normal retirement benefit and was only payable to the spouse of a married participant.

Under the Qualified Retirement Plan and the Non-Qualified Retirement Plan, participants who become disabled and whose benefit is determined under the final average pay formula continue to accrue credited service, and participants whose benefit is determined under the cash balance formula continue to receive pay credits and interest credits to their cash balance account, during the period that they are receiving payments under AIG’s long-term disability plan or during periods of unpaid medical leave before reaching age 65 (or such later date as provided under AIG’s long-term disability plan if disability commences after age 60) for a maximum of three additional years. Under the SERP, participants do not accrue credited service during that time.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Non-Qualified Retirement Plan and the SERP is reduced by amounts payable under the Qualified Retirement

Plan, and participants in both the Non-Qualified Retirement Plan and the SERP may receive the formula benefit from the SERP only to the extent that it exceeds the benefit payable from the Non-Qualified Retirement Plan and the Qualified Retirement Plan.

2012 pension benefits. The following table details the accumulated benefits under the pension plans in which each named executive participates. In accordance with SEC rules, these accumulated benefits are presented as if they were payable upon the named executive’s normal retirement at age 65. However, it is important to note that the benefits shown for the named executives are at least partially unvested and could be received at lower levels due to reduced benefits or forfeited entirely if the named executive does not continue to work at AIG for the next several years. As of year-end 2012, Messrs. Dooley and Wintrob were participants in the SERP, but were not yet eligible for an early retirement benefit thereunder. Messrs. Dooley and Wintrob were eligible for early retirement benefits under the Non-Qualified Retirement Plan, but Messrs. Benmosche and Herzog were not yet eligible for early retirement benefits under that plan. Mr. Hancock is not yet vested in any AIG pension plans.

AIG has not granted extra years of credited service under the defined benefit plans described above to any named executive, other than credit for prior service by Mr. Herzog to American General Corporation (as required by Code regulations applicable to plans assumed in acquisitions). In order to vest in AIG’s nonqualified pension plans, participants must meet the eligibility requirements for early retirement benefits. Vesting in the Qualified Retirement Plan requires three years of service.

2012 Pension Benefits

Name	Plan Name	Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During 2012
Robert H. Benmosche	Qualified Retirement Plan	2.833	$73,900	$0
	Non-Qualified Retirement Plan	0	$6,555	$0
	Total		$80,455	$0

David L. Herzog	Qualified Retirement Plan	12.917	$300,539	$0
	Non-Qualified Retirement Plan	9.750	$462,475	$0
	American General Corporation Supplemental Executive Retirement Plan	2.917	$179,839	$0
	Total		$942,853	$0

William N. Dooley	Qualified Retirement Plan	27.750	$867,559	$0
	Non-Qualified Retirement Plan	24.750	$2,050,534	$0
	SERP	25.000	$1,518,582	$0
	Total		$4,436,675	$0

Peter D. Hancock	Qualified Retirement Plan	2.333	$50,113	$0
	Non-Qualified Retirement Plan	0	$3,726	$0
	Total		$53,839	$0

Jay S. Wintrob	Qualified Retirement Plan	12.500	$334,823	$0
	Non-Qualified Retirement Plan	9.333	$769,363	$0
	SERP	9.333	$500,459	$0
	Total		$1,604,645	$0

(1)	The named executives had the following years of service with AIG as of December 31, 2012: Mr. Benmosche—3.416; Mr. Herzog—11.417; Mr. Dooley—34.5; Mr. Hancock—2.916; and Mr. Wintrob—13.083.

Mr. Benmosche. Mr. Benmosche had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan, because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment. Mr. Benmosche became a participant in the Qualified Retirement Plan effective September 1, 2010, after he completed one year of service with AIG with service credited retroactive to March 1, 2010. He participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula. He began to accrue pay credits under the Non-Qualified Retirement Plan cash balance formula following December 14, 2012, the end of the 2012 TARP Period.

Mr. Herzog. Mr. Herzog participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula. Under both of these plans, Mr. Herzog received credit for his service retroactive to his date of hire at American General Corporation, which was acquired by AIG in August 2001. Under the Qualified Retirement Plan, Mr. Herzog had more years of credited service than actual service because that plan provided credit for years of employment with American General Corporation before its acquisition by AIG.

Under the Non-Qualified Retirement Plan, Mr. Herzog’s credited service is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual in the Non-Qualified Retirement Plan required by the Memoranda. He resumed accruing benefits under this plan following December 14, 2012, the end of the 2012 TARP Period.

Mr. Herzog’s benefit under the American General Corporation Supplemental Executive Retirement Plan was frozen at December 31, 2002.

Mr. Dooley. Mr. Dooley had fewer years of credited service than actual service under the Qualified Retirement Plan and Non-Qualified Retirement Plan, because he did not enter the plans immediately upon eligibility. Mr. Dooley had fewer years of credited service than actual service under the SERP because credited service is capped at 25 years under this plan. Mr. Dooley’s credited service under the Non-Qualified Retirement Plan is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual in the Non-Qualified Retirement Plan required by the Memoranda. He participates in the Qualified Retirement Plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit. He resumed accruing credited service under the final average pay formula for both the Non-Qualified Retirement Plan and SERP on January 1, 2013, the first of the month following December 14, 2012, the end of the 2012 TARP Period.

Mr. Hancock. Mr. Hancock had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment. He participates in the Qualified Retirement and Non-Qualified Retirement Plans under the cash balance formula. He began to accrue pay credits under the Non-Qualified Retirement Plan cash balance formula following December 14, 2012, the end of the 2012 TARP Period.

Mr. Wintrob. Mr. Wintrob had fewer years of credited service than actual service under the Qualified Retirement Plan and the Non-Qualified Retirement Plan because employees must wait a year after commencing employment with AIG before becoming participants in those plans and receiving credit for service retroactive to six months of employment. Mr. Wintrob became a participant in the Qualified Retirement Plan effective January 1, 2001, after he completed one year of service with AIG with service credited retroactive to July 1, 2000. Mr. Wintrob’s credited service under the Non-Qualified Retirement Plan and the SERP is less than his credited service under the Qualified Retirement Plan due to the freeze on service accrual required by the Memoranda. He participates in the Qualified Retirement Plan and the Non-Qualified Retirement Plan calculated using either the final average pay formula or the cash balance formula, whichever produces the greater benefit. He resumed accruing credited service under the final average pay formula for both the Non-Qualified Retirement Plan and SERP on January 1, 2013, the first of the month following December 14, 2012, the end of the 2012 TARP Period.

(2)	The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2012 (the pension plan measurement date for purposes of AIG’s financial statement reporting). The actuarial present values of the accumulated benefits under the Qualified Retirement Plan, the Non-Qualified Retirement Plan and the SERP are calculated based on payment of a life annuity beginning at age 65, or current age if older, consistent with the assumptions described in Note 22 to the Consolidated Financial Statements included in AIG’s 2012 Annual Report on Form 10-K. As described in that Note, the discount rate assumption is 3.94 percent for the Qualified Retirement Plan. The discount rate assumption for the Non-Qualified Retirement Plan is 3.68 percent, 3.82 percent for the SERP, and 3.46 percent for the American General Corporation Supplemental Executive Retirement Plan. The mortality assumptions are based on the 2013 Pension Protection Act separate static annuitant mortality tables.

Pursuant to the Memoranda, benefit accruals in the Non-Qualified Retirement Plan ceased on October 22, 2009 for Messrs. Benmosche, Herzog and Wintrob and on December 11, 2009 for Mr. Dooley. Benefit accruals in the SERP ceased on October 22, 2009 for Mr. Wintrob and on December 11, 2009 for Mr. Dooley. Messrs. Benmosche, Herzog and Hancock do not participate in the SERP. Mr. Hancock, who commenced employment after the freeze date, did not accrue any benefits under the Non-Qualified

Retirement Plan until after the freeze period ended. Because the TARP Standards ceased to apply to AIG as of December 14, 2012, the freeze on benefits accrual in the Non-Qualified Retirement Plan and SERP ended. We are not permitted to restore the service accrual for the length of time during which these executives were subject to the freeze.

The SERP and Non-Qualified Retirement Plan benefits for these participants, if eligible, are equal to the lesser of the frozen SERP and Non-Qualified Retirement Plan benefit (excluding service and earnings during the period in which benefit accruals were frozen due to the TARP restrictions) or the SERP and Non-Qualified Retirement Plan benefit without taking into account the plan freeze on service accrual required by the Memoranda. Vesting is determined in the SERP and the Non-Qualified Retirement Plan based on age and years of service as of the executive’s actual retirement date. Early retirement reduction factors are based on age at the executive’s actual retirement date and years of service excluding service during the period in which benefits accruals were frozen due to the TARP restrictions.

Mr. Herzog. Mr. Herzog’s American General Corporation Supplemental Executive Retirement Plan benefit was frozen as of December 31, 2002 following AIG’s acquisition of American General Corporation.

Nonqualified Deferred Compensation

In 2008, AIG terminated a number of its nonqualified deferred compensation plans, including the Supplemental Incentive Savings Plan (SISP), which allowed employees to contribute to deferred compensation accounts above the 401(k) annual limit, and the Executive Deferred Compensation Plan (EDCP), in which designated key employees were eligible to participate. However, for certain current and former employees, including participating named executives, payments of account balances were not accelerated. AIG also maintains a U.S. tax-qualified (401(k)) defined contribution plan. Mr. Dooley participated in the SISP and Messrs. Herzog and Wintrob participated in the EDCP. In addition, Mr. Herzog participated in the American General Supplemental Thrift Plan (AG Supplemental Thrift Plan) as a result of his employment by American General Corporation prior to its acquisition by AIG.

Supplemental Incentive Savings Plan. Participants in the SISP were able to defer cash compensation up to a maximum of $11,500 per year. Amounts deferred under the SISP were credited with earnings based on the returns of a number of mutual funds. In 2012, based on the performance of these funds, Mr. Dooley experienced a return of approximately 6.5 percent. All funds available for selection under the SISP were also available for selection under AIG’s 401(k) plan. Amounts deferred during each year, and earnings thereon, will be distributed in accordance with each participant’s prior decision to receive installments over a period of five or ten years or in a lump sum payment following termination of employment after reaching age 60. Participants whose employment terminates before reaching age 60 must receive their account balances in a lump sum payment.

Executive Deferred Compensation Plan. Participants in the EDCP were able to defer cash compensation up to a maximum of $300,000 per year. Amounts deferred under the EDCP were credited with earnings based on the returns of a small number of mutual funds. In 2012, based on the performance of these funds, Mr. Wintrob experienced a return of less than 1 percent and Mr. Herzog experienced a return of approximately 6.2 percent. Amounts deferred during each year, and earnings thereon, will be distributed in accordance with participants’ prior decision to receive installments over a period of five or ten years or in a lump sum payment following termination of employment after reaching age 60. Participants whose employment terminates before reaching age 60 must receive their account balances in a lump sum payment.

Senior Partners Plan. In 2009, AIG terminated its Senior Partners Plan for future performance cycles. Each named executive other than Messrs. Benmosche and Hancock had awards that had been earned but were not yet vested as of December 31, 2012 under the Senior Partners Plan, which was operated for successive overlapping three-year performance periods. The first performance period was January 1, 2004 through December 31, 2006, and the last performance period was January 1, 2006 through December 31, 2008. Participants were granted Senior Partner Units that entitled them to receive deferred cash awards based on a weighted average of the annual growth in AIG’s adjusted book value per share during the performance period. However, no awards were earned under the Senior Partners Plan for a performance period if Partners Plan awards were not earned for the performance period ending in the same year. Consequently, no Senior Partner Units were earned for the performance period ending in 2008. Earned awards under the Senior Partners Plan vest and are paid in two equal installments promptly after the fourth and sixth anniversaries of the first day of the final year of the performance period. The second half of the awards for the performance periods ending in 2006 and 2007 vested on January 1, 2012 and January 1, 2013, respectively, and were paid promptly after the vesting date. In January 2012, Messrs. Herzog, Dooley and Wintrob received $206,563, $1,239,375 and $1,239,375, respectively, upon the vesting of the second half of awards previously earned under the 2006 Senior Partners Plan.

Stock Salary. Stock Salary takes the form of regular, bi-weekly or semi-monthly grants of immediately vested stock or units. The amount of stock or units awarded on each grant date is based on the dollar value of the Stock Salary earned over the period since the preceding grant date. For 2012, grants of Stock Salary were made to the named executives with retroactive effect from January 1, 2012 for Messrs. Herzog, Hancock, Dooley and Wintrob, and effective January 1, 2012 for Mr. Benmosche. Each grant of Stock Salary is subject to transfer or payment restrictions for a multi-year period; the period of restriction for Stock Salary paid to AIG’s named executives in 2012 is as follows:

•	For Mr. Benmosche, Stock Salary consists of AIG Common Stock that cannot be transferred until August 10, 2014, the fifth anniversary of the date of hire.

•

For Messrs. Herzog, Dooley, Hancock and Wintrob, Stock Salary consists of restricted stock units. The restrictions lapse on one-third of the Stock Salary each year, starting on the first anniversary of grant.

For more details on Stock Salary, please see “Compensation Discussion and Analysis—2012 Compensation Structure—Direct Compensation Components.”

2006 Senior Partners Plan and 2007 Senior Partners Plan and Stock Salary awards, as well as balances under the EDCP and the other plans in which the named executives participated, are detailed in the following table.

2012 Nonqualified Deferred Compensation

Name	Executive Contributions	AIG Contributions(1)	Aggregate Earnings (Loss)(2)	Distributions(3)	Balance
Robert H. Benmosche
Stock Salary(4)	$0	$0	$0	$0	$0
David L. Herzog
EDCP	$0	$0	$22,986	$0	$395,204
AG Supplemental Thrift Plan	$0	$0	$818	$0	$19,757	(5)
Senior Partners Plan(6)	$0	$0	$0	$206,563	$339,625	(7)
2009 Stock Salary(8)	$0	$0	$380,762	$0	$19,570
2010 Stock Salary(8)	$0	$0	$1,175,697	$0	$2,009,868
2011 Stock Salary(8)	$0	$0	$1,832,823	$0	$3,926,019
2012 Stock Salary(8)	$0	$4,734,000	$359,471	$121,234	$4,972,238

Total					$11,682,281
William N. Dooley
SISP	$0	$0	$1,667	$0	$27,122
Senior Partners Plan(6)	$0	$0	$0	$1,239,375	$1,018,875	(7)
2009 Stock Salary(8)	$0	$0	$738,948	$0	$38,020
2010 Stock Salary(8)	$0	$0	$1,061,691	$0	$1,814,980
2011 Stock Salary(8)	$0	$0	$2,148,689	$0	$4,602,628
2012 Stock Salary(8)	$0	$5,550,000	$421,195	$145,342	$5,825,853

Total					$13,327,478
Peter D. Hancock
2010 Stock Salary(8)	$0	$0	$578,002	$0	$946,102
2011 Stock Salary(8)	$0	$0	$1,709,599	$0	$3,662,063
2012 Stock Salary(8)	$0	$5,200,000	$395,702	$125,738	$5,469,963

Total					$10,078,128
Jay S. Wintrob
EDCP	$0	$0	$495	$0	$1,276,606
Senior Partners Plan(6)	$0	$0	$0	$1,239,375	$1,358,500	(7)
2009 Stock Salary(8)	$0	$0	$439,843	$0	$22,463
2010 Stock Salary(8)	$0	$0	$1,349,484	$0	$2,306,968
2011 Stock Salary(8)	$0	$0	$2,057,242	$0	$4,406,744
2012 Stock Salary(8)	$0	$5,315,000	$403,030	$150,899	$5,567,131

Total					$14,938,412

(1)	All of the Stock Salary amounts in this column are included in the Stock Awards column of the 2012 Summary Compensation Table.

(2)	For outstanding 2009 Stock Salary, represents the earnings or loss accrued from December 31, 2011 through the applicable delivery date. For the second tranche of 2010 Stock Salary, represents the earnings or loss accrued from December 31, 2011 through the applicable delivery date; for the third tranche of 2010 Stock Salary, represents the earnings or loss accrued from December 31, 2011 through December 31, 2012. For the first tranche of 2011 Stock Salary, represents the earnings or loss accrued from December 31, 2011 through the applicable delivery date; for the second and third tranches of 2011 Stock Salary, represents the earnings or loss accrued from the December 31, 2011 through December 31, 2012. For 2012 Stock Salary, represents the earnings or loss accrued from the grant date through December 31, 2012. Prior to April 14, 2011, the value of 2010 Stock Salary, which was in the form of LTPUs, was determined by reference to the trailing ten-day trading volume weighted average price as of the valuation date (in the case of the debt securities portion) and the closing sale price on the valuation date (in the case of the AIG Common Stock portion).

(3)	For Stock Salary, distributions represent FICA and Medicare taxes withheld at time of grant.

(4)	Because Mr. Benmosche’s Stock Salary is in the form of restricted stock and not RSUs, his earned Stock Salary does not appear in this table. Such Stock Salary is restricted from transfer until August 10, 2014.

(5)	Represents Mr. Herzog’s balances under the AG Supplemental Thrift Plan and contributions made to this plan prior to AIG’s acquisition of American General Corporation. Mr. Herzog may receive a lump sum distribution from this plan when he terminates employment with AIG and elects a distribution from AIG’s 401(k) plan. This plan provides a return based on Prime plus 1 percent which resulted in a rate of return of approximately 4.3 percent in 2012.

(6)	The second half of the 2006 Senior Partners Plan award was paid in January 2012.

(7)	Messrs. Benmosche and Hancock did not participate in any Senior Partners Plans. Senior Partners Plan balances for Messrs. Herzog, Dooley and Wintrob include awards under the 2007 Senior Partners Plan and represent the portion of such awards that was undelivered at December 31, 2012. For Mr. Herzog, this amount consists of a Senior Partners Plan balance of $339,625 which was previously reported in the 2008 Summary Compensation Table for the year 2007. For Mr. Dooley, this amount consists of a Senior Partners Plan balance. This amount was not previously reported in our Summary Compensation Tables because Mr. Dooley did not become a named executive officer until 2011. For Mr. Wintrob, this amount consists of a Senior Partners Plan balance of $1,358,500 which was previously reported in the 2007 Summary Compensation Table for the year 2007.

(8)	All Stock Salary granted in 2009 was granted in restricted shares of AIG Common Stock or units based on AIG Common Stock. AIG Stock Salary granted in 2010 was granted in restricted shares of AIG Common Stock or LTPUs. Under the terms of the AIG Long-Term Performance Units Plan, the debt securities portion of any outstanding LTPUs was converted into AIG Common Stock on April 14, 2011. All Stock Salary granted in 2011 and 2012 was granted in restricted shares of AIG Common Stock or units based on AIG Common Stock. Stock Salary for Messrs. Herzog, Dooley, Hancock and Wintrob is subject to transfer restrictions from one to three years. Stock Salary becomes immediately transferable upon an executive’s termination due to death or permanent disability. The Stock Salary amounts in the Balance column for certain of the named executives were included in amounts reported in Summary Compensation Tables in previous years. The amounts in the table represent the portion of such previously reported awards that was undelivered at December 31, 2012. Mr. Herzog’s 2009 Stock Salary was previously reported in the 2009 Summary Compensation Table. All of Messrs. Herzog’s, Hancock’s and Wintrob’s 2010 Stock Salary was previously reported in the 2010 Summary Compensation Table. All of Messrs. Herzog’s, Dooley’s, Hancock’s and Wintrob’s 2011 Stock Salary was previously reported in the 2011 Summary Compensation Table. Amounts in previous Summary Compensation Tables represent the fair market value at the grant date. The amounts in the Balance column above represent the value based on the closing sale price of AIG Common Stock on December 31, 2012.

POTENTIAL PAYMENTS ON TERMINATION

Under the TARP Standards, none of the named executives could have received severance or other benefits as a result of a termination (including following a change in control) for most of 2012. Following the end of the 2012 TARP Period on December 14, 2012, this severance prohibition ceased to apply.

Executive Severance Plan. As previously discussed, AIG maintains the 2012 ESP for AIG executives in grade level 27 or above and other executives who participated in AIG’s prior executive severance plan (Prior

Participants). Mr. Benmosche is not eligible for the 2012 ESP or any other severance under the terms of his employment agreement. Each of Messrs. Herzog, Hancock, Dooley and Wintrob participates in the 2012 ESP based on his grade level and as a Prior Participant.

Severance benefits. The 2012 ESP provides for severance payments and benefits upon a termination by AIG without “Cause” or by a qualifying executive (including Messrs. Herzog, Hancock, Dooley and Wintrob) for “Good Reason,” including, for qualifying executives, after a “Change in Control.” In the event of a qualifying termination, subject to the participant’s execution of a release of claims, a participant is generally eligible to receive:

•

For terminations after April 1 of the termination year, a pro-rata annual short-term incentive for the year of termination based on the participant’s target amount and actual company (and/or, if applicable, business unit or function) performance, paid in a lump sum at the same time as such short-term incentives are regularly paid to similarly-situated active employees; and

•

Severance in an amount equal to the product of a multiplier times the sum of salary and average short-term incentive paid for the preceding three completed calendar years. The multiplier is either 1 or 1.5 depending on the executive’s grade level and increases to 1.5 or 2 for qualifying terminations within two years following a Change in Control. Each of Messrs. Herzog, Hancock, Dooley and Wintrob is eligible for the higher multiplier.

However, in any event, Prior Participants in grade level 27 or above, which includes Messrs. Herzog, Hancock, Dooley and Wintrob, may not receive less than the severance they would have received under the prior plan. Severance generally will be paid in a lump sum, although for Prior Participants who experience a qualifying termination prior to January 1, 2014 (the Transition Date), only the amount in excess of the severance he or she would have received under the prior plan will be paid in a lump sum, and the remainder will be paid in installments over a number of months equal to the participant’s severance period under the prior plan (that is, a number of months equal to the participant’s full years of service with AIG or its subsidiaries, but not less than six months nor more than 24 months).

For qualifying terminations prior to the Transition Date, a Prior Participant is entitled to continued health and life insurance benefits, as well as additional age and service credit under AIG’s qualified and non-qualified pension plans, for the length of his or her severance period under the prior plan. All other participants, and Prior Participants for qualifying terminations on or after the Transition Date, are entitled to continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), a $40,000 payment that may be applied towards such coverage and one year of additional age and service under AIG’s non-qualified pension plans solely for purposes of determining vesting and eligibility, not benefit accruals.

Restrictive covenants. Each participant is generally prohibited from:

•	Engaging in, being employed by, rendering services to or acquiring financial interests in businesses that are competitive with AIG for a period of six months after termination;

•	Interfering with AIG’s business relationships with customers, suppliers or consultants for a period of six months after termination;

•	Soliciting or hiring AIG employees for a period of one year after termination; and

•	Disclosing AIG’s confidential information at any time following termination.

Definitions. Under the 2012 ESP:

•	“Cause” generally means

•

the participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations;

•

the participant’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Securities Exchange Act of 1934);

•

the participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AIG or any of its subsidiaries or affiliates is a member; or

•	the participant’s material violation of AIG’s codes of conduct or any other AIG policy as in effect from time to time.

•	“Change in Control” generally means

•

individuals who, on the effective date of the 2012 ESP, constitute the Board of Directors of AIG (or subsequent directors whose election or nomination was approved by a vote of at least two-thirds of such directors, including by approval of the proxy statement in which such person is named as a nominee for director) cease for any reason to constitute at least a majority of the Board;

•

any person is or becomes a beneficial owner of 50% or more of AIG’s voting securities (for this purpose, person is as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act);

•

consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving AIG that results in any person becoming the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such transaction;

•	a sale of all of substantially all of AIG’s assets; or

•	AIG’s stockholders approve a plan of complete liquidation or dissolution of AIG.

•

“Good Reason” generally means a reduction of more than 20% in the participant’s annual target direct compensation; provided that, prior to the Transition Date, for Prior Participants, “Good Reason” generally means

•	a diminution in duties or responsibilities such that they are inconsistent in any material and adverse respect with the participant’s then title or offices;

•	a diminution in title or offices that is material and adverse to the participant’s authority;

•	a material reduction in base salary; or

•	a material reduction in annual target bonus opportunity.

Quantification of Termination Payments and Benefits. The following table sets forth the compensation and benefits that would have been provided to each of the named executives if he had been terminated on December 31, 2012 under the circumstances indicated (including following a change in control). As discussed above, for most of 2012, none of the named executives was permitted to receive severance or other benefits upon a termination.

Termination Payments and Benefits for the Named Executive Officers as of December 31, 2012

Name	Severance(1)		Medical and Life Insurance(2)	Pension Plan Credit(3)	Unvested Options(4)	Unvested Stock Awards(5)	Unvested Senior Partners Plan Awards(6)	Total
Robert H. Benmosche
By AIG for “Cause”		$0	$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”		$0	$0	$0	$0	$0	$0	$0
By Executive w/o Good Reason		$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason		$0	$0	$0	$0	$0	$0	$0
Qualifying Termination following a change in control(7)		$0	$0	$0	$0	$0	$0	$0
Death		$0	$0	$1,646	$0	$3,359,148	$0	$3,360,794
Disability		$0	$0	$179,608	$0	$3,359,148	$0	$3,538,756
David L. Herzog
By AIG for “Cause”		$0	$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”		$3,742,500	$23,442	$146,865	$0	$0	$0	$3,912,807
By Executive w/o Good Reason		$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason		$3,742,500	$23,442	$146,865	$0	$0	$0	$3,912,807
Qualifying Termination following a change in control(7)		$4,990,000	$23,442	$146,865	$0	$0	$0	$5,160,307
Death		$0	$0	$0	$0	$3,473,802	$339,625	$3,813,427
Disability		$0	$0	$85,450	$0	$3,473,802	$339,625	$3,898,877
William N. Dooley
By AIG for “Cause”		$0	$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”		$3,370,000	$33,345	$939,509	$0	$0	$0	$4,342,854
By Executive w/o Good Reason		$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason		$3,370,000	$33,345	$939,509	$0	$0	$0	$4,342,854
Qualifying Termination following a change in control(7)		$4,493,333	$33,345	$939,509	$0	$0	$0	$5,466,187
Death		$0	$0	$0	$0	$1,236,771	$1,018,875	$2,255,646
Disability		$0	$0	$0	$0	$1,236,771	$1,018,875	$2,255,646
Peter D. Hancock
By AIG for “Cause”		$0	$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”		$6,560,000	$33,345	$26,363	$0	$0	$0	$6,619,708
By Executive w/o Good Reason		$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason		$6,560,000	$33,345	$26,363	$0	$0	$0	$6,619,708
Qualifying Termination following a change in control(7)		$8,460,000	$33,345	$26,363	$0	$0	$0	$8,519,708
Death		$0	$0	$0	$0	$2,272,967	$0	$2,272,967
Disability		$0	$0	$37,741	$0	$2,272,967	$0	$2,310,708
Jay S. Wintrob
By AIG for “Cause”	$		$0	$0	$0	$0	$0	$0
By AIG w/o “Cause”		$4,342,500	$34,318	$0	$0	$0	$0	$4,376,818
By Executive w/o Good Reason		$0	$0	$0	$0	$0	$0	$0
By Executive with Good Reason		$4,342,500	$34,318	$0	$0	$0	$0	$4,376,818
Qualifying Termination following a change in control(7)		$5,790,000	$34,318	$0	$0	$0	$0	$5,824,318
Death		$0	$0	$0	$0	$4,047,745	$1,358,500	$5,406,245
Disability		$0	$0	$582,018	$0	$4,047,745	$1,358,500	$5,988,263

(1)	Mr. Benmosche is not eligible for severance under the terms of his employment agreement. Severance payable to the other named executives would have been paid in equal installments over a 24 month period in accordance with the executive’s normal payroll schedule. In determining three-year-average annual incentives for purposes of the 2012 ESP severance formula, the amounts in this column use the named executive’s 2013 annual short-term incentive target. As amended in April 2013, the 2012 ESP provides that such calculation will use a participant’s annual short-term incentive target in the year of termination for any year in which the participant was in the Top 25; the 2013 target incentives were used in calculating the amounts in this column to provide a better indicator of the named executives’ severance entitlement, because the named executives had no annual short-term incentive target in 2012. In 2012, the three-year-average annual incentives calculation under the 2012 ESP provided for use of a participant’s TARP RSU award or Variable Cash award, if any, for any year in which the participant was a Top 25 or Top 26-100 employee, respectively.

(2)

Mr. Benmosche is not eligible for severance benefits under the terms of his employment agreement. For the other named executives the amount reflects the company-paid cost of continued medical, dental and life insurance coverage during a 24-month severance period following a qualifying termination, based on 2013 premium rates. For Mr. Wintrob this amount also includes $973, which reflects the incremental present value of a retiree medical plan subsidy attributed to the 24-month severance period. Mr. Dooley’s severance period would not have increased the incremental present value of his retiree medical plan subsidy. Messrs. Benmosche, Herzog and Hancock are not eligible for company-subsidized retiree medical benefits. The amounts do not include medical and life insurance benefits upon permanent disability or death to the extent that they are generally available to all salaried employees. All of the named executives are covered under the AIG Medical and Life Insurance Plan.

(3)	Mr. Benmosche is not eligible for severance benefits under the terms of his employment agreement. For the other named executives, the amount shown for all of the termination events is the increase, if any, above the accumulated value of pension benefits shown in the 2012 Pension Benefits table, calculated using the same assumptions. Where there is no increase in value, the amount shown in this column is zero. The amounts in this column for termination by AIG without cause, by the executive with good reason and a qualifying termination after a change in control, represent the increase in the present value, if any, of the named executive’s accumulated pension benefits as a result of additional years of age and credited service that would have accrued during the 24-month severance period.

In the event of termination as a result of death, the beneficiary of the named executives (other than Mr. Hancock, who is not vested) or their estates would have received benefits under AIG’s pension plans. The death benefit payable to a participant’s designated beneficiary under the Qualified Retirement Plan and the Non-Qualified Retirement Plan generally equals the participant’s lump sum benefit or cash balance account pursuant to the plan provisions applicable to all salaried employees. The SERP provides a participant with at least five years of credited service to AIG with a survivor annuity equal to 40 percent of the participant’s accumulated benefit, which may be reduced based on the age of the surviving spouse. The death benefits for the named executives are calculated using the actual dates of birth for these individuals’ spouses, and are generally less than the amounts shown in the 2012 Pension Benefits table on a present value basis. In the event of termination as a result of disability, the named executives would have received benefits under AIG’s pension plans. The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive’s accumulated pension benefits, representing additional years of credited service or additional pay credits, as applicable, that would accrue during a period of disability pursuant to the plan provisions applicable to all salaried employees.

All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.

For information on pension benefits generally, see “Post-Employment Compensation—Pension Benefits.”

(4)	No options that become exercisable on retirement, death or permanent disability are in the money.

(5)	The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $35.30 on December 31, 2012) of shares of AIG Common Stock underlying unvested equity-based awards and previously earned awards under the SICO plans and the outstanding TARP RSUs, which would have become vested on termination due to permanent disability or death.

Stock-based award holdings at the end of 2012 are detailed in the Outstanding Equity Awards at December 31, 2012 table.

(6)	The amounts in this column represent Senior Partners Plan awards that the named executives would have been eligible to receive on termination due to permanent disability or death. These awards would be delivered promptly after retirement, the occurrence of permanent disability or death, as applicable. Senior Partners Plan balances otherwise generally would be forfeited on termination of employment before the relevant named executive reaches age 65. For information on other deferred compensation balances held by the named executives, see “Post-Employment Compensation—Nonqualified Deferred Compensation.”

(7)	Under the 2012 ESP, includes a termination by AIG without Cause or by the executive for Good Reason within 24 months following a Change in Control.

PROPOSAL 2—APPROVAL OF AMERICAN INTERNATIONAL GROUP, INC. 2013 OMNIBUS INCENTIVE

PLAN

On March 13, 2013, upon the recommendation of the Compensation and Management Resources Committee, the Board unanimously approved the American International Group, Inc. 2013 Omnibus Incentive Plan (the 2013 Plan). The 2013 Plan will be effective on May 15, 2013 if it is approved by the holders of AIG Common Stock at the 2013 Annual Meeting (the Effective Date). If the 2013 Plan is not approved by our shareholders, the Effective Date will not occur and no awards will be made under the 2013 Plan.

The 2013 Plan will apply only to awards granted on or after the Effective Date and will replace the American International Group, Inc. 2010 Stock Incentive Plan (as amended to the Effective Date, the 2010 Plan) for all awards granted on or after the Effective Date. The terms and conditions of awards granted under the 2010 Plan prior to the Effective Date of the 2013 Plan will not be affected by the adoption or approval of the 2013 Plan, and the 2010 Plan will remain effective with respect to such awards. No new grants will be made under the 2010 Plan after the Effective Date.

The following summary of the material terms of the 2013 Plan is qualified in its entirety by reference to the complete text of the 2013 Plan, which is attached hereto as Appendix B.

Best Practices

The 2013 Plan includes several features designed to protect shareholder interests and appropriately reflect our compensation philosophy and developments in our compensation practices in recent years, including:

• No equity grants below 100% of fair market value	• No “evergreen” provision

• No single-trigger change-in-control	• No repricing of underwater stock options or stock appreciation rights

• No hedging transactions or transfer to an unrelated party for value	• No dividends or dividend equivalents paid on performance awards unless goals are satisfied

Available Shares

The 2013 Plan provides for the issuance of cash-based awards and stock-based awards. The total number of shares of AIG Common Stock that may be granted under the 2013 Plan is the sum of (1) 45 million shares plus, (2) the number of authorized shares of AIG Common Stock remaining available under the 2010 Plan at the Effective Date (25,031,720 shares as of December 31, 2012), plus (3) the number of shares of AIG Common Stock relating to outstanding awards under the 2010 Plan at the Effective Date that subsequently are forfeited, expire, terminate or otherwise lapse or are settled for cash, in whole or in part, as provided by the 2013 Plan (collectively, the Available Shares).

Burn Rate and Potential Dilution

AIG believes that the Available Shares under the 2013 Plan will provide sufficient shares for equity-based compensation needs of AIG for approximately 5 years following the Effective Date. This estimate is based on our expected share usage in 2013 under our long-term incentive program.

The table below shows our historic burn rate over the past three years. During the past two years, stock-based awards have been limited because we used cash-based long-term performance awards for a majority of employees eligible for the long-term program. For 2013, we are adopting the stock-based approach described in “Compensation Discussion and Analysis—Overview—2013 Compensation Program.” AIG recognizes that, because of grants made in 2010 before the Recapitalization, the three-year average burn rate of 3.44%, indicated below, exceeds the 2013 burn rate limit of 3.02% applicable to insurance companies as published by Institutional Shareholder Services. However, AIG expects that, based on the 2013 compensation program, the burn rate for 2013 will be under 1% and, in any event, commits to cap our burn rate at an average of 3.02% for the period from 2013 through 2015. For purposes of calculating the number of awards granted in a particular year, each share that is subject to awards other than stock options and stock appreciation rights will be counted as equivalent to two stock option awards.

	2010	2011	2012	Average
(a) Restricted stock or units granted converted to option equivalents at 2:1(1)	3,290,378	5,465,596	7,492,996
(b) Shares underlying stock appreciation rights granted(1)	8,959,444	8,745,612	1,809,842
(c) Total option equivalent shares granted (a+b)(1)	12,249,822	14,211,208	9,302,838
(d) Weighted average shares outstanding (Basic)	136,585,844	1,799,385,757	1,687,197,038
(e) Burn rate (c/d)(2)	8.97%	0.79%	0.55%	3.44%

(1)	Reflects the gross number of shares underlying awards made to employees and directors during the respective year.
(2)	Not adjusted for forfeitures, withholding and expirations, which would reduce the burn rate if taken into account.

As commonly calculated, the total potential dilution or “overhang” from the adoption of the 2013 Plan would be 5.65% on a fully diluted basis. However, AIG also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing our grants. We believe that the benefits to the holders of AIG Common Stock resulting from equity award grants to our employees, officers and directors, including interest alignment and mitigation of incentives to take inappropriate business risks, outweigh the potential dilutive effect of expected grants under the 2013 Plan. The Committee believes that long-term incentives, primarily delivered through equity grants, are an effective vehicle to align the interests of executives with those of our shareholders, encourage ownership in AIG and serve as a risk management tool. For additional information with respect to our outstanding stock-based awards, please see Note 21 to the Consolidated Financial Statements included in the 2012 Annual Report.

The 2010 Plan expires on December 31, 2013. Therefore, if our shareholders do not approve the 2013 Plan, our future ability to issue equity-based awards other than cash-settled awards will be limited. This could have negative consequences, including:

•

Limiting pay for performance and alignment with shareholder interests. A key element of our compensation philosophy (as described under “Compensation Discussion and Analysis—Overview—2013 Compensation Program”) is to pay a significant portion of variable compensation in the form of stock-based awards, with a goal of at least 70% variable incentive-based compensation in our 2013 executive compensation program, and other employees receiving varying percentages of stock-based compensation. We believe that stock-based compensation provides a significant mechanism for providing employees and directors with long-term exposure to AIG’s performance and aligning employees’ interests with those of our shareholders, including, with respect to covered employees, through our clawback policy and stock ownership guidelines.

•

Impede ability to attract and retain talent. The attraction and retention of talented employees is critical to executing our business strategy successfully, and we believe that equity awards are a competitive tool to recruit and motivate key employees. If the 2013 Plan is not approved, we would be limited in our ability to use a valuable incentive tool and would be at a significant disadvantage in attracting new talent.

•

Limiting our ability to receive a federal income tax deduction for certain compensation paid. Section 162(m) of the Code (Section 162(m)) generally limits AIG’s tax deductions with respect to compensation in excess of $1 million per year paid to our Chief Executive Officer and three other most highly compensated executive officers (other than our Chief Financial Officer), subject to certain exceptions. The 2013 Plan is intended to allow the issuance of awards that satisfy the “qualified performance-based compensation” exception under Section 162(m) in the case of stock option, stock appreciation rights and other stock-based and cash-based awards that are subject to the attainment of performance goals, and, if approved, will permit the Committee to designate an award as intended to qualify for this exception.

Purpose

The purpose of the 2013 Plan is:

(1)	to attract, retain and motivate officers, directors and key employees of AIG, compensate them for their contributions to AIG and encourage them to acquire a proprietary interest in AIG;

(2)	to align the interests of officers, directors and key employees with those of holders of AIG Common Stock; and

(3)	to assist AIG in ensuring that its compensation program does not provide incentives to take imprudent risks.

Administration

The 2013 Plan generally will be administered by the Compensation and Management Resources Committee (and its delegates) unless the Board determines otherwise. For purposes of this summary, we refer to the committee that administers the 2013 Plan, and to any person or group to whom this committee delegates authority, as the “Committee.” Among other things, the Committee will determine the persons who will receive awards under the 2013 Plan, the time when awards will be granted, the terms of such awards and the number of shares of AIG Common Stock, if any, which will be subject to the awards. The Board, in its sole discretion, also may grant awards or administer the 2013 Plan.

Eligibility

The Committee may grant awards to current employees or directors of AIG and its consolidated subsidiaries or, solely with respect to their final year of service, former employees. As of March 13, 2013 approximately 63,000 employees, 11 executive officers and 11 non-employee directors would have been eligible to receive awards under the 2013 Plan.

Types of Awards

The 2013 Plan provides for grants of cash-based awards and stock-based awards. Stock-based awards comprise stock options (both stock options intended to be “incentive stock options” under Sections 421 or 422 of the Code and non-qualified stock options), stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights and other equity-based or equity-related awards pursuant to which AIG Common Stock, cash or other property may be delivered. Cash-based awards may be designed to comply with Section 162(m) or take such other form (including, for example, retainers and meeting-based fees) that the Committee determines to be consistent with the purposes of the 2013 Plan and the interests of AIG. Each stock-based award and, to the extent determined appropriate by the Committee, cash-based award will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-Employee Director Awards. The 2013 Plan allows for grants of cash-based and stock-based awards to non-employee directors of AIG and its consolidated subsidiaries for their service as directors. The aggregate value of any such awards granted to any one director in respect of a particular calendar year may not exceed $900,000, based on the fair market value of stock-based awards and the value of cash awards, in each case determined on the date of grant.

Stock Options. A stock option entitles the recipient to purchase shares of AIG Common Stock at a fixed exercise price. The exercise price per share will be determined by the Committee but will not be less than the fair market value of AIG Common Stock on the date of grant. Fair market value will be the closing price of AIG Common Stock on the NYSE on the date of grant unless otherwise set forth in the applicable award agreement. Stock options may not be exercised for one year after the date on which the stock option is granted (except in the case of termination of employment due to death, disability or retirement) and must be exercised within 10 years from the date of grant. The 2013 Plan provides that AIG may not reset the exercise price for stock options (other than certain awards that are assumed, converted or substituted under the 2013 Plan as a result of AIG’s acquisition of another company).

Stock Appreciation Rights. A stock appreciation right may entitle the recipient to receive shares of AIG Common Stock, cash or other property equal in value to the appreciation of the AIG Common Stock over the exercise price specified in the award agreement. The exercise price per share will be determined by the Committee, but will not be less than the fair market value of AIG Common Stock on the date of grant. Fair market value will be the closing price of AIG Common Stock on the NYSE on the date of grant unless otherwise set forth in the applicable award agreement. Stock appreciation rights may not be exercised for one year after the date on which the stock appreciation right is granted (except in the case of termination of employment due to death, disability or retirement) and must be exercised within 10 years from the date of grant. The 2013 Plan provides that AIG may not reset the exercise price for stock appreciation rights (other than certain awards that are assumed, converted or substituted under the 2013 Plan as a result of AIG’s acquisition of another company).

Restricted Shares. A restricted share is a share of AIG Common Stock that is subject to transfer and/or forfeiture restrictions. The recipient of a restricted share will have the rights of a shareholder, including voting and dividend rights, subject to any restrictions and conditions specified in the award agreement. No dividends, however, will be paid at a time when any performance-based goals that apply to an award of restricted shares have not been satisfied.

Restricted Stock Units. A restricted stock unit is an unfunded, unsecured right to receive a share of AIG Common Stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the award agreement. The recipient will have only the rights of a general unsecured creditor of AIG and no rights as a stockholder of AIG until the AIG Common Stock underlying the restricted stock units, if any, is delivered.

Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related awards (including, without limitation, the grant or offer for sale of unrestricted shares of AIG Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such awards may entail the transfer of actual shares of AIG Common Stock to award recipients or may be settled in cash, and may include awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Dividend Equivalent Rights. A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of AIG Common Stock if those shares were owned by the recipient. The conditions and restrictions for payments in connection with dividend equivalent rights will be specified in the award agreement. A dividend equivalent right may be granted alone or in connection with another award. Under the 2013 Plan, no payments will be made in respect of dividend equivalent rights at a time when any applicable performance goals relating to the dividend equivalent right or the related award have not been satisfied.

Cash-Based Awards. The Committee may grant cash-based awards in such amounts and subject to such terms and conditions as the Committee may determine. Cash-based awards may be in the form of Qualified Performance-Based Awards (as discussed below) and other cash awards, including retainers and meeting-based fees.

Qualified Performance Based Awards. The 2013 Plan is intended to permit the issuance of awards that will satisfy the “qualified performance-based compensation” exemption under Section 162(m) (Qualified Performance-Based Awards); however, nothing in the 2013 Plan requires that awards satisfy the requirements of Section 162(m). In all cases, the maximum number of Qualified Performance-Based Awards that may be granted to any one individual under the 2013 Plan in any calendar year will be 1 million shares of AIG Common Stock or, if such Qualified Performance-Based Award is paid in cash, the equivalent cash value thereof (determined on the first day of the applicable performance period). To the extent that awards are intended to be Qualified Performance Based Awards, the objective performance goals will be based on one or more of the following AIG-wide, subsidiary, division, operating unit or individual measures, stated in either absolute or relative terms:

•

income or operating income measures (including before or after taxes, such as after-tax operating income, before or after risk-adjustment, before or after allocation of all or a part of corporate overhead and/or compensation or other similar measures);

•	book value or tangible book value measures;

•	revenue, sales, net revenue or net sales measures;

•	gross profit or operating profit measures (including before or after taxes or other similar measures);

•	return measures (including return on assets, net assets, capital, total capital, tangible capital, invested capital, equity, or total shareholder return or other similar measures);

•	cash flow measures (including operating cash flow, free cash flow, cash flow return on capital, cash flow return on investment (in each case before or after dividends) or other similar measures);

•	margins measures (including gross margin, operating margin, cash margin or other similar measures);

•	measures of efficiency (including operating efficiency, productivity ratios or other similar measures);

•	measures of enterprise value or share price;

•	objective measures of customer satisfaction;

•	measures of achievement of expense targets, cost reductions, working capital, cash levels or the acquisition ratio or general expense ratio;

•	measures of economic value added;

•	market share measures;

•	measures of balance sheet or capital markets achievements (including debt reductions, leverage ratios, ratings achievements or other similar measures);

•

implementation, completion or attainment of measurable objectives with respect to insurance underwriting or sales (including acquisition ratio, new premium sales, premium income, net flows, underwriting income, value of new businesses acquired, relationship of claims to revenues, loss ratio, combined ratio, total insurance benefits, premium payment levels, persistency rate (based on premiums or policies), policy renewals or other similar measures);

•

implementation, completion or attainment of measurable objectives with respect to research, development, products or projects (including infrastructure transformation or other projects), acquisitions and divestitures, recruiting and maintaining personnel or regulatory profile;

•	measures of investment performance;

•	measures of risk; and

•	measures related to internal liquidity management (including dividends from subsidiaries to AIG or other similar measures).

Shares Subject to Plan; Other Limitations of Awards

Available Shares may be authorized but unissued shares or shares previously issued and reacquired by AIG. If any award that is granted under the 2013 Plan is forfeited, expires or is settled for cash, then the shares covered by such forfeited, expired or settled award will again become available to be delivered pursuant to awards granted under the 2013 Plan. In the event that tax withholding obligations from an award granted under the 2013 Plan (other than a stock option or stock appreciation right), or awards other than stock options or stock appreciation rights granted and outstanding under the 2010 Plan, are satisfied by the withholding or tendering of shares of AIG Common Stock after the Effective Date, the shares so withheld or tendered will be added back to the Available Shares. In the case of an acquisition, any shares of AIG Common Stock issued in connection with awards that are assumed, converted or substituted as a result of AIG’s acquisition of another company will not count against the number of Available Shares that may be issued under the 2013 Plan. Available shares under a stockholder approved plan of an acquired company may be used for awards under the 2013 Plan and do not reduce the number of shares available, subject to applicable stock exchange requirements. The payment of dividend equivalent rights in cash in conjunction with any outstanding award shall not be counted against the shares available for issuance under the 2013 Plan.

The number of shares of AIG Common Stock available under the 2013 Plan for the grant of stock options intended to be incentive stock options for the purposes of compliance with Sections 421 and 422 of the Code will be 45 million. In addition, no more than 1 million shares of AIG Common Stock underlying stock options or stock appreciation rights may be granted to any one individual in a particular calendar year. This 1 million share threshold is intended to qualify the stock options and stock appreciation rights as “qualified performance-based compensation” under Section 162(m).

The Committee will adjust the number of shares of AIG Common Stock issuable under the 2013 Plan (and any limits on the number of stock-based awards that may be granted to a particular individual under the 2013 Plan) and the terms of any outstanding awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares of AIG Common Stock (or issuance of shares of stock other than shares of AIG Common Stock) resulting from certain corporate transactions that affect the capitalization of AIG.

Double-Trigger Change in Control

The Compensation and Management Resources Committee may include provisions in any award agreement relating to a “Change in Control” including the acceleration of the vesting or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding awards. However, under the 2013 Plan, no such acceleration, lapse or deemed satisfaction may occur with respect to a Change in Control unless (in addition to any other conditions set forth in the award agreement):

•	the Change in Control occurs; and

•

the recipient’s employment is terminated by AIG without “cause” (as defined in the applicable award agreement) or by the recipient for “good reason” (as defined in the applicable award agreement) following the Change in Control within the period of time specified in the award agreement.

In the event of a Change in Control, the Committee may, in its sole discretion, terminate stock options or stock appreciation rights for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration.

For purposes of the 2013 Plan, “Change in Control” generally means:

•

individuals who constitute the Board on the Effective Date (or subsequent directors whose election or nomination was approved by a vote of at least two-thirds of such directors, including by approval of the proxy statement in which such person is named as a nominee for director) cease for any reason to constitute at least a majority of the Board;

•

any person is or becomes a beneficial owner of 50% or more of AIG’s voting securities (for this purpose, person is as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934);

•

consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving AIG that results in any person becoming the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such transaction;

•	a sale of all of substantially all of AIG’s assets; or

•	AIG’s stockholders approve a plan of complete liquidation or dissolution of AIG.

Amendment and Termination

The Board may from time to time suspend, discontinue, revise or amend the 2013 Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any grantee of an award. Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency, except that shareholder approval shall be required for any amendment to the 2013 Plan that materially increases the benefits available under the 2013 Plan or any amendment to permit the sale or other disposition of an award to an unrelated third party for value or if the amendment would reduce the exercise price of outstanding stock options or stock appreciation rights.

Unless previously terminated by the Board, the 2013 Plan (if approved by the holders of AIG Common Stock) will terminate, and no more awards will be granted under the 2013 Plan, on or after the tenth anniversary of the Effective Date, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

Clawback

Awards under the 2013 Plan will be subject to the clawback or recapture policy, if any, that AIG may adopt from time to time to the extent provided in such policy or as may be required by applicable law.

Right of Offset

We have the right to offset against our obligation to deliver shares of AIG Common Stock (or cash, other securities or other property) under the 2013 Plan or any award agreement any outstanding amounts the recipient then owes to AIG and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Our right of offset is subject to the constraints of Section 409A of the Code.

Nonassignability; No Hedging

Except to the extent otherwise provided in any award agreement, no award (or any rights or obligations thereunder) granted to any person under the 2013 Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), other than by will or by the laws of descent and distribution. As described above, any amendment of the 2013 Plan to permit the sale or other disposition of an Award to an unrelated third party for value will require shareholder approval. All awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative.

Assurance Agreement

AIG may deliver shares under the 2013 Plan to perform its obligations under the Assurance Agreement by AIG in favor of eligible employees dated as of June 27, 2005, relating to certain obligations of Starr International Company, Inc.

Other Terms of Awards

No recipient of any award under the 2013 Plan will have any of the rights of a holder of AIG Common Stock with respect to shares subject to an award until the delivery of the shares (or in the case of an award of restricted or unrestricted shares of AIG Common Stock, the grant or registration in the name of the grantee of such shares pursuant to the applicable award agreement, but then only as the Committee may include in the applicable award agreement). Awards under the 2013 Plan may be granted in lieu of, or determined by reference to, cash incentive and/or other compensation.

New Plan Benefits

Awards granted under the 2013 Plan will be subject to the Committee’s discretion, and the Committee has not determined future awards or who might receive them. As a result, the benefits that will be awarded or paid under the 2013 Plan are not currently determinable. The awards granted for the 2012 fiscal year would not have changed if the 2013 Plan had been in place instead of the 2010 Plan and are set forth in the following table and, for our named executives, in the 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards table above. As described under “Corporate Governance—Compensation of Directors,” in March 2013, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, an increase in the annual grant of DSUs to AIG’s non-management directors from $50,000 to $90,000, effective as of the date of the Annual Meeting.

NEW PLAN BENEFITS

2010 Plan

	Stock-Based Awards		Cash-Based Awards
Name and Position	Dollar Value ($)	Number of Shares/Units	Dollar Value ($)
Robert H. Benmosche Chief Executive Officer	$7,500,000	241,268	N/A

David L. Herzog Executive Vice President and Chief Financial Officer	$5,804,973	175,202	N/A

William N. Dooley Executive Vice President—Investments	$5,550,000	169,471	N/A

Peter Hancock Executive Vice President—Property Casualty Insurance	$6,199,995	187,402	N/A

Jay Wintrob Executive Vice President—Life and Retirement	$6,504,972	196,350	N/A

Executive Group	$19,549,918	596,322	N/A

Non-Executive Director Group	$592,288	19,434	$3,080,480

Non-Executive Officer Employee Group	$89,463,106	2,855,087	N/A

U.S. Federal Income Tax Aspects

The following is a brief description of the current federal income tax treatment generally arising with respect to grants of awards under the 2013 Plan for grantees subject to taxation in the United States. This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Nonqualified Stock Options. A grantee will not realize taxable income, and AIG will not be entitled to a deduction, upon the grant of a nonqualified stock option. Upon exercising a nonqualified stock option, a grantee will realize ordinary income, and, subject to Section 162(m), AIG will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the acquired shares on the exercise date minus the exercise price of the option. The grantee will have a basis, for purposes of computing capital gain or loss on a future sale or exchange, in the shares acquired as a result of the exercise equal to the fair market value of those shares on the exercise date.

Incentive Stock Options. A grantee will not realize taxable income and AIG will not be entitled to a deduction when an incentive stock option is granted under the 2013 Plan or when an incentive stock option is exercised. If the grantee of an incentive stock option holds the shares acquired under the option for at least two years from the date the option is granted and for at least one year from the date the option is exercised, any gain realized by the grantee when the shares are sold will be taxable to the grantee as capital gain.

The difference between the exercise price of an incentive stock option and the fair market value of the acquired shares at the time of exercise is an item of tax preference which may result in the grantee being subject to the alternative minimum tax. Whether a grantee is subject to the alternative minimum tax will depend on the grantee’s facts and circumstances.

If the grantee does not hold the shares acquired upon the exercise of an incentive stock option for the one-year and the two-year periods described above, the grantee will realize ordinary income in the year of disposition of the shares in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the proceeds of the disposition, if lower) over the exercise price, and, subject to Section 162(m), AIG will be entitled to a corresponding deduction. Any remaining gain or loss will be capital in nature.

A grantee who pays for shares acquired upon the exercise of a stock option with shares he or she already owns will not realize any taxable gain or loss on the shares delivered as payment. If the option is not an incentive stock option, the grantee will not be subject to tax upon exercise with respect to the number of shares acquired equal to the number of shares delivered for payment. If the option is an incentive stock option, the grantee will not be subject to tax upon exercise with respect to any of the shares acquired, and the number of shares received on exercise of the option equal to the number of previously owned shares surrendered will have the same basis and holding period for purposes of computing capital gain or loss as the previously owned shares. If the option is not an incentive stock option, the additional shares received will have a basis equal to the sum of the cash paid on exercise and the ordinary income taxable to the employee as a result of the exercise. If the option is an incentive stock option, the additional shares will have a basis equal to the cash, if any, paid on exercise. In either case, the holding period with respect to the additional shares will begin on the day after the date the option is exercised.

The use of shares previously acquired through the exercise of an incentive stock option in satisfaction of all or a part of the exercise for another option (whether or not an incentive stock option) is a disposition of the previously acquired shares for purposes of the one-year and two-year holding periods described above. All shares acquired upon the exercise of an incentive stock option are considered to have been acquired upon the date of exercise for purposes of the one-year and two-year holding periods, even if previously acquired shares were used in satisfaction of all or a part of the exercise price.

Any gain on shares which have been held for more than twelve months may be eligible for tax at preferential long-term capital gain rates.

Stock Appreciation Rights. A grantee will not be subject to tax, and AIG will not be entitled to a deduction, upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the fair market value of the AIG Common Stock on the date of exercise minus the exercise price will be taxable to the grantee as ordinary income. Subject to Section 162(m), AIG will generally be entitled to a deduction equal to the amount included in a grantee’s ordinary income. A grantee’s basis in any shares received will be equal to the fair market value of such shares on the exercise date, and the grantee’s holding period will begin on the day following the exercise date.

Restricted Shares. A grantee of restricted shares that are subject to a substantial risk of forfeiture will not be subject to ordinary income or FICA (Social Security and Medicare) taxation in respect of his or her award at grant, unless he or she makes a Section 83(b) election described below. Upon the lapse of the risk of forfeiture, the grantee will be subject to ordinary income and FICA tax on an amount equal to the fair market value of the AIG Common Stock at the time the risk lapses (even if some transfer restrictions continue). The grantee’s tax basis for purposes of determining gain or loss on subsequent sales will be equal to the fair market value of the AIG Common Stock on the date the risk of forfeiture lapses. Any gain or loss resulting from any sale of AIG Common Stock delivered to a grantee will be treated as long- or short-term capital gain or loss, depending upon how long he or she holds the AIG Common Stock after the date the restrictions lapse. Dividends paid on the AIG Common Stock subject to restrictions are reportable by the grantee, during the restricted period, as additional ordinary income.

If permitted by the applicable award agreement, a grantee may elect, within thirty days after the effective date of an award of restricted shares that are subject to a substantial risk of forfeiture, to recognize the fair market value of the AIG Common Stock subject to restrictions awarded, determined (without regard to the restrictions) at the effective date of the award, as ordinary income in the year of such effective date (a Section 83(b) election). If such election is made, the grantee’s holding period will begin the day after the effective date of the award, and no additional income will be recognized by the grantee upon the lapse of restrictions. Any gain or loss resulting from any sale of such AIG Common Stock delivered to a grantee will be treated as long- or short-term capital gain or loss, depending upon how long he or she holds the AIG Common Stock after the effective date of the award. However, should the grantee forfeit the restricted shares, no deduction would be available to him or her for the value of the restricted shares previously recognized as income.

A grantee of restricted shares that are subject only to transfer restrictions, and not a substantial risk of forfeiture, will be subject to ordinary income and FICA tax at grant on an amount equal to the fair market value of the AIG Common Stock on the grant date. Following the lapse of the transfer restrictions, the grantee’s tax basis for purposes of determining gain or loss on subsequent sales will be equal to the fair market value of the AIG Common Stock on the grant date. Any gain or loss resulting from any sale of AIG Common Stock delivered to a grantee will be treated as long- or short-term capital gain or loss, depending upon how long he or she holds the AIG Common Stock after the grant date. Dividends paid on the AIG Common Stock subject to transfer restrictions are reportable by the grantee, during the restricted period, as additional dividend income.

In the taxable year in which a grantee recognizes ordinary income on account of restricted shares awarded to such grantee, AIG will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee. In the event that a restricted share award is forfeited by the grantee after having made a Section 83(b) election, AIG will include in its income the amount of its original deduction.

Restricted Stock Units. A grantee of a restricted stock unit award will not be subject to ordinary income or FICA taxation at grant. Instead, a grantee will be subject to FICA tax at the time any portion of such award vests and will be subject to income tax at ordinary rates on the fair market value of the AIG Common Stock (or the amount of cash) received on the date of delivery. Subject to Section 162(m), AIG generally will be entitled to a deduction in an amount equal to the amount included in a grantee’s ordinary income. The fair market value of the AIG Common Stock (if any) received on the delivery date will be a grantee’s tax basis for purposes of determining any subsequent gain or loss from the sale of the AIG Common Stock. Gain or loss resulting from any sale of AIG Common Stock delivered to a grantee will be treated as long- or short-term capital gain or loss depending upon how long he or she holds the AIG Common Stock after the delivery date of the award.

Section 162(m). In general, Section 162(m) denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year per person paid to its “covered employees,” subject to certain exceptions. The 2013 Plan is intended to permit the issuance of awards that will satisfy the “qualified performance-based compensation” exception under Section 162(m) in the case of stock option, stock appreciation rights and other stock-based and cash-based awards that are subject to the attainment of performance goals.

Section 409A and Recent Legislation. The terms of the 2013 Plan and each award granted under the 2013 Plan are intended to comply with Section 409A of the Code, which imposes specific restrictions on nonqualified deferred compensation arrangements, whether by reason of such awards qualifying as short-term deferral or otherwise.

Proposal 2 gives holders of AIG Common Stock the opportunity to vote for or against the following resolution:

RESOLVED: that the holders of Common Stock of American International Group, Inc. (the Company), approve the American International Group, Inc. 2013 Omnibus Incentive Plan, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders in Appendix B.

AIG STATEMENT IN SUPPORT

The Board believes that the future success of AIG depends, in large part, upon the ability of the company to maintain a competitive position in attracting, retaining, and motivating key employees, officers and directors. The 2013 Plan is designed to aid AIG in attracting, retaining and motivating these key individuals through grants of cash-based and various types of stock-based compensation. The ability to grant awards under the 2013 Plan will allow AIG to offer these individuals performance incentives and a proprietary interest in AIG. In addition, stock-based awards will further encourage the efforts of AIG employees, officers and directors to enhance shareholder value and provide incentives against taking imprudent risks, further fostering an ownership culture focused on long-term performance. The Board also believes that including terms in the 2013 Plan that permit AIG to grant awards to the executive officers that are eligible to qualify for deductibility by AIG for federal income tax purposes is in the best interests of AIG’s shareholders.

The Board of Directors unanimously recommends a vote FOR this resolution.

PROPOSAL 3—NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC, AIG must submit to shareholders a non-binding shareholder advisory vote to approve the compensation of AIG’s executives, as disclosed in the annual Proxy Statement.

Accordingly, this Proposal 3 gives holders of AIG Common Stock the opportunity to vote for or against the following resolution:

RESOLVED: that the holders of the Common Stock of American International Group, Inc. (the Company), approve the compensation of the Company’s named executives, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure contained in the Proxy Statement.

Because this resolution relates to the information about executive compensation contained in this Proxy Statement, beginning with “Executive Compensation—Compensation Discussion and Analysis,” shareholders should review that information in considering their vote on the resolution.

The results of the vote on this resolution will not be binding on AIG’s Board of Directors, will not overrule any decisions the Board has made and will not create any duty for the Board to take any action in response to the outcome of the vote. However, AIG’s Compensation and Management Resources Committee may, in its sole discretion, take into account the outcome of the vote in analyzing and evaluating future compensation opportunities.

AIG STATEMENT IN SUPPORT

YOUR BOARD OF DIRECTORS SUPPORTS THIS RESOLUTION.

2012 was an exceptional year for AIG. In December 2012, AIG exited from government ownership and achieved full-year profits for the third straight year. In addition, AIG strengthened its core businesses, executed strategic divestitures, improved liquidity and capital, and continued to access capital markets while repurchasing AIG Common Stock. These accomplishments reflect the objectives that AIG emphasized as part of its compensation program and as described in more detail under the heading “Executive Compensation—Compensation Discussion and Analysis—Overview.”

AIG remained subject to limits on its executive compensation program for almost all of 2012 and, accordingly, the 2012 pay structures for AIG’s executive officers were prescribed by law, as interpreted by the Special Master for TARP Executive Compensation. The Special Master determined the specific compensation structures and amounts for the Top 25 group, which included the named executives. The named executives were not eligible for any cash incentives or any stock incentives other than TARP RSUs for Messrs. Herzog, Hancock and Wintrob, subject to the limit on each such award determined by the Special Master.

AIG’s Board and Compensation and Management Resources Committee believe that the design of AIG’s compensation programs, the oversight by the Special Master during 2012 and the Compensation and Management Resources Committee’s commitment to making compensation decisions that are appropriate in light of AIG’s goals justify a vote in favor of this resolution.

Holders of AIG Common Stock are entitled to vote on this resolution. Adoption of the resolution requires a vote for the resolution by a majority of votes cast by the shareholders of AIG Common Stock, which votes cast are either “for” or “against” the resolution.

Your Board of Directors unanimously recommends a vote FOR this resolution.

PROPOSAL 4—NON-BINDING VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION

ADVISORY VOTES

In addition to the non-binding advisory vote to approve 2012 executive compensation, as described in Proposal 3 above, SEC rules require that shareholders of AIG have an opportunity at least once every six years to vote on the frequency of an advisory shareholder vote on executive compensation. You may vote that AIG have this advisory vote every year, every two years or every three years or you may abstain.

Proposal 4 gives holders of AIG Common Stock the opportunity to vote on the following resolution:

RESOLVED: that the holders of Common Stock of American International Group, Inc. indicate, by their vote on this resolution, whether the advisory shareholder vote on executive compensation should occur every year, every two years or every three years.

After due consideration, AIG’s Board of Directors has unanimously determined to recommend that the advisory shareholder vote on executive compensation occur annually as a corporate governance best practice. Although AIG has designed its executive compensation program to align the economic interests of our executives with the long-term interests of AIG and our shareholders, the Board recognizes that executive compensation is disclosed annually and values regular shareholder feedback on AIG’s compensation programs.

The results of the vote on this resolution will not be binding on AIG’s Board of Directors, will not overrule any decisions the Board has made and will not create any duty for the Board to take any action in response to the outcome of the vote. The Board of Directors unanimously recommends a vote to hold the non-binding vote on executive compensation annually. The Board of Directors will consider the outcome of the vote on this Proposal 4 and disclose its decision as to frequency by filing a Current Report on Form 8-K with the SEC no later than 150 days after the date of the Annual Meeting.

Your Board of Directors unanimously recommends a vote to hold the non-binding vote on executive compensation ANNUALLY.

REPORT OF AUDIT COMMITTEE AND RATIFICATION OF SELECTION OF ACCOUNTANTS

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the preparation, presentation and integrity of AIG’s financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

Committee Organization and Operation

The Audit Committee’s function is to assist the Board of Directors in its oversight of:

•	The integrity of AIG’s financial statements;

•	AIG’s internal control over financial reporting;

•	AIG’s compliance with legal and regulatory requirements;

•	The independent accountants’ qualifications, independence and performance; and

•	The performance of AIG’s internal audit function.

The Audit Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aig.com.

The Audit Committee held twelve meetings during 2012. The Audit Committee Chairman and members of the Audit Committee also held numerous additional meetings throughout 2012 with domestic and global members of AIG corporate, business segment and internal audit management and with AIG’s independent registered public accounting firm (PricewaterhouseCoopers LLP), including with members of its national office, and AIG’s federal, state and international regulators. The Committee believes that these meetings were helpful in discharging its oversight responsibilities, including with respect to financial reporting and disclosure, risk management and internal controls.

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Audit Committee are independent, as required by NYSE listing standards and SEC rules.

Expertise. The Board of Directors has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as defined by NYSE listing standards, and are audit committee financial experts, as defined under SEC rules. Although designated as audit committee financial experts, no member of the Committee is an accountant for AIG or, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. The Audit Committee’s assistance in the Board of Directors’ oversight of AIG’s compliance with legal and regulatory requirements primarily focuses on the effect of such matters on AIG’s financial statements, financial reporting and internal control over financial reporting. In considering AIG’s compliance with legal and regulatory requirements, the Audit Committee also takes into account the oversight of legal and regulatory matters by the Regulatory, Compliance and Public Policy Committee.

Audited Financial Statements

In the performance of its oversight function, the Audit Committee has considered and discussed the 2012 audited financial statements with management and PricewaterhouseCoopers LLP, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, clarity of the disclosures and the condition of internal control over financial reporting. The Audit Committee has reviewed with the Director of Internal Audit and the PricewaterhouseCoopers LLP engagement team the scope and plans for their respective audits and has met with each of the Director of Internal Audit and senior engagement partners of PricewaterhouseCoopers LLP, with and without management present, to discuss audit results, their evaluations of AIG’s internal controls and the overall quality of AIG’s financial reporting. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees.” Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the PCAOB’s rules regarding Communication with Audit Committees Concerning Independence and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the reports and discussion described in this report, the Audit Committee, in accordance with its responsibilities, recommended to the Board of Directors, and the Board approved, inclusion of the audited financial statements for the year ended December 31, 2012 in AIG’s 2012 Annual Report on Form 10-K.

Conclusion

AIG management and the Audit Committee recognize the importance of continued attention to improving AIG’s internal controls, including reducing reliance on manual controls. AIG management is committed to ensuring that the manual controls that have been established remain effective and sustainable. AIG has been implementing technology solutions to mitigate the reliance on manual controls. However, the implementation of these systems will take several years.

Audit Committee
American International Group, Inc.

Christopher S. Lynch, Chairman John F. Fitzpatrick George L. Miles, Jr.
Ronald A. Rittenmeyer

PROPOSAL 5—RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee and the Board of Directors have approved the engagement of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2013. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the selection of accountants requires approval by a majority of the votes cast by the shareholders of AIG Common Stock, which votes are cast “for” or “against” the ratification. Neither AIG’s Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Under AIG’s policy for pre-approval of audit and permitted non-audit services by PricewaterhouseCoopers LLP, the Audit Committee approves categories of services and fee caps for each category. The pre-approved services include: audit services, such as financial statement audits and regulatory filings; audit-related services, such as audit and review of newly implemented systems, processes and controls, regulatory and compliance attestations, employee benefit plan audits, due diligence related to acquisitions and divestitures and accounting consultations concerning financial reporting standards; tax services, such as tax preparation and consultation on tax matters, transaction-based tax advice, review of tax accounting matters and other tax planning and advice; and other permitted non-audit services, such as regulatory and statutory compliance reviews, information technology reviews, information resources, training, risk management services, and other compliance reviews. No expenditure may exceed the dollar caps without the separate specific approval of the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The table below shows the fees paid by AIG to PricewaterhouseCoopers LLP in 2012 and 2011.

	2012 (in millions)	2011 (in millions)
Fees paid by AIG:
Audit fees(a)	$74.6	$91.6
Audit-related fees(b)	$13.9	$9.2
Tax fees(c)	$5.8	$6.1
All other fees(d)	$5.1	$3.7

(a)	Audit fees include fees for the audit of AIG’s consolidated financial statements, as well as subsidiary and statutory audits directly related to the performance of the AIG consolidated audit. Includes out-of-pocket expenses of $3.8 million in 2012 and $4.4 million in 2011.

(b)	Audit-related fees include fees for assurance and related services that are traditionally performed by independent accountants, including: audit and review of newly implemented systems, processes and controls; regulatory and compliance attestations; employee benefit plan audits; due diligence related to acquisitions and divestitures; and accounting consultations concerning financial accounting and reporting standards.

(c)	Tax fees are fees for tax return preparation and consultation on tax matters; transaction-based tax advice; review of tax accounting matters; and other tax planning and advice.

(d)	All other fees include fees related to regulatory and statutory compliance reviews; information technology reviews; information resources; training; risk management services; and other compliance reviews.

The services provided by PricewaterhouseCoopers LLP and the fees paid by AIG were authorized and approved by the Audit Committee in compliance with the pre-approval policy and procedures described above.

PricewaterhouseCoopers LLP also provides audit services to certain private equity and real estate funds managed and advised by AIG subsidiaries. Fees related to these audits were $4.0 million in 2012 and $4.0 million in 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of AIG Common Stock that may be issued under compensation plans as of December 31, 2012.

Equity Compensation Plan Information

Plan Category	Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	Amended and Restated 1999 Stock Option Plan	410,970		$1,219.77		0	(3)

	Amended and Restated 2002 Stock Incentive Plan	69	(4)	$—		0	(3)

	Director Stock Plan	90	(5)	$—		0	(3)

	2007 Stock Incentive Plan	145,802	(6)	$769.87	(7)	0	(3)

	2010 Stock Incentive Plan	19,800,900	(6)	—		25,031,207	(8)

Total		20,357,831		$1,129.42	(7)	25,031,207	(8)

(1)	At December 31, 2012, options with respect to 5,167 shares were outstanding as a result of AIG’s assumption of options granted by entities acquired by AIG, at a weighted average option exercise price of $1,175.47 per share. AIG has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies.

(2)	In addition, at December 31, 2012, AIG was obligated to issue 42,130 shares in connection with previous exercises of options with delivery deferred.

(3)	No future awards will be made under these plans, which were replaced by the 2010 Stock Incentive Plan.

(4)	Represents shares reserved for issuance in connection with time-vested RSUs.

(5)	Represents shares granted to non-management directors with delivery deferred.

(6)	Represents shares reserved for issuance in connection with time-vested DSUs and in connection with RSUs, TARP RSUs and stock appreciation rights issued pursuant to the AIG 2009 Long Term Incentive Plan, the AIG 2010 Long Term Incentive Plan and the AIG 2011 Long Term Incentive Plan, all of which are payable in cash or shares.

(7)	Weighted average exercise price of outstanding options granted. Excludes Stock Salary Awards, RSUs, DSUs, deferred stock and Performance RSUs.

(8)	Represents shares reserved for future issuance under the 2010 Stock Incentive Plan (which replaced the 2007 Stock Incentive Plan for Awards granted on or after May 12, 2010).

SHAREHOLDER PROPOSAL

Kenneth Steiner, Great Neck, New York, who states that he intends to meet beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the shareholder meeting, has notified AIG in writing that he intends to submit the following proposal and related supporting statement at the Annual Meeting.

PROPOSAL 6—CURB EXCESSIVE DIRECTORSHIPS

RESOLVED: Shareholders recommend that our Board take the steps necessary to adopt a bylaw to limit our directors to a maximum of 3 board memberships in companies with sales in excess of $500 million annually. The maximum of 3 board memberships includes each director’s membership on our board. This limit would be increased to 4 such board memberships for directors permanently retired and under age 70. The bylaw should also specify how to address a situation where a director may have a brief temporary situation above these limits.

Adoption of this proposal would help in coping with certain of our directors who are overboarded. Adoption of this proposal would also help deter our directors from accepting further director assignments that would rob them of the adequate time to deal with the complex and troubling problems of our company. Adoption would also help deter our nomination committee from seeking new directors who would not have adequate time for effective oversight.

In 2012 we had three directors who were each on 4 or 5 boards and were potentially too overextended to give adequate attention to the complex and troubling problems of our company.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since 2007 with “High Governance Risk.” Also “Concern” in Executive Pay—$13 million for our CEO Robert Benmosche.

GMI said there was a clear effort by our executive pay committee to maximize potential pay for our CEO and our other highest paid executives, in some instances regardless of actual performance. In particular, the pay/performance disconnect was clearly demonstrated by the designation of stock awards and salary stock as cash amounts, utilizing substantial numbers of shares to attain this amount, despite the fact that the stock was trading at a fraction of its former value. Such a practice could potentially lead to windfall gains. All incentive pay for our CEO was dependent on past, short-term performance rather than future long-term performance metrics and simply vested over time.

This was under the leadership of Arthur Martinez, who chaired our executive pay committee. Mr. Martinez at age 72 was overboarded with seats on 5 boards. Plus he had the “benefit” of experience on four boards rated “D” by GMI: HSN, Inc., IAC/InterActiveCorp, International Flavors & Fragrances and Fifth & Pacific. Mr. Martinez got second place for our highest negative votes. He was only exceeded in negative votes by George Miles who was also overboarded with 5 board seats.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Curb Excessive Directorships—Proposal 6

AIG STATEMENT IN OPPOSITION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

AIG understands that service by our directors on the board of directors of other public companies may present significant demands on a director’s time and availability. AIG also recognizes, however, that the time our directors spend as directors of other public companies benefits AIG by providing them with insight and experience that enhances their value to AIG and its shareholders.

To balance these interests, the Board has adopted Corporate Governance Guidelines that set forth AIG’s policy with respect to service by our directors on the board of directors of other public companies. One of the purposes of the policy is to ensure that such other board service does not interfere with the ability of our directors to fulfill their duties to AIG and its shareholders. The Corporate Governance Guidelines prohibit our CEO from serving on the board of directors of more than one public company (other than AIG or a company in which AIG has a significant equity interest). The Corporate Governance Guidelines also express the view of our Board that it is desirable for other directors not to serve on the board of directors of more than four public companies (other than AIG or a company in which AIG has a significant equity interest). The Corporate Governance Guidelines also provide that the Nominating and Corporate Governance Committee may determine that a number less than four other boards is appropriate when considering the nomination of particular candidates for election to the Board. The Corporate Governance Guidelines do require directors to provide advance notice to the Chairman of the Nominating and Corporate Governance Committee prior to joining another board to help ensure that directors will not join other boards without due consideration of the potential impact on their ability to serve AIG and its shareholders.

The Board believes that AIG’s Corporate Governance Guidelines reflect an appropriate balance between allowing our CEO and our directors to gain valuable experience and insight as directors on the board of directors of other public companies and ensuring they have the time to fulfill their duties to AIG and its shareholders. The Board also believes that the Corporate Governance Guidelines provide for a thoughtful process for considering the appropriateness of other directorships.

Approval of this shareholder proposal requires approval by a majority of the outstanding shares of AIG Common Stock. Failure to vote or to instruct your broker to vote or an abstention will have the same effect as a vote against the shareholder proposal.

Your Board of Directors unanimously recommends a vote AGAINST the shareholder proposal.

OTHER MATTERS

OTHER MATTERS TO BE PRESENTED AT THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Your Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year’s Proxy Statement pursuant to Exchange Act Rule 14a-8 should be sent to the Secretary of AIG at 180 Maiden Lane, New York, New York 10038 and must be received by December 5, 2013. Under the AIG By-laws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2014 annual meeting of shareholders must be received not less than 90 nor more than 120 days prior to May 15, 2014, unless the 2014 annual meeting of shareholders is not scheduled to be held on a date between April 15, 2014 and June 14, 2014, in which case notice must be received by the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-laws is available in the Corporate Governance section of AIG’s website at www.aig.com.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate directly with one or more directors by

•	writing to them at the address of c/o Vice President—Corporate Governance, American International Group, Inc., 180 Maiden Lane, New York, New York 10038; or

•	emailing boardofdirectors@aig.com.

ELECTRONIC DELIVERY OF PROXY MATERIALS

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering shareholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, shareholders may follow the instructions when voting online at www.proxyvote.com. Following the 2013 Annual Meeting of Shareholders, you may continue to register for electronic delivery of future documents by visiting http://enroll.icsdelivery.com/aig. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their shareholders over the internet. In accordance with this rule, on or about April 4, 2013, we sent shareholders of record at the close of business on March 20, 2013, a Notice of Internet Availability of Proxy Materials (Notice) or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2012 via the internet and how to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Shareholders to be held on May 15, 2013. Our 2013 Proxy Statement and Annual Report for the year ended December 31,  2012, are available free of charge on our website at www.aig.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

The SEC’s rules permit us to deliver a single notice or set of Annual Meeting materials to a single address shared by two or more of our shareholders. We have delivered only one notice or set of Annual Meeting materials to multiple shareholders who share that address unless AIG received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting of Shareholders, Proxy Statement or 2012 Annual Report to Shareholders, he or she may contact the AIG Director of Investor Relations at 180 Maiden Lane, New York, New York 10038, 212-770-6293, and AIG will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the AIG Director of Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of AIG’s proxy materials and annual reports, he or she may request householding in the future by contacting the AIG Director of Investor Relations.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation and Management Resources Committee,” “Report of the Audit Committee” (to the extent permitted by the SEC rules), “Report of the Nominating and Corporate Governance Committee” and Appendix A to the Proxy Statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

APPENDIX A

AMERICAN INTERNATIONAL GROUP, INC.

CORPORATE GOVERNANCE GUIDELINES

(Effective March 13, 2013)

I. INTRODUCTION

The Board of Directors (the “Board”) of American International Group, Inc. (“AIG”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed this set of Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to set forth a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions.

II. ROLES OF BOARD AND MANAGEMENT

The business of AIG is conducted by management under the oversight of the Board. The roles of the Board and management are related, but distinct. AIG’s business strategy is developed and implemented under the leadership and direction of the Chief Executive Officer by its officers and other employees. The members of the Board serve as the elected representatives of the current and future shareholders, act as advisers and counselors to the Chief Executive Officer and senior management and oversee management’s performance on behalf of the shareholders. In performing its general oversight function, the Board reviews and assesses AIG’s strategic and business planning as well as management’s approach to addressing significant risks and challenges facing AIG. As part of this function, the Board reviews and discusses reports regularly submitted to the Board by management with respect to AIG’s performance, as well as significant events, issues and risks that may affect AIG’s business or financial performance. In performing its oversight function, the Board and its members will maintain frequent, active and open communication and discussions with the Chief Executive Officer and the management of AIG.

III. BOARD COMPOSITION

The size and composition of the Board is to be determined from time to time by the Board itself in an effort to balance the following goals:

•

The size of the Board should facilitate substantive discussions by the whole Board in which each director can participate meaningfully. Given the size and complexity of the businesses in which AIG is engaged, as well as the value of diversity of experience and views among Board members, the Board currently believes that it will be desirable over time to have a Board of between 8 and 14 members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other particular circumstances).

•

In order to provide oversight to management, given AIG’s complex businesses, the composition of the Board should encompass a broad range of skills, expertise, industry knowledge and diversity of opinion.

•

At least two-thirds of the Board will consist of directors who are, under the New York Stock Exchange, Inc. (“NYSE”) listing standards, “independent” in the business judgment of the Board (“Independent Directors”).

IV. THE CHAIRMAN OF THE BOARD

A.	Selection of the Chairman. The Board will select its Chairman in the manner it considers to be in the best interests of AIG at any given point in time. At the current time, the policy of the Board, reflected in the by-laws, is that (1) the role of Chairman should be separate from that of the Chief Executive Officer and (2) the Chairman should be selected from the Independent Directors.

The selection of the Chairman will be reviewed annually. In connection with this review, the Nominating and Corporate Governance Committee will conduct an independent evaluation of the Chairman. Under normal circumstances, the same individual should not serve as non-executive Chairman for more than five years.

B.	Duties of the Chairman. The Chairman will have the duties assigned by the Board. It is the Board’s current policy that the Chairman’s duties include:

•	Preparing agendas for meetings of the Independent Directors;

•	Chairing meetings of the Board as well as executive sessions of the Independent Directors;

•	Overseeing the preparation of agendas for meetings of the Board in consultation with the Chief Executive Officer;

•

Leading the Board in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer’s reports on senior management performance and management succession issues and plans;

•	Discussing with the Chief Executive Officer the implementation of AIG’s strategic initiatives and plans;

•	Overseeing the process of informing the Board through timely distribution of information and reports;

•	Overseeing the processes of annual Board and Committee self-evaluations; and

•

Serving as an ex-officio, non-voting member of each standing committee of the Board of which he is not a member. The Chairman’s participation as an ex-officio member at any meeting will not affect the presence or absence of a committee’s quorum. In acknowledgment of the numerous committee meetings, the Chairman will decide, in his sole discretion, which committee meetings he will attend in an ex-officio capacity.

V. SELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for recommending a slate of directors to the Board for election at the annual meeting of shareholders, for recommending candidates to fill vacancies occurring between annual meetings and for periodically recommending candidates for election to the Board.

A.	Nominations. The Board, based on the recommendations of the Nominating and Corporate Governance Committee, will select nominees for the position of director considering the following criteria:

•	High personal and professional ethics, values and integrity;

•	Ability to work together as part of an effective, collegial group;

•	Commitment to representing the long-term interests of AIG;

•	Skill, expertise, diversity, background, and experience with businesses and other organizations that the Board deems relevant;

•

The interplay of the individual’s experience with the experience of other Board members; the contribution represented by the individual’s skills and experience to ensuring that the Board has the necessary tools to perform its oversight function effectively; and the extent to which the individual would otherwise be a desirable addition to the Board and any committees of the Board;

•	Ability and willingness to commit adequate time to AIG over an extended period of time.

B.	Evaluation of Nominees. The Nominating and Corporate Governance Committee will discuss and evaluate possible candidates in detail prior to recommending them to the Board. The Nominating and Corporate Governance Committee will also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the assessment of the Nominating and Corporate Governance Committee, will determine whether a nominee or appointee would be an Independent Director. The Board has adopted Director Independence Guidelines to assist in this process. A copy of those Guidelines is attached as Annex A to these Corporate Governance Guidelines.

C.	Shareholder Nominations. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership proposed by shareholders and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee.

Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information to: Chairman, Nominating and Corporate Governance Committee, c/o Vice President–Corporate Governance and Special Counsel and Secretary to the Board, American International Group, Inc., 180 Maiden Lane, New York, NY 10038. All shareholder recommendations as to possible Board members must comply with the information and timing requirements set forth in AIG’s by-laws.

D.	Orientation and Continuing Education. Management, working with the Board, will provide an orientation process for new directors, including background material on AIG, its business plan and its risk profile, and meetings with senior management. Management will also provide a continuing education program for directors regarding matters relevant to AIG, its business plan and risk profile, as well as other appropriate subjects.

VI. ELECTION, TERM AND RETIREMENT OF THE DIRECTORS

A.	Election and Term. A director holds office until the annual meeting of shareholders next succeeding his or her election and until a successor is elected and qualified or until his or her earlier resignation or removal. In light of the complexities of AIG’s businesses and the time it takes for a director to become familiar with them, the Board does not believe that term limits are appropriate.

B.	Voting for Directors. The Board shall nominate for election as directors only incumbent candidates who have tendered, prior to the mailing of the proxy statement for the annual meeting at which they are to be re-elected as directors, irrevocable resignations authorized by Section 141(b) of the Delaware General Corporation Law that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election[1] and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, at or prior to the time of their appointment to the Board, the same form of resignation tendered by other directors in accordance herewith. The Nominating and Corporate Governance Committee shall consider such irrevocable resignation and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall accept such resignation unless it determines that the best interests of the Corporation and its shareholders would not be served by doing so. The Board shall take action within 90 days following certification of the vote, unless such action would cause AIG to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event AIG shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore, in a periodic or current report filed with the Securities and Exchange Commission.

C.	Director Retirement. No individual shall stand for election as a director after reaching the age of 75. The Board, however, upon the recommendation of the Nominating and Corporate Governance Committee, may waive this limitation for any director for a period of one year, if it is deemed to be in the best interests of AIG.

D.	Former CEOs. No individual who has served but is not currently serving as Chief Executive Officer of AIG shall serve as a director.

E.	Change in Status. If (other than as a result of retirement) a director’s principal occupation changes from that at the time such director was last nominated for election, then such director shall inform the Chairman of the Nominating and Corporate Governance Committee of the change and shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation.

F.	Board Vacancies. In the event that a vacancy on the Board is created for any reason, and it is determined by the Nominating and Corporate Governance Committee that the vacancy is to be filled, the Nominating and Corporate Governance Committee will consider the views of interested shareholders, as it is deemed appropriate.

[1]	The AIG by-laws provide that each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (instead of by votes “for” or “against” a nominee) at any meeting involving a contested election for one or more directors (meaning more directors have been nominated for election than directorship positions available).

VII. BOARD MEETINGS

The Board currently plans to hold at least six regular meetings each year, with further meetings to occur when called by the Chairman or the Chief Executive Officer or if requested by two directors as provided in the by-laws.

The Chairman will oversee the preparation of the agendas for meetings of the Board in consultation with the Chief Executive Officer. Any director may suggest the inclusion of additional subjects on the agenda. The agenda for each committee meeting will be established by the respective committee chairman. Management will endeavor to provide all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions, the operations of the business and, in certain cases, it may not be desirable to circulate materials in advance of the meeting. Materials presented to the Board or its committees should be as concise as practicable but consistent with the need to provide the information needed for the directors to make an informed judgment and engage in informed discussion. As provided in the by-laws, the Board or any committee thereof may also take action by unanimous written consent.

VIII. EXECUTIVE SESSIONS

To ensure free and open discussion and communication among the Independent Directors of the Board, the Independent Directors will meet in executive sessions, with no members of management present, in conjunction with each regular (non-telephonic) meeting of the Board. The Chairman will preside at the executive sessions unless the Chairman is unable to attend, in which case the Independent Directors will designate one of the other Independent Directors to preside. In addition, unless the Chairman decides it to be unnecessary, the Chief Executive Officer will join a portion of each executive session to give the Independent Directors an opportunity to consult with the Chief Executive Officer.

IX. THE COMMITTEES OF THE BOARD

A.	Committees. The Board will have at least the following standing committees: Audit Committee; Compensation and Management Resources Committee; Finance and Risk Management Committee; Regulatory, Compliance and Public Policy Committee; and Nominating and Corporate Governance Committee. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee must each have a written charter satisfying the rules of the NYSE. The Audit Committee and the Compensation and Management Resources Committee must also satisfy the requirements of Securities and Exchange Commission (“SEC”) Rule 10A-3 and SEC Rule 10C-1, respectively. Each committee chairman will give a report to the Board periodically on his or her committee’s activities.

B.	Composition of the Committees. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee will each be composed of at least three directors all of whom are Independent Directors. Each other standing committee will have a majority of members who are Independent Directors. In the case of the Audit Committee, the Committee Chairman and a majority of the members also will be “Audit Committee Financial Experts” as defined in the rules and regulations of the SEC, and all members will be “financially literate” as determined by the Board (based upon a determination and recommendation by the Nominating and Corporate Governance Committee) in accordance with NYSE listing standards. Any additional qualifications required for the members of each committee will be set out in the respective committee’s charter. A director may serve on more than one committee for which he or she qualifies.

Membership of committees will be reviewed by the Nominating and Corporate Governance Committee, which will make recommendations to the Board regarding composition of each of the committees of the Board at least annually. In that regard, the Board believes that rotation of members and chairmen of its committees is desirable. The Board does not believe, however, that fixed time periods for rotation are desirable. As a general rule, the Board believes that a director should serve as chairman of the same committee for not less than three consecutive years and for not more than five years.

X. BOARD RESPONSIBILITIES

A.	Overall Business Strategy. The Board will periodically review and approve AIG’s overall strategic and business plans.

B.	Chief Executive Officer. The Board will be responsible for the selection and evaluation of the Chief Executive Officer.

C.	Management Succession. The Chief Executive Officer shall present, at least annually, to the Compensation and Management Resources Committee a management succession plan, to ensure that future selections are appropriately considered. The principal components of this plan are:

•	A proposed plan for Chief Executive Officer succession, both in an emergency situation and in the ordinary course of business; and

•	The Chief Executive Officer’s plan for management succession for the other policy-making officers of AIG.

The Compensation and Management Resources Committee shall provide a report to the Board on the management succession plan. The Board shall review and consider the plan and any recommendations of the Compensation and Management Resources Committee.

D.	Evaluating and Approving Compensation for the Chief Executive Officer. The Board, acting through the Compensation and Management Resources Committee, evaluates the performance of the Chief Executive Officer against AIG’s goals and objectives and determines the compensation of the Chief Executive Officer. The determination of the Compensation and Management Resources Committee with respect to the Chief Executive Officer’s compensation shall be subject to the approval or ratification of the Board as provided in the by-laws.

E.	Executive Compensation. The Compensation and Management Resources Committee makes recommendations to the Board with respect to (1) AIG’s general compensation philosophy, (2) the compensation programs applicable to senior executives of AIG and (3) the development and implementation of other AIG compensation programs.

The Board and the Compensation and Management Resources Committee are committed to the full, fair and transparent disclosure of executive compensation. This commitment will be considered in connection with AIG’s public disclosures regarding executive compensation.

F.	Board Compensation. The Nominating and Corporate Governance Committee periodically reviews and makes recommendations to the Board regarding the form and amount of the compensation of members of the Board. The Board will set the form and amount of director compensation, taking into account the recommendations of the Nominating and Corporate Governance Committee. Only non-management directors will receive compensation for services as a director.

G.	Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:

•	legal or regulatory requirements;

•	the materiality of the transaction to AIG’s financial performance, risk profile or business;

•	the terms of the transaction; or

•	other factors, such as entry into a new business or a significant variation from AIG’s strategic plan.

The Board, in conjunction with management of AIG, has developed and will review and update from time to time standards to be utilized by management in determining the types of transactions that should be submitted to the Board for review and approval or notification.

H.	Risk Management. The Board, the Finance and Risk Management Committee and the Audit Committee receive reports on AIG’s significant risk exposures and how these exposures are managed. AIG’s Chief Risk Officer provides reports to the Compensation and Management Resources Committee with respect to the risks posed to AIG by its employee compensation plans.

XI. EXPECTATIONS OF DIRECTORS

The business and affairs of AIG are to be managed by or under the direction of the Board in accordance with the laws of the State of Delaware. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of AIG. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board’s business.

A.	Commitment and Attendance. All directors should make every effort to attend every meeting of the Board and every meeting of committees of which they are members. Directors are expected to attend the annual meeting of shareholders. A director may attend meetings (without having a vote or affecting the presence or absence of a quorum) of any committee of which the director is not a member, with the consent of the committee chairman. The Chairman may attend any meetings of committees of which he is an ex-officio member in his sole discretion.

Any director who, for two consecutive calendar years, attended fewer than 75% of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Nominating and Corporate Governance Committee in making its recommendations to the Board.

B.	Participation in Meetings. Each director should be sufficiently familiar with the business of AIG, including its financial statements and capital structure, and the risks and the competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of AIG’s business.

C.	Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to AIG. This duty of loyalty mandates that directors act in the best interests of AIG and not act for personal benefit at the expense of AIG.

AIG has adopted a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. Directors should be familiar with the Code’s provisions and should consult with AIG’s Vice President–Corporate Governance and Special Counsel and Secretary to the Board of Directors in the event of any issues that arise with respect to the matters set forth in the Code.

D.	Other Directorships. AIG values the experience directors bring from other boards on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. Directors will advise the Chairman of the Nominating and Corporate Governance Committee and the Chief Executive Officer before accepting membership on any other board of directors or other significant commitments involving affiliation with other businesses or governmental units.

It is AIG’s policy that the Chief Executive Officer should not serve on the board of directors of more than one public company (other than AIG or a company in which AIG has a significant equity interest). In addition, the Board generally considers it desirable for other directors not to serve on the boards of directors of more than four public companies (other than AIG or a company in which AIG has a significant equity interest) that require substantial time commitments, absent special circumstances.

It is the responsibility of the Nominating and Corporate Governance Committee to review each director’s, and each potential director’s, overall commitments to help ensure that all directors have sufficient time to fulfill their responsibilities as directors. In considering its nominations of candidates for election to the Board, the Nominating and Corporate Governance Committee may determine that a lesser number of boards of directors than four is appropriate.

E.	Contact with Management. All directors are invited to contact the Chief Executive Officer at any time to discuss any aspect of AIG’s business. It is expected that the Chief Executive Officer will keep the Chairman informed of all significant management, operational and other business developments as they arise. Directors also have complete access to other members of management. The Board expects that there will be frequent opportunities for directors to meet with the Chief Executive Officer and other members of management in Board and committee meetings, or in other formal and informal settings.

Further, the Board encourages management, from time to time, to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement or substantial knowledge in those areas and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

F.	Board Interaction with Institutional Investors and the Press. It is important that AIG speak to employees and outside constituencies with a single voice and that management serves as the primary spokesperson. If a situation does arise in which it seems appropriate for a non-management director to act as a spokesman on behalf of AIG, the director will first consult with the Chief Executive Officer. The foregoing is not intended to preclude the Chairman from speaking on behalf of the Independent Directors or communicating with AIG’s stakeholders.

G.	Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of all information received in connection with his or her service as a director.

XII. COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may communicate directly with one or more directors by (1) writing to them c/o Vice President–Corporate Governance and Special Counsel and Secretary to the Board, American International Group, Inc., 180 Maiden Lane, New York, NY 10038 or (2) email at an address that will be included in the annual proxy statement.

XIII. EVALUATING BOARD AND COMMITTEE PERFORMANCE

AIG believes that self-evaluations of the Board, the standing committees of the Board and individual directors are important elements of corporate governance. Under the general oversight of the Chairman:

•	the Board, acting through the Nominating and Corporate Governance Committee, will conduct an annual self-evaluation and evaluation of each member of the Board; and

•	each standing committee will conduct an annual self-evaluation, in the manner and to the extent specified in the committee’s charter.

XIV. CHARITABLE GIVING

AIG, and its subsidiaries, may make charitable gifts, grants, contributions, commitments and pledges and awards of various types (collectively “gifts”) in the ordinary course of their business to charities, including foundations, endowments, trusts, charitable organizations and groups, cultural and educational institutions and others (collectively, “institutions”). The Board has adopted the following guidelines with respect to the making of such gifts:

•

Gifts are to be made prudently and to further AIG’s business interests, including the enhancement of AIG’s reputation and standing in the communities where it operates. It is the responsibility of management to determine whether a gift satisfies this purpose before it is made, pledged or committed.

•

Management will provide the Regulatory, Compliance and Public Policy Committee with quarterly reports on all charitable gifts that have been made, pledged or committed for since the last such report that result in gifts aggregating $50,000 or more within the current calendar year to or on behalf of a given institution. Management will also provide an annual report, that will be available upon request, with respect to all charitable gifts that have been made, pledged or committed for during the past calendar year that result in gifts aggregating $50,000 or more to or on behalf of a given institution. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $50,000 or more amount.

•

Management will inform the Nominating and Corporate Governance Committee and the Regulatory, Compliance and Public Policy Committee before the making of any proposed gift that would result in gifts aggregating $50,000 or more within any calendar year to or on behalf of an institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $50,000 or more amount.

•

Directors will not directly solicit gifts from AIG (including any of its subsidiaries) to or on behalf of any institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer.

XV. POLITICAL CONTRIBUTIONS

AIG, and its subsidiaries, may make political contributions in the ordinary course of their business to further AIG’s business interests. It is the responsibility of management to determine whether a contribution satisfies this purpose before it is made, pledged or committed for. All political contributions will be made in accordance with all applicable laws, rules and regulations.

Management will provide the Regulatory, Compliance and Public Policy Committee with a report, at least annually, with respect to all political contributions that have been made since the last such report. The Regulatory, Compliance and Public Policy Committee will report to the Board, at least annually, with respect to its review of the report provided by management on political contributions.

XVI. RELIANCE ON MANAGEMENT AND OUTSIDE ADVICE

The Board will have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting and other advisors to assist it. In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Board may retain, if appropriate, independent legal, accounting and other advisors to assist the Board (or, when appropriate, the Independent Directors), and may determine the compensation of such advisors, and AIG will be responsible for any costs or expenses so incurred. Any retention of advisors by the Compensation and Management Resources Committee must satisfy the requirements of SEC Rule 10C-1 and the related NYSE listing standards.

XVII. AMENDMENT AND WAIVER

In the exercise of its business judgment, these Guidelines may be amended, modified or waived by the Board at any time and from time to time and, when permitted by these Guidelines, waivers may also be granted by the Nominating and Corporate Governance Committee.

Annex A

AMERICAN INTERNATIONAL GROUP, INC.

DIRECTOR INDEPENDENCE STANDARDS

A director having any of the following relationships will be deemed to have a material relationship1 with AIG2 and will not be considered “independent”:

•	The director is, or has been within the last three years, an employee of AIG, or an immediate family member[3] is, or has been within the last three years, an executive officer[4] of AIG.[5]

•

During any twelve-month period within the last three years, (1) the director has received any direct compensation from AIG or (2) the director has an immediate family member who has received more than $100,000 in direct compensation from AIG for service as an executive officer, in any such case other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).[5]

•

(1) The director or an immediate family member is a current partner of a firm that is AIG’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on AIG’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of AIG’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments[6] to, or received payments from, AIG for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships and transactions shall not be deemed material for purposes of the New York Stock Exchange listing standards. The fact that a particular relationship or transaction is not addressed by the below standards or exceeds the thresholds in one or more of these standards shall not create a presumption that the director is or is not “independent”.

•

A relationship arising solely from a director’s status as an executive officer, employee or a greater than 10% equity owner of a for-profit corporation or organization that has made payments to or received payments from AIG so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other company’s consolidated gross revenues for the fiscal year in which the payments were made (based on the other company’s most recently available financial statements).

[1]	Such relationship may be either direct or as a partner, shareholder or officer of an organization that has a relationship with AIG.
[2]	“AIG” refers to American International Group, Inc. and its consolidated subsidiaries.
[3]	“Immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the relevant look-back provisions of the standards, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.
[4]	“Executive officer” refers to such entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.
[5]	Employment or compensation received by a director for former service as an interim chairman or Chief Executive Officer does not need to be considered as a factor by the board in determining independence under this test.
[6]	Contributions to tax exempt organizations are not considered payments for purposes of this test.

•	A relationship arising solely from director’s ownership of 10% or less of the equity interests in an entity that has a relationship or engages in a transaction with AIG.

•	A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another for-profit organization that engages in a transaction with AIG.

•

A relationship arising solely from a director’s affiliation with a charitable organization as a director, advisory director (or in a similar capacity) or executive officer that receives contributions from AIG, so long as such contributions (other than employee matching contributions) for a calendar year are not in excess of the greater of $1 million or 2% of the charity’s consolidated gross revenues for such year.[7]

•	The ownership by a director of equity securities of AIG or of any fund managed by AIG.

•

The purchase of insurance, investment or other products or services from AIG, or the maintenance of a brokerage or similar account with AIG, in each case, so long as the relationship or transaction is entered into in the ordinary course of business and is on substantially the same terms as those prevailing at the time for similarly situated persons who are not directors of AIG.

•	Any other relationship or transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

•	A relationship or transaction arising from a combination of relationships or transactions which are not deemed material.

•	Any relationship or transaction with an immediate family member of a director that would fall within one of the preceding standards.

[7]	Contributions made by AIG to charitable organizations under the AIG Matching Grants Program will not be taken into account for purposes of this test.

APPENDIX B

AMERICAN INTERNATIONAL GROUP, INC.

2013 OMNIBUS INCENTIVE PLAN

AMERICAN INTERNATIONAL GROUP, INC.

2013 OMNIBUS INCENTIVE PLAN

AMERICAN INTERNATIONAL GROUP, INC.

2013 OMNIBUS INCENTIVE PLAN

ARTICLE I—GENERAL

1.1 Purpose

The purpose of the American International Group, Inc. 2013 Omnibus Incentive Plan is (1) to attract, retain and motivate officers, directors and key employees of the Company (as defined below), compensate them for their contributions to the Company and encourage them to acquire a proprietary interest in the Company, (2) to align the interests of officers, directors and key employees with those of shareholders of the Company and (3) to assist the Company in ensuring that its compensation program does not provide incentives to take imprudent risks.

This 2013 Omnibus Incentive Plan replaces the American International Group, Inc. Amended and Restated 2010 Stock Incentive Plan (as amended to the Effective Date, the “2010 Plan”) for Awards granted on or after the Effective Date. Awards may not be granted under the 2010 Plan beginning on the Effective Date, but this 2013 Omnibus Incentive Plan will not affect the terms or conditions of any stock appreciation right, restricted stock, restricted stock unit or other award made under the 2010 Plan before the Effective Date.

1.2 Definitions

For purposes of this 2013 Omnibus Incentive Plan, the following terms have the meanings set forth below:

“2010 Plan” has the meaning set forth in Section 1.1.

“Acquisition Awards” has the meaning set forth in Section 1.6.2.

“AIG” means American International Group, Inc. or a successor entity contemplated by Section 4.7.

“Assurance Agreement” means the Assurance Agreement, by AIG in favor of eligible employees dated as of June 27, 2005, relating to certain obligations of Starr International Company, Inc. (as such agreement may be amended, supplemented, extended, modified or replaced from time to time).

“Award” means an award made pursuant to the Plan.

“Award Agreement” means the written or electronic document that evidences each Award and sets forth its terms and conditions. As determined by the Committee, an Award Agreement may be required to be executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award.

“Board” means the Board of Directors of AIG.

“Business Combination” means a merger, consolidation, mandatory share exchange or similar form of corporate transaction involving AIG.

“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

“Change in Control” means the occurrence of any of the following events: (a) the Incumbent Directors cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; (b) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company Voting Securities; provided, however, that the event described in this clause (b) shall not be deemed to be a Change in Control by virtue of an acquisition of Company Voting Securities: (i) by AIG or any subsidiary of AIG; (ii) by any employee benefit plan (or related trust) sponsored or maintained by AIG or any subsidiary of AIG; or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities; (c) the consummation of a Business Combination that results in any person becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination; (d) the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company); or (e) the approval by AIG’s stockholders of a plan of complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

“Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance-based compensation” under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation and Management Resources Committee of the Board. Nothing in the Plan shall be construed to require the Committee or the Board to grant Awards that satisfy the requirements of Section 162(m).

“Common Stock” means the common stock of AIG, par value $2.50 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.4.

“Company” means AIG and its consolidated subsidiaries.

“Company Voting Securities” means, as of a given date, AIG’s then outstanding securities eligible to vote for the election of the Board.

“Consent” has the meaning set forth in Section 4.3.2.

“Covered Person” has the meaning set forth in Section 1.3.3.

“Director” means a member of the Board or a member of the board of directors of a consolidated subsidiary of AIG.

“Effective Date” has the meaning set forth in Section 4.21.

“Employee” means an employee of the Company.

“Employment” means a Grantee’s performance of services for the Company, as an Employee, as determined by the Committee. The terms “employ” and “employed” will have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Fair Market Value” means, with respect to a share of Common Stock (or option or stock appreciation right in respect of a share of Common Stock) on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

“Grantee” means a person who receives an Award.

“Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to be designated as an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

“Incumbent Directors” means the individuals who constitute the Board on the Effective Date.

“Officer” means an Employee who is an “officer” of AIG within the meaning of Rule 16a-1(f) under the Exchange Act.

“Plan” means this American International Group, Inc. 2013 Omnibus Incentive Plan, as amended from time to time.

“Plan Action” has the meaning set forth in Section 4.3.1.

“Qualified Performance-Based Award” means an Award designated as such by the Committee at the time of grant, based upon a determination that (a) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such an Award and (b) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance relating thereto, in each case as they may be from time to time amended or interpreted through further administrative guidance.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Successor entity” has the meaning set forth in Section 4.7.

1.3 Administration

1.3.1 The Committee will administer the Plan. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee will be final, binding and conclusive on all Grantees and on their legal representatives and beneficiaries. The Committee will have the authority, in its absolute discretion, to determine the persons who will receive Awards, the time when Awards will be granted, the terms of such Awards and the number of shares of Common Stock, if any, which will be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee reserves the authority, in its absolute discretion, (a) to amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected (but subject to Sections 2.3.6, 2.4.5, 4.14.1 and Article III), including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, to waive or amend any restrictions or conditions set forth in such Award Agreement, or to impose new restrictions and conditions, or to reflect a change in the Grantee’s circumstances or to modify, amend or adjust the terms and conditions of performance goals, and (b) to determine whether, to what extent and under what circumstances and method or methods (i) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended, (ii) shares of Common Stock, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (iii) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan, in which case the Board will have all of the authority and responsibility granted to the Committee herein, except with respect to Article III.

1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and applicable rules and regulations of the New York Stock Exchange, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, and except with respect to Article III, the Committee may delegate to one or more officers of AIG designated by the Committee from time to time the determination of Awards (and related administrative responsibilities) to Employees who are not Officers.

1.3.3 No Director or Employee exercising each such person’s responsibilities under the Plan (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (a) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (b) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (c) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to current Employees or Directors or, solely with respect to their final year of service, former Employees.

1.5 Types of Awards

Awards under the Plan may be cash-based or stock-based. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock: (a) stock options, (b) stock appreciation rights, (c) restricted shares (including performance restricted shares), (d) restricted stock units (including performance restricted stock units), (e) dividend equivalent rights and (f) other equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company. Cash-based Awards may be in the form of (a) Qualified Performance-Based Awards and (b) other cash awards (including, without limitation, retainers and meeting-based fees) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6 Shares of Common Stock Available for Stock-Based Awards

1.6.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the total number of shares of Common Stock that may be granted under the Plan is 45 million plus the number of authorized shares of Common Stock remaining available under the 2010 Plan as of the Effective Date and any additional shares that become available for issuance under the 2010 Plan in accordance with Section 1.6.2. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by AIG. Solely for the purpose of determining the number of shares of Common Stock available for grant of Incentive Stock Options under the Plan, the total number of shares of Common Stock shall be 45 million without regard to the share counting provisions contained in Section 1.6.2.

1.6.2 Share Counting. Each share underlying a stock option, stock appreciation right, restricted share, restricted stock unit and other equity-based Award or equity-related Award will count as one share of Common Stock. Shares of Common Stock subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of shares that may be granted under the Plan. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements.

Shares subject to an Award that is forfeited, expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement shall be available for future grants of Awards under the Plan and shall be added back in the same number of shares as were deducted in respect of the grant of such Award. In addition, the number of shares of Common Stock underlying awards granted and outstanding under the 2010 Plan that are forfeited, expire, terminate or otherwise lapse or are settled for cash on or after the Effective Date, in whole or in part, without the delivery of Common Stock will be added to the number of shares available for grant under the Plan, in each case counted as one share of Common Stock. In the event that tax withholding obligations from an Award other than a stock option or stock appreciation right, or awards other than stock options or stock appreciation rights granted and outstanding under the 2010 Plan, are satisfied by the withholding or tendering of shares of Common Stock after the Effective Date, the shares so withheld or tendered shall be added back as one share of Common Stock. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

1.6.3 Director Awards. In order to retain and compensate Directors for their services, and to strengthen the alignment of their interests with those of the shareholders of the Company, the Plan permits the grant of cash-based and stock-based awards to Directors. Aggregate Awards to any one non-employee Director in respect of any calendar year, solely with respect to his or her service as a Director, may not exceed $900,000 based on aggregate value of cash Awards and Fair Market Value of stock-based Awards, in each case determined as of the date of grant.

1.6.4 Adjustments. The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 (and any limits on the number of stock-based Awards that may be granted to any Grantee under this Plan) and adjust equitably the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in each case in such manner as it deems appropriate (including, without limitation, unless otherwise provided in an Award Agreement, by payment of cash) to preserve and prevent the enlargement of the benefits or potential benefits intended to be made available to Grantees, for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG; provided that no such adjustment shall be made if or to the extent that it would cause any outstanding Award to fail to comply with Section 409A. After any adjustment made pursuant to this Section 1.6.4, the number of shares of Common Stock subject to each outstanding Award will be rounded down to the nearest whole number. Notwithstanding the foregoing, the Committee may, in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Grantee or to the Company.

ARTICLE II—AWARDS UNDER THE PLAN

2.1 Agreements Evidencing Awards

Each stock-based Award and, to the extent determined appropriate by the Committee, cash-based Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Sections 2.3.6, 2.4.5 and 4.14.1, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of AIG. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 No Rights as a Shareholder

No Grantee (or other person potentially having rights pursuant to an Award) shall have any of the rights of a shareholder of AIG with respect to shares of Common Stock subject to an Award until the delivery of such shares (or in the case of an Award of restricted or unrestricted shares of Common Stock, the grant or registration in the name of the Grantee of such shares pursuant to the applicable Award Agreement, but then only as the Committee may include in the applicable Award Agreement). Except as otherwise provided in Section 1.6.4 or pursuant to the applicable Award Agreement, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the shares are delivered.

2.3 Options

2.3.1 Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine, subject to the limits on grants set forth in Section 2.3.7.

2.3.2 Incentive Stock Options. At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible employee will be an Incentive Stock Option and (b) the number of shares subject to such Incentive Stock Option; provided, however, that (i) the aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of AIG and of any subsidiary corporation of AIG) will not exceed $100,000 and (ii) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code. The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of shares subject to the Incentive Stock Option.

2.3.3 Exercise Price. The exercise price per share with respect to each stock option will be determined by the Committee, but, except as otherwise permitted by Section 1.6.4 or in the case of an Acquisition Award, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock options.

2.3.4 Term of Stock Option. In no event will any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.

2.3.5 Exercise of Stock Option and Payment for Shares. The shares of Common Stock covered by each stock option may not be purchased for one year after the date on which the stock option is granted (except in the case of termination of Employment due to death, disability or retirement), but thereafter may be purchased in such installments as will be determined in the Award Agreement at the time the stock option is granted. Subject to any limitations in the applicable Award Agreement, any shares not purchased on the applicable installment date may be purchased thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to AIG specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) shares of Common Stock, valued as of the exercise date, of the same class as those to be granted by exercise of the stock option, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act, and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6 Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the shareholders.

2.3.7 Individual Limitations. No Grantee may be granted stock options or stock appreciation rights covering in excess of 1,000,000 shares of Common Stock in any calendar year (with tandem options and stock appreciation rights being counted only once with respect to this limit).

2.4 Stock Appreciation Rights

2.4.1 Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine, subject to the limits on grants set forth in Section 2.4.6.

2.4.2 Exercise Price. The exercise price per share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.4 or in the case of an Acquisition Award, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock appreciation rights.

2.4.3 Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the stock appreciation right is granted.

2.4.4 Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may not be exercised for one year after the date on which the stock appreciation right is granted (except in the case of termination of Employment due to death, disability or retirement), but thereafter may be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to AIG specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, subject to any limitations in the applicable Award Agreement, shares of Common Stock or cash, in the Committee’s discretion, with a Fair Market Value or in an amount equal to (a) the excess of (i) the Fair Market Value of the Common Stock on the date of exercise over (ii) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its discretion, deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5 Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the shareholders.

2.4.6 Individual Limitations. No Grantee may be granted stock options or stock appreciation rights in any calendar year in excess of the limit set forth in the first sentence of Section 2.3.7 (with tandem options and stock appreciation rights being counted only once with respect to such limit).

2.5 Restricted Shares

2.5.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine, including, without limitation, the achievement of performance goals. In the event that a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee but will be held by AIG or its designated agent until the time the restrictions lapse.

2.5.2 Right to Vote and Receive Dividends on Restricted Shares. Unless the applicable Award Agreement provides otherwise, each Grantee of an Award of restricted shares will, during the period of restriction, have all of the rights of a shareholder holding the class or series of Common Stock that is the subject of the restricted shares, except as otherwise provided herein, including full voting rights. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends (as determined by the Committee in its sole discretion) paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends will revert back to the Company if for any reason the restricted share upon which such dividends were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends made on such restricted share and retained by the Company will be paid to the relevant Grantee. Unless the applicable Award Agreement provides otherwise, additional shares or other property distributed to the Grantee in respect of restricted shares, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted shares. Notwithstanding anything to the contrary in this Section 2.5.2, no dividends will be paid at a time when any performance-based goals that apply to an Award of restricted shares have not been satisfied.

2.6 Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine, including, without limitation, the achievement of performance goals. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of AIG until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.7 Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients or may be settled in cash, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8 Cash-Based Awards

The Committee may grant cash-based Awards in such amounts and subject to such terms and conditions as the Committee may determine, subject to Section 3.1.4, if applicable.

2.9 Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award, other than stock options and stock appreciation rights, a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of AIG until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will, subject to Section 4.14.1, determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise or vesting of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee may deem appropriate. No payments will be made in respect of any dividend equivalent right at a time when any performance-based goals that apply to the dividend equivalent right or Award that is granted in connection with a dividend equivalent right have not been satisfied.

2.10 Related Option Transactions

The Committee may grant put options and enter into call options relating to Awards, including an Award of unrestricted Common Stock. The put options may permit the Grantee, at the Grantee’s option, to sell the Award back to the Company at such times, on such terms and conditions and at such prices as the Committee or the Board may determine. The call options may require the Grantee, at the Company’s election, to sell the Award back to the Company at such times, on such terms and conditions and at such prices as the Committee or the Board may determine. The Committee may determine to issue an Award and any related put option and enter into any related call option as a single non-separable unit.

2.11 Change in Control Provisions

2.11.1 The Committee may provide in any Award Agreement for provisions relating to a Change in Control, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions or deemed satisfaction of performance goals with respect to, any outstanding Awards; provided, however, that, in addition to any conditions provided for in the Award Agreement, any acceleration of the vesting, exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to any outstanding Awards in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) the Grantee’s Employment is terminated by AIG without “cause” (as defined in the Award Agreement) or by the Grantee for “good reason” (as defined in the Award Agreement) following such Change in Control within the period of time specified in the applicable Award Agreement. In addition, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

2.11.2 Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a Business Combination of AIG with or into any successor entity or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG as an entirety, outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement.

ARTICLE III—QUALIFIED PERFORMANCE-BASED AWARDS

3.1 Qualified Performance-Based Awards

The Committee shall have the authority, at the time of grant of any Award (other than stock options and stock appreciation rights that otherwise qualify for the Section 162(m) Exemption), to designate such Award as a Qualified Performance-Based Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In such event, the Committee shall follow the following procedures:

3.1.1 Establishment of the Performance Period, Performance Goals and Formula. A Grantee’s Qualified Performance-Based Award shall be determined based on the attainment of written objective performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. At the same time as the performance goals are established, the Committee will prescribe a formula to determine the amount of the Qualified Performance-Based Award that may be payable based upon the level of attainment of the performance goals during the performance period.

3.1.2 Performance Criteria. The performance goals shall be based on one or more of the following criteria (either separately or in combination) with regard to the Company: (i) income or operating income measures (including before or after taxes, such as after-tax operating income, before or after risk-adjustment, before or after allocation of all or a part of corporate overhead and/or compensation or other similar measures); (ii) book value or tangible book value measures; (iii) revenue, sales, net revenue or net sales measures; (iv) gross profit or operating profit measures (including before or after taxes or other similar measures); (v) return measures (including return on assets, net assets, capital, total capital, tangible capital, invested capital, equity, or total shareholder return or other similar measures); (vi) cash flow measures (including operating cash flow, free cash flow, cash flow return on capital, cash flow return on investment (in each case before or after dividends) or other similar measures); (vii) margins measures (including gross margin, operating margin, cash margin or other similar measures); (viii) measures of efficiency (including operating efficiency, productivity ratios or other similar measures); (ix) measures of enterprise value or share price; (x) objective measures of customer satisfaction; (xi) measures of achievement of expense targets, cost reductions, working capital, cash levels or the acquisition ratio or general expense ratio; (xii) measures of economic value added; (xiii) market share measures; (xiv) measures of balance sheet or capital markets achievements (including debt reductions, leverage ratios, ratings achievements or other similar measures); (xv) implementation, completion or attainment of measurable objectives with respect to insurance underwriting or sales (including acquisition ratio, new premium sales, premium income, net flows, underwriting income, value of new businesses acquired, relationship of claims to revenues, loss ratio, combined ratio, total insurance benefits, premium payment levels, persistency rate (based on premiums or policies), policy renewals or other similar measures); (xvi) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects (including infrastructure transformation or other projects), acquisitions and divestitures, recruiting and maintaining personnel or regulatory profile; (xvii) measures of investment performance; (xviii) measures of risk; and (xix) measures related to internal liquidity management (including dividends from subsidiaries to AIG or other similar measures).

Performance criteria may be used on an absolute or relative basis to measure the performance of the Company as a whole or any business unit(s) of the Company and/or one or more affiliates or any combination thereof, as the Committee may deem appropriate, any of the performance criteria may be determined on a per share basis (either basic or fully diluted) and any of the performance criteria may be compared to the performance of a group of peer or comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles, Statutory Accounting Principles, a combination of the preceding or such other objective principles, as may be designated by the Committee, and may provide for such objectively determinable adjustments, modifications or amendments, as the Committee may determination appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence; (ii) related to the disposal of a segment of a business; (iii) related to a change in accounting principle under Generally Accepted Accounting Principles or Statutory Accounting Principles, as applicable; (iv) related to discontinued operations; or (v) attributable to the business operations of any entity acquired by AIG during the calendar year).

3.1.3 Certification of Performance Goals. Following the completion of each performance period, the Committee shall have the sole discretion to determine whether the applicable performance goals have been met with respect to a given Grantee and, if they have, shall so certify in writing and ascertain the amount of the applicable Qualified Performance-Based Award. No Qualified Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Qualified Performance-Based Award actually paid to a given Grantee may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee.

3.1.4 Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum number of Qualified Performance-Based Awards that may be granted to any one Employee under the Plan in any calendar year is 1,000,000 shares of Common Stock or, in the event such Qualified Performance-Based Award is paid in cash, the equivalent cash value thereof on the first day of the performance period to which such Award relates, as determined by the Committee. Furthermore, any Qualified Performance-Based Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (a) with respect to a Qualified Performance-Based Award that is payable in cash, by a measuring factor for each calendar year greater than a reasonable rate of return set by the Committee, or (b) with respect to a Qualified Performance-Based Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. For the avoidance of doubt, the limit set forth in this Section 3.1.4 is subject to adjustment in accordance with Section 1.6.4.

ARTICLE IV—MISCELLANEOUS

4.1 Amendment of the Plan

4.1.1 Unless otherwise provided in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.

4.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency, except that shareholder approval shall be required for any amendment to the Plan (i) that materially increases the benefits available under the Plan, (ii) to reduce the exercise price of stock options or stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price) or (iii) to permit the sale or other disposition of an Award of a stock option or a stock appreciation right to an unrelated third party for value. For purposes of compliance with Section 162(m) of the Code, at the discretion of the Board, the performance criteria in Section 3.1.2 (or other designated performance criteria) shall again be subject to approval by the Company’s shareholders no later than the first shareholder meeting that occurs in the year following the fifth (5th) anniversary of the Effective Date.

4.2 Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any shares of Common Stock pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), unless otherwise provided in an Award Agreement, (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including shares of Common Stock otherwise deliverable) the minimum required to meet the tax withholding obligation or (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or previously owned shares of Common Stock or other property, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

4.3 Required Consents and Legends

4.3.1 If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common

Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 4.14.2, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

4.3.2 The term “Consent” as used in this Article IV with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (b) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (c) any applicable requirement of the Code, (d) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law, (e) any and all consents by the Grantee to the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan and (f) any and all consents or other documentation required by the Committee. Nothing herein will require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

4.4 Clawback

Awards under the Plan shall be subject to the clawback or recapture policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed or paid to the Grantee.

4.5 Right of Offset

Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver shares of Common Stock (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

4.6 Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in the Award Agreement, consistent with Section 4.1.2. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 4.6 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

4.7 Successor Entity

Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a Business Combination of AIG with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

4.8 Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate such Employment.

4.9 Nature of Payments

4.9.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, and subject to Section 4.14.1, be made in substitution in whole or in part for cash or other compensation otherwise payable to a participant in the Plan. Only whole shares of Common Stock will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

4.9.2 All such grants and deliveries will constitute a special discretionary payment to the Grantee and, unless otherwise provided in an Award Agreement or the Committee specifically provides otherwise, will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee.

4.10 Non-Uniform Determinations

4.10.1 The Committee’s determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

4.10.2 To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

4.11 Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect. In addition, Section 1.6.1 (as adjusted by Section 1.6.4) sets forth the only limit on the amount of cash, securities or other property that may be delivered pursuant to this Plan.

4.12 Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

4.13 Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the tenth (10th) anniversary of the Effective Date, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

4.14 Section 409A

4.14.1 The Board and the Committee shall have full authority to give effect to any statement in an Award Agreement to the effect that an Award is intended to be “deferred compensation” subject to Section 409A, to be exempt from Section 409A or to have other intended treatment under Section 409A and/or other provision of the Code. To the extent necessary to give effect to this authority, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to the subject matter of this paragraph, the Plan shall govern.

4.14.2 Without limiting the generality of Section 4.14.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) references to termination of the Grantee’s employment will mean the Grantee’s separation from service with the Company within the meaning of

Section 409A; (b) any payment to be made with respect to such Award in connection with the Grantee’s separation from service with the Company within the meaning of Section 409A that would be subject to the limitations in Section 409A(a)(2)(b) of the Code shall be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (c) to the extent necessary to comply with Section 409A, any cash, other securities, other Awards or other property that the Company may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) with respect to any required Consent described in Section 4.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminated notwithstanding any prior earning or vesting; (e) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code), the Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; (f) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Grantee’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (g) unless the Committee determines otherwise, for purposes of determining whether the Grantee has experienced a separation from service with the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with AIG, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the regulations promulgated under the Code, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section  1.414(c)-2(b)(2)(i) of the regulations promulgated under the Code.

4.15 Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

4.16 Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

4.17 Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

4.18 No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

4.19 No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.3 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

4.20 Successors and Assigns of AIG

The terms of the Plan will be binding upon and inure to the benefit of AIG and any successor entity contemplated by Section 4.7.

4.21 Date of Adoption and Approval of Shareholders

The Plan was adopted on March 13, 2013 by the Board and is subject to, and will become effective upon receipt of, approval by the shareholders of AIG (the “Effective Date”).

American International Group, Inc.

PRINTED ON RECYCLED PAPER

AMERICAN INTERNATIONAL GROUP, INC.

180 MAIDEN LANE

NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52180-P33091-Z59492	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

      AMERICAN INTERNATIONAL GROUP, INC.

The Board of Directors Recommends a Vote FOR each of the Nominees for Election, FOR Proposals 2, 3 and 5, FOR 1 YEAR on Proposal 4 and AGAINST Proposal 6.
1.	Election of Directors	For	Against	Abstain
	Nominees:

	1a. ROBERT H. BENMOSCHE	☐	☐	☐				For	Against	Abstain

	1b. W. DON CORNWELL	☐	☐	☐	2.	To approve the American International Group, Inc. 2013 Omnibus Incentive Plan.		☐	☐	☐
	1c. JOHN H. FITZPATRICK	☐	☐	☐

	1d. WILLIAM G. JURGENSEN	☐	☐	☐	3.	To vote upon a non-binding shareholder resolution to approve executive compensation.		☐	☐	☐
	1e. CHRISTOPHER S. LYNCH	☐	☐	☐			1 Year	2 Years	3 Years	Abstain
	1f. ARTHUR C. MARTINEZ	☐	☐	☐	4.	To recommend, by non-binding vote, the frequency of future executive compensation votes.	☐	☐	☐	☐
	1g. GEORGE L. MILES, JR.	☐	☐	☐

	1h. HENRY S. MILLER	☐	☐	☐				For	Against	Abstain
	1i. ROBERT S. MILLER	☐	☐	☐	5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2013.		☐	☐	☐
	1j. SUZANNE NORA JOHNSON	☐	☐	☐
	1k. RONALD A. RITTENMEYER	☐	☐	☐	6.	To act upon a shareholder proposal relating to restricting service on other boards by directors of AIG.		☐	☐	☐
	1l. DOUGLAS M. STEENLAND	☐	☐	☐				Yes ☐	No ☐
	1m. THERESA M. STONE	☐	☐	☐	Please indicate if you plan to attend this meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52181-P33091-Z59492

AMERICAN INTERNATIONAL GROUP, INC.

Annual Meeting of Shareholders

Wednesday, May 15, 2013

American International Group, Inc. 180 Maiden Lane New York, NY 10038	Proxy

Proxy solicited by Board of Directors for Annual Meeting - May 15, 2013.

Robert H. Benmosche, David L. Herzog and Thomas A. Russo, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held at 11:00 a.m. (Eastern Daylight Saving Time) on May 15, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the instructions provided by the shareholder. If no such instructions are provided, the Proxies will have authority to vote FOR each of the Nominees for election, FOR Proposals 2, 3 and 5, FOR 1 YEAR on Proposal 4 and AGAINST Proposal 6 and otherwise as determined in their discretion. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. The Annual Meeting of Shareholders will be held at 180 Maiden Lane, New York, New York 10038.

Continued and to be signed on the reverse side.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 15, 2013.

Meeting Information
AMERICAN INTERNATIONAL GROUP, INC.	Meeting Type:	Annual Meeting
	For holders as of:	March 20, 2013
Date: May 15, 2013 Time: 11:00 a.m.
Location: 180 Maiden Lane
AMERICAN INTERNATIONAL GROUP, INC. 180 MAIDEN LANE NEW YORK, NY 10038	New York, NY 10038

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

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NOTICE AND PROXY STATEMENT                    ANNUAL REPORT

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Voting Items

The Board of Directors Recommends a Vote FOR each of the Nominees for Election, FOR Proposals 2, 3 and 5, FOR 1 YEAR on Proposal 4 and AGAINST Proposal 6.

1.	Election of Directors

Nominees:

	1a.	ROBERT H. BENMOSCHE

	1b.	W. DON CORNWELL

	1c.	JOHN H. FITZPATRICK

	1d.	WILLIAM G. JURGENSEN

	1e.	CHRISTOPHER S. LYNCH

	1f.	ARTHUR C. MARTINEZ

	1g.	GEORGE L. MILES, JR.

	1h.	HENRY S. MILLER

	1i.	ROBERT S. MILLER

	1j.	SUZANNE NORA JOHNSON

	1k.	RONALD A. RITTENMEYER

	1l.	DOUGLAS M. STEENLAND

	1m.	THERESA M. STONE

2.	To approve the American International Group, Inc. 2013 Omnibus Incentive Plan.

3.	To vote upon a non-binding shareholder resolution to approve executive compensation.

4.	To recommend, by non-binding vote, the frequency of future executive compensation votes.

5.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2013.

6.	To act upon a shareholder proposal relating to restricting service on other boards by directors of AIG.